Exhibit 10.44

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

Dated November 16, 2010

by and among

MasTec, Inc.,

ECS Acquisition Merger Subsidiary I, Inc.,

ECS Acquisition Merger Subsidiary II, LLC,

EC Source Services, LLC,

Force Capital Partners, LLC,

FCP Investments, LLC,

Casey Maslonka,

Martin Maslonka,

Jon Maslonka,

Sidney Strauss

and

Justin Campbell

TABLE OF CONTENTS

1.	THE MERGER		2

	1.1	The Merger	2
	1.2	Effective Time	2
	1.3	Closing	2
	1.4	Subsequent Merger	3
	1.5	Governing Documents	4
	1.6	Manager; Board of Directors	4
	1.7	Management	4
	1.8	Effect on Units	4
	1.9	Closing Date Merger Consideration	4
	1.10	Estimate of Net Working Capital, Tangible Net Worth; PP&E	8
	1.11	Post-Closing Purchase Price Adjustment	9
	1.12	Transactions at Closing; Exchange of Certificates; Exchange Agent	10
	1.13	Withholding	11
	1.14	Further Action	11
	1.15	Options	11

2.	REPRESENTATIONS AND WARRANTIES OF ECS AND THE MEMBERS		12

	2.1	Organization; Predecessors; Subsidiaries	12
	2.2	Capitalization of the Companies	12
	2.3	Organization, Power and Authorization	13
	2.4	Authorization of Governmental Authorities	13
	2.5	Noncontravention	14
	2.6	Financial Statements	14
	2.7	Absence of Undisclosed Liabilities	15
	2.8	Absence of Certain Developments	15
	2.9	Assets	16
	2.10	Accounts Receivable	17
	2.11	Backlog	17
	2.12	Real Property	17
	2.13	Tangible Personal Property	18
	2.14	Intellectual Property	18
	2.15	Legal Compliance; Illegal Payments; Permits	20
	2.16	Inventories	21
	2.17	Employee Benefit Plans	21
	2.18	Environmental Matters	23
	2.19	Contracts; Work-in-Process	25
	2.20	Affiliate Transactions	27
	2.21	Customers and Suppliers	27
	2.22	Customer Warranties	27
	2.23	Product Liability	27
	2.24	Capital Expenditures and Investments	27
	2.25	Employees	28
	2.26	Litigation; Governmental Orders	29
	2.27	Insurance	29
	2.28	Banking Facilities	29
	2.29	Powers of Attorney	29
	2.30	No Brokers	29
	2.31	Surety Bonds	29
	2.32	Reorganizations for Federal Income Tax Purposes	30
	2.33	No Material Adverse Effect	30
	2.34	Securities Law Matters	30

3.	REPRESENTATIONS AND WARRANTIES OF PARENT		31

	3.1	Organization	31
	3.2	Power and Authorization	31

	3.3	Authorization of Governmental Authorities	31
	3.4	Noncontravention	32
	3.5	No Brokers	32
	3.6	Securities	32
	3.7	Parent Financial Statements	32

4.	PRE-CLOSING COVENANTS		32

	4.1	Access and Investigation	32
	4.2	Operation of the Companies and their Businesses	32
	4.3	Commercially Reasonable Efforts; Notification; Hart-Scott-Rodino Act Filings	36
	4.4	Acquisition Proposals	36
	4.5	Bank Accounts; Powers of Attorney	37
	4.6	Notice	37
	4.7	Consultation	37
	4.8	Interim Financial Statements	37
	4.9	Environmental Review	37
	4.10	Employee Benefit Plans	38
	4.11	Employment Agreements	38
	4.12	Health and Life Insurance Plans	38

5.	POST-CLOSING COVENANTS		39

	5.1	Confidentiality	39
	5.2	Restrictive Covenants	39
	5.3	Cooperation Regarding Financial Statements	40
	5.4	Litigation Support	40
	5.5	Restrictions on Transfer of Parent Shares	41
	5.6	Member Suretyship Obligations	41

6.	CONDITIONS PRECEDENT TO PARENT’S OBLIGATION TO CLOSE		41

	6.1	Accuracy of Representations and Warranties	41
	6.2	ECS’s and Members’ Performance	41
	6.3	No Actions	42
	6.4	No Claim Regarding Units or Merger Consideration	42
	6.5	No Prohibition	42
	6.6	No Material Adverse Effect	42
	6.7	HSR Act	42
	6.8	Third-Party Consents	42
	6.9	Merger Option	42
	6.10	Employment Agreements	42
	6.11	Non-Competition Agreements	42
	6.12	Environmental Review	42
	6.13	Member Affiliate Leases	42

7.	CONDITIONS PRECEDENT TO ECS’S AND MEMBERS’ OBLIGATIONS TO CLOSE		42

	7.1	Accuracy of Representations and Warranties	42
	7.2	Parent’s Performance	43
	7.3	No Prohibition	43
	7.4	HSR Act	43

8.	TERMINATION		43

	8.1	Termination Events	43
	8.2	Effect of Termination	43

9.	INDEMNIFICATION		43

	9.1	Indemnification by the Members	43
	9.2	Indemnity by Parent	44
	9.3	Time for Claims	44
	9.4	Indemnification Limits	45
	9.5	Third Party Claims	45
	9.6	Limitations on Liability	46
	9.7	Exclusive Remedy	46
	9.8	Members’ Representative	47
	9.9	Knowledge and Investigation	47
	9.10	Remedies Cumulative	47
	9.11	Right of Setoff	47
	9.12	ECS’s Indemnification Obligations	47
	9.13	Time of Payment of Claims	47
	9.14	Closing Balance Sheet	47

10.	TAX MATTERS		47

	10.1	Representations and Obligations Regarding Taxes	47
	10.2	Indemnification for Taxes	49
	10.3	Covenants With Respect To Taxes	49

11.	MISCELLANEOUS		50

	11.1	Notices	50
	11.2	Members’ Representative	52
	11.3	Publicity	53
	11.4	Succession and Assignment; No Third-Party Beneficiary	53
	11.5	Amendments and Waivers	53
	11.6	Further Assurances	53
	11.7	Entire Agreement	53
	11.8	Disclosure Schedules; Listed Documents, etc	54
	11.9	Counterparts; Execution	54
	11.10	Survival	54
	11.11	Severability	54
	11.12	Headings	54
	11.13	Construction	54
	11.14	Governing Law	54
	11.15	Jurisdiction; Venue; Service of Process	54
	11.16	Waiver of Jury Trial	55
	11.17	Expenses	55
	11.18	Specific Performance	55
	11.19	Joint and Several	55
	11.20	Recitals	55
	11.21	Representation by Lewis and Roca LLP	55

12.	DEFINITIONS; CERTAIN RULES OF CONSTRUCTION		56

	12.1	Definitions	56
	12.2	Glossary of Other Defined Terms	62
	12.3	Rules of Construction	65

Exhibits:

Exhibit A	Articles of Merger
Exhibit B	General Release
Exhibit C	Certificate of ECS
Exhibit D	Certificate of Parent
Exhibit E	Martin Maslonka Employment Agreement

Exhibit F	Letter of Transmittal
Exhibit G	InfraSource and Option Holder Indemnification
Exhibit H	Software Booked As PP&E
Exhibit I	Martin Maslonka Marriage Certificate
Exhibit J	Form of Employment Agreement Amendments

SCHEDULES

1.9.1(b)	Per Unit Closing Date Merger Consideration
2.1.1	Jurisdictions in which the Companies are qualified to transact business
2.1.2	Predecessor Status, etc.
2.2.1	Capitalization
2.2.2	Indirect Members Capitalization
2.2.5	Encumbrances, etc.
2.2.6	Debt
2.4	Subsequent Merger Filings
2.5(a)	Noncontravention under Company Agreements
2.5(b)	Noncontravention under Merger Documents and Option Agreement
2.6.1	Financial Statements
2.6.2(a)	Noncompliance with GAAP
2.6.2(b)	Internal Accounting Controls
2.7(a) and 2.7(b)	Undisclosed Liabilities
2.8(a) and 2.8(b)	Certain Developments
2.9.1	Ownership of Assets
2.9.2	Sufficiency of Assets
2.10	Accounts Receivable
2.11	Backlog
2.12	Real Property
2.13	Tangible Personal Property
2.14	Intellectual Property
2.15.1	Compliance
2.15.3	Permits
2.15.4	Additional Compliance Representations
2.16	Inventories
2.17(a)	Employee Benefit Plans
2.17(b)	Employee Benefit Plans - Documents Provided
2.17(d)	Employee Pension Benefit Plan
2.17(e)	Employee Benefit Plans - Actions, Suits or Claims
2.17(f)	Employee Benefit Plans - Compensation
2.17(g)	Employee Benefit Claims - Changes
2.17(i)	Certain Matters with Respect to Employee Benefit Plans
2.18	Environmental Matters
2.19	Contracts
2.19.3	Breach, etc.
2.19.4	Bids
2.19.5	Work-in-Process
2.20	Affiliate Transactions
2.21(a) and 2.21(b)	Customers and Suppliers
2.22	Customer Warranty Claims
2.23	Product Liability
2.24	Capital Expenditures and Investments
2.25	Employees
2.26	Litigation; Governmental Orders
2.27	Insurance
2.28	Banking Facilities
2.29	Powers of Attorney
2.30(a) and 2.30(b)	No Brokers
2.31.1	Surety Bonds
2.31.2	Compliance with Surety Bonds
2.33	Material Adverse Effects
3.4	Noncontravention
10	Taxes
10.1.1	Tax Returns
10.1.2	Tax Clearances
10.1.3	Tax Audits and Disputes
10.1.4	Ventures Taxed as Partnerships

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger, dated November 16, 2010, as amended or otherwise modified (the “Agreement”), by and among MasTec, Inc., a Florida corporation (the “Parent”), ECS Acquisition Merger Subsidiary I, Inc., a Florida corporation and wholly-owned subsidiary of Parent (“Merger Subsidiary”), ECS Acquisition Merger Subsidiary II, LLC, a Florida limited liability company and wholly-owned subsidiary of Parent (“Sister Subsidiary”), EC Source Services, LLC, a Nevada limited liability company (“ECS”), Force Capital Partners, LLC, a Nevada limited liability company (“Force Capital”), FCP Investments, LLC, a Nevada limited liability company (“FCP Investments”, and together with Force Capital, the “Entity Members”), Jon Maslonka, a resident of the State of Wyoming (“Jon”), Sidney Strauss, a resident of the State of Arizona (“Strauss”), Justin Campbell, a resident of the State of Wyoming (“Campbell,” Campbell together with Jon and Strauss, the “Non-Entity Members” and together with the Entity Members, the “ECS Members”), and Casey Maslonka, a resident of the State of Arizona and Martin Maslonka, a resident of the State of Nevada (together, the “Indirect Members” and together with the ECS Members, the “Members”).

RECITALS

WHEREAS, simultaneous with the execution and delivery of this Agreement, Parent, ECS and the Members are entering into a Membership Interest Purchase Agreement (the “Membership Interest Purchase Agreement”), pursuant to which Parent is purchasing Preferred Units of ECS representing a thirty-three percent (33%) interest in ECS on a fully diluted basis and all of the Preferred Units of ECS (the “Preferred Units”);

WHEREAS, the ECS Members own all of the outstanding Common Units of ECS (the “Common Units”), which together with the Preferred Units are all of the outstanding LLC Units of ECS (the “Units”);

WHEREAS, simultaneous with the execution and delivery of this Agreement and as a condition to Parent entering into the Membership Interest Purchase Agreement, Parent, ECS and the Members are entering into a Merger Option Agreement (the “Option Agreement”), pursuant to which Parent shall have the right, but not the obligation, to exercise an option (the “Merger Option”) and cause the provisions of this Agreement which are contingent upon Parent’s exercise of the Merger Option to become operative;

WHEREAS, until Parent exercises the Merger Option, none of Parent, Merger Subsidiary or Sister Subsidiary shall have any obligation or Liability pursuant to this Agreement;

WHEREAS, from the date hereof, as set forth herein ECS and the Members have certain obligations and Liabilities pursuant to this Agreement in order to facilitate Parent’s ability to exercise the Merger Option;

WHEREAS, the Indirect Members are all of the members of Force Capital;

WHEREAS, ECS is the sole shareholder of Energy Environmental Group, Inc., a Nevada corporation (“EEG”), T&D Power, Inc., a Nevada corporation (“T&D”), and AT Power, Inc., a Nevada corporation (“ATP”), and the sole member of EC Source Aviation, LLC, a Nevada limited liability company (“ECS Aviation”, and collectively with EEG, T&D, and ATP, the “Subsidiaries”, and together with ECS, the “Companies”, and each individually, a “Company”);

WHEREAS, as a result of their direct or indirect ownership interests in ECS, each of the Members has benefitted from Parent’s purchase of the Preferred Units and Merger Option pursuant to and for the consideration set forth in the Membership Interest Purchase Agreement and will benefit from the Contemplated Transactions, and in consideration therefor, is entering into this Agreement and shall carry out such Member’s obligations hereunder;

WHEREAS, Parent, Merger Subsidiary, Sister Subsidiary, ECS, and the Members are hereby agreeing that should Parent exercise the Merger Option, pursuant to this Agreement they will enter into a business combination transaction pursuant to which Merger Subsidiary will merge with and into ECS, with ECS continuing as the surviving entity (the “Merger”), and immediately thereafter, ECS will merge with and into Sister Subsidiary with Sister Subsidiary continuing as the surviving entity (the “Subsequent Merger”), all upon the terms and subject to the conditions set forth in this Agreement and in accordance with the Florida Business Corporation Act (the “FBCA”), the Nevada Revised Statutes (the “NRS”), and the Florida Limited Liability Company Act (the “FLLCA”);

WHEREAS, Force Capital, as Manager of ECS has approved this Agreement and the Contemplated Transactions, including the Merger and the Subsequent Merger, in each case, subject to the terms and conditions hereof;

WHEREAS, Force Capital, as Manager of ECS has recommended to the ECS Members, the approval and adoption of this Agreement, the Merger and consummation of the Contemplated Transactions, subject to the terms and conditions hereof;

WHEREAS, the ECS Members have unanimously approved this Agreement and the Contemplated Transactions;

WHEREAS, on or prior to the exercise of the Merger Option, (i) the respective Boards of Directors of each of Parent and Merger Subsidiary and Parent as the Managing Member of Sister Subsidiary will have approved this Agreement and the Contemplated Transactions, including the Merger and the Subsequent Merger, (ii) Parent as Merger Subsidiary’s sole shareholder, will have approved this Agreement and the Contemplated Transactions, and (iii) the Board of Directors of Parent will have approved the issuance of the Parent Shares in connection with the Merger, in each case of (i)-(iii), subject to the terms and conditions hereof;

WHEREAS, for U.S. federal income tax purposes, it is intended that the Merger and the Subsequent Merger, taken together, qualify as a “reorganization” under the provisions of Section 368 of the Code, and the Treasury Regulations promulgated and the rulings issued thereunder;

WHEREAS, simultaneous with the execution and delivery of this Agreement and as a condition to Parent entering into the Membership Interest Purchase Agreement, the Merger Option and this Agreement, Martin Maslonka is duly executing and delivering to Parent the Martin Maslonka Employment Agreement attached hereto as Exhibit E with an effective date as of the Closing Date; and

WHEREAS, Parent, Merger Subsidiary, Sister Subsidiary, ECS, and the Members desire to make certain representations, warranties, covenants and agreements in connection with the Merger and to prescribe certain conditions to the Merger.

AGREEMENT

NOW THEREFORE, in consideration of the premises and mutual promises herein made, and in consideration of the representations, warranties, covenants and agreements herein contained, Parent, Merger Subsidiary, Sister Subsidiary, ECS, and the Members hereby agree as follows:

1. THE MERGER

1.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, at Closing the parties hereto shall cause the Merger to be consummated by ECS and Merger Subsidiary executing and delivering Articles of Merger (the “Articles of Merger”), substantially in the form attached hereto as Exhibit A, which, together with this Agreement or an appropriate Plan of Merger, shall be filed at Closing with the Secretary of State of the State of Florida in accordance with the FBCA, and the Secretary of State of the State of Nevada, along with all other required documents, in accordance with the NRS. Subject to the terms and conditions of this Agreement, at the Effective Time, Merger Subsidiary shall be merged with and into ECS in accordance with, and with the effects provided in, the applicable provisions of the FBCA and the NRS. ECS shall be the Surviving Entity (sometimes hereinafter referred to as the “Surviving Entity”) resulting from the Merger and, as a result, shall become a wholly owned subsidiary of Parent, shall continue to be governed by the laws of the State of Nevada and shall succeed to and assume all of the rights and obligations of Merger Subsidiary, and the separate corporate existence of Merger Subsidiary shall cease.

1.2 Effective Time. The Merger shall become effective upon (i) the Articles of Merger having been accepted for filing by the Secretary of State of the State of Nevada or (ii) at such later time as is set forth in the Articles of Merger (the “Effective Time”). The Merger shall have the effects set forth in Section 92A.250 of the NRS and Section 607.1106 of the FBCA.

1.3 Closing.

1.3.1 Time and Place of Closing. The Closing of the Contemplated Transactions (the “Closing”) shall take place at the earlier of (i) a time and on a date mutually agreed upon by the parties hereto and (ii) 1:00 p.m., Coral Gables, Florida time, on the third Business Day following the date on which all of the conditions to the obligations of the parties set forth in Sections 6 and 7 (other than the conditions to be satisfied at Closing) have been satisfied or waived as provided therein (the “Closing Date”). The Closing shall take place at the offices of Greenberg Traurig, P.A, located at 333 Avenue of the Americas, Miami, Florida 33131, unless another time, date or place is agreed to in writing by the parties hereto. Subject to the provisions of Section 8, failure to consummate the Merger on the date and time and at the place determined pursuant to this Section 1.3.1 shall not result in the termination of this Agreement or relieve any party of any obligation under this Agreement. Notwithstanding the time and date upon which the Closing actually occurs, for purposes of determining a change in control in accordance with GAAP, if the Closing occurs on any day of a calendar month other than the first, then the Closing shall be deemed to have occurred and become effective as of 12:01 a.m. Coral Gables, FL time on the first day of such calendar month. Notwithstanding anything to the contrary set forth herein and for purposes of clarity, the Closing Balance Sheet shall be prepared and determined as of the date upon which Closing actually occurs, without regard to the previous sentence. All deliveries, payments and other transactions and documents relating to the Closing shall be interdependent and none shall be effective unless and until all are effective (except for any of same as to which the party entitled to the benefit thereof has expressly waived satisfaction or performance thereof as a condition precedent to the Closing).

1.3.2 Closing Deliveries.

(a) At Closing ECS and the Members will deliver, or cause to be delivered, to Parent:

(i) the Certificates;

(ii) Articles of Merger duly executed by ECS;

(iii) written consents duly executed by all of the ECS Members, Force Capital as the manager of ECS, and the manager and members of the Entity Members authorizing their execution and delivery of this Agreement and approval of the Contemplated Transactions;

(iv) an external hard drive (which shall be permanent and accessible, without the need for any password, with readily and commercially available software) containing, in electronic format, all documents posted to the datasite maintained by Lewis and Roca LLP on behalf of ECS as of Closing (the “Data Room”);

(v) a general release (a “General Release”) substantially in the form of Exhibit B duly executed by each Member in favor of the Companies and Parent;

(vi) certificates of good standing of each Company and Entity Member in its jurisdiction of organization and with respect to each Company each of the foreign jurisdictions in which it is qualified;

(vii) certified copies of the charter documents of each Company and Entity Member;

(viii) certificates as to the incumbency of ECS’s and the Entity Members’ officers executing this Agreement and any of the Company Agreements;

(ix) the Letters of Transmittal;

(x) the Martin Maslonka Marriage Certificate substantially in the form of Exhibit I duly executed by Martin Masloka and his wife and

(xi) resignations of those directors and officers of the Companies (solely with respect to such offices and positions, and not with respect to employment) as requested by Parent.

(b) At Closing Parent will deliver, or cause to be delivered:

(i) the Per Unit Closing Date Merger Consideration to the Exchange Agent and the Option Consideration to the Option Holders;

(ii) Articles of Merger duly executed by Merger Subsidiary;

(iii) Reasonably satisfactory evidence of Parent’s due authorization of the Contemplated Transactions;

(iv) written consent of the sole shareholder and board of directors of Merger Subsidiary and the sole member of Sister Subsidiary authorizing the execution and delivery of this Agreement and the consummation of the Contemplated Transactions; and

(v) a certificate of active status of each of Parent, Merger Subsidiary and Sister Subsidiary from the Secretary of State of the State of Florida.

1.4 Subsequent Merger.

1.4.1 Immediately following the Effective Time and in accordance with the FLLCA and the NRS, Parent will cause the Surviving Entity to merge with and into Sister Subsidiary and the separate limited liability company existence of the Surviving Entity shall thereupon cease. Sister Subsidiary shall be the surviving limited liability company in the Subsequent Merger, and shall succeed to and assume all the rights and obligations of the Surviving Entity in accordance with Section 92A.250 of the NRS and Section 608.4383 of the FLLCA.

1.4.2 At the effective time of the Subsequent Merger and without any further action on the part of the Surviving Entity, Parent, or Sister Subsidiary, all of the membership interest of the Surviving Entity immediately prior to the effective time of the Subsequent Merger shall automatically be retired and cease to be outstanding and Parent shall continue to hold 100% of the membership interest of Sister Subsidiary.

1.4.3 After the Subsequent Merger, references herein to the Surviving Entity shall refer to Sister Subsidiary.

1.4.4 This Agreement is intended to constitute a “plan of reorganization” with respect to the Merger and Subsequent Merger, taken together, for United States Federal Income Tax purposes pursuant to which, for such purposes, the Merger and the Subsequent Merger, taken together, are to be treated as a “reorganization” under section 368(a) of the Code (to which each of Parent, Sister Subsidiary and ECS are to be parties under section 368(b) of the Code) in which ECS is to be treated as merging directly with and into Sister Subsidiary with the Units converted in such Merger as provided for in Section 1.8.

1.5 Governing Documents.

1.5.1 At the Effective Time, the Articles of Organization of ECS, as in effect immediately prior to the Effective Time of the Merger, shall be the Articles of Organization of the Surviving Entity. At the effective time of the Subsequent Merger, the Articles of Organization of Sister Subsidiary, as in effect immediately prior to such effective time, shall be the Articles of Organization of Sister Subsidiary until thereafter changed or amended as provided therein or by applicable Law (the “Articles of Organization”), except that Article I thereof shall be amended, by the filing of Articles of Merger or other appropriate documents, to read in its entirety as follows: “the name of the Limited Liability Company is EC Source Services, LLC.”

1.5.2 At the Effective Time, the operating agreement of ECS, as in effect immediately prior to the Effective Time of the Merger, shall be the operating agreement of the Surviving Entity. At the effective time of the Subsequent Merger, the operating agreement of Sister Subsidiary, as in effect immediately prior to such effective time, shall be the operating agreement of Sister subsidiary until thereafter changed or amended as provided therein or by applicable Law (the “Operating Agreement”).

1.6 Manager; Board of Directors. The Board of Directors of Merger Subsidiary immediately prior to the Effective Time shall be the Board of Directors of the Surviving Entity at the Effective Time. The Board of Directors of the Surviving Entity immediately prior to the effective time of the Subsequent Merger shall be the Board of Directors of Sister Subsidiary at such effective time, to serve until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

1.7 Management. The officers of Merger Subsidiary immediately prior to the Effective Time shall be the officers of the Surviving Entity at the Effective Time. The officers of the Surviving Entity immediately prior to the effective time of the Subsequent Merger shall be the officers of Sister Subsidiary at such effective time, to serve until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

1.8 Effect on Units. As of the Effective Time of the Merger, by virtue of the Merger and without any further action on the part of Parent, Merger Subsidiary, ECS or any holder of an equity interest of Parent, Merger Subsidiary or ECS:

1.8.1 The outstanding shares of common stock of Merger Subsidiary issued and outstanding immediately prior to the Effective Time shall become 100% of the membership interest of the Surviving Entity.

1.8.2 Each Common Unit issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive, upon surrender of the certificates formally representing all such membership interest units (the “Certificates”), the Per Unit Merger Consideration. As of the Effective Time, all of the Common Units shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and the ECS Members shall cease to have any rights with respect thereto, except the right to receive the Per Unit Merger Consideration to be paid and delivered in consideration therefor upon surrender of each such Certificate in accordance with Section 1.12, without interest.

1.8.3 Each Preferred Unit shall automatically be retired and cease to be outstanding, and no consideration will be delivered or deliverable in exchange therefor.

1.9 Closing Date Merger Consideration.

1.9.1 Per Unit Closing Date Merger Consideration.

(a) The “Per Unit Closing Date Merger Consideration” shall be equal to that number of Parent Shares equal to the quotient of:

(i) Subject to adjustment as set forth in Sections 1.10.3 and 1.11.4, the sum of (such sum, the “Total Parent Shares”) (A) 5,153,846 (such number being subject to adjustment as appropriate for any stock splits, stock dividends, share combinations or the like) plus (B) the quotient of (1) the aggregate exercise price of the ECS Options outstanding immediately prior to the Effective Time of the Merger, divided by (2) $13; divided by

(ii) the number of Unit Equivalents outstanding immediately prior to the Effective Time of the Merger.

(b) No later than the second Business Day prior to the Closing Date, ECS shall deliver to Parent Schedule 1.9.1(b) setting forth the name of each ECS Member, the name of each holder of ECS Options (each, an “Option Holder” and collectively, the “Option Holders”), the number of Common Units and/or ECS Options held by each and (i) the Per Unit Closing Date Merger Consideration to be paid by Parent to such ECS Member at the Closing in accordance with Section 1.8.2 and this Section 1.9.1 or (ii) the consideration to be paid by Parent to such Option Holder at the Closing in accordance with Section 1.15 (the “Option Consideration”). Schedule 1.9.1(b) shall also include wire instructions or other payment instructions for each ECS Member for any Earn-Out Payment to be paid in cash, in Parent’s sole discretion, as set forth in Section 1.9.2.

(c) The Per Unit Closing Date Merger Consideration shall be issued in accordance with Section 1.12.

1.9.2 Earn-Out Payments.

(a) In addition to the Per Unit Closing Date Merger Consideration, Parent shall pay to each ECS Member such ECS Member’s Common Unit Percentage of each Earn-Out Payment (the “Per Unit Earn-Out Merger Consideration”) as determined pursuant to this Section 1.9.2 at the times, in the manner and to the extent an Earn-Out Payment is earned. An “Earn-Out Payment” shall be earned for an Earn-Out Period if the Net EBITDA of the Companies on a consolidated basis for such Earn-Out Period is greater than the EBITDA Threshold for such Earn-Out Period and the amount of such Earn-Out Payment shall be equal to (i) 20% multiplied by (ii) the excess of (x) the Net EBITDA of the Companies on a consolidated basis for such Earn-Out Period minus (y) the EBITDA Threshold for such Earn-Out Period.

(b) For purposes of this Section 1.9.2, the following terms are defined as follows:

(i) “First Earn-Out Period” shall mean the period commencing with the first day of the first calendar month immediately after the Closing Date and ending on the last day of such fiscal year.

(ii) “Second Earn-Out Period” shall mean the period commencing with the first day of the first full fiscal year commencing immediately after the Closing Date and ending on the last day of such fiscal year.

(iii) “Third Earn-Out Period” shall mean the period commencing with the first day of the second full fiscal year commencing immediately after the Closing Date and ending on the last day of such fiscal year.

(iv) “Fourth Earn-Out Period” shall mean the period commencing with the first day of the third full fiscal year commencing immediately after the Closing Date and ending on the last day of such fiscal year.

(v) “Fifth Earn-Out Period” shall mean the period commencing with the first day of the fourth full fiscal year commencing immediately after the Closing Date and ending on the last day of such fiscal year.

(vi) “Sixth Earn-Out Period” shall mean the period commencing with the first day of the fifth full fiscal year commencing immediately after the Closing Date and ending on the day immediately preceding the fifth anniversary of the first day of the First Earn-Out Period.

(vii) Each of the “First Earn-Out Period,” “Second Earn-Out Period,” “Third Earn-Out Period,” “Fourth Earn-Out Period,” “Fifth Earn-Out Period” and “Sixth Earn-Out Period” is an “Earn-Out Period.”

(viii) “EBITDA Threshold” means (a) $15,000,000 for each of the Second Earn-Out Period, Third Earn-Out Period, Fourth Earn-Out Period and Fifth Earn-Out Period and, (b) for each of the First Earn-Out Period and the Sixth Earn-Out Period, an amount equal to the product of $1,250,000 multiplied by the number of calendar months included in the First Earn-Out Period and Sixth Earn-Out Period, respectively.

(ix) “Net EBITDA” for any Earn-Out Period means EBITDA of the Companies on a consolidated basis for such Earn-Out Period, minus the amount by which Net EBITDA of the Companies on a consolidated basis was negative for the prior Earn-Out Period, if applicable. For example, if the Companies on a consolidated basis have Net EBITDA in the First Earn-Out Period of negative $1,000,000 and EBITDA in the Second Earn-Out Period of $15,500,000, then Net EBITDA for the Second Earn-Out Period would be $14,500,000.

(x) “EBITDA” means for any Earn-Out Period the sum of (a) the net income or loss generated by the Companies’ operations, on a consolidated basis, as they exist at the Effective Time and as they may grow or contract after the Closing Date in the normal course of business through internal growth and not through acquisitions or other extraordinary or non-recurring transactions (the “Existing Operations”), after deduction of all costs, expenses, interest, taxes, depreciation, amortization, and other proper charges from the Existing Operations (to include costs and expenses for services or benefits provided to the Companies by Parent and its Affiliates but subject to the limitations set forth in this paragraph) (including (i) the cost of any bonuses or incentive payments earned with respect to the applicable period (excluding any Earn-Out Payment), (ii) the cost of any equity granted to employees, or other derivative securities granted during the applicable period, valued in accordance with the Black-Scholes model and amortized over the vesting period of any equity granted, (iii) the cost of capitalized leases, amortized over the lease term and (iv) all interest and amortization expense (but excluding principal repayments) with respect to the Companies’ Debt, including all Debt reflected on the Closing Balance Sheet), in each case of (i) through (iv) as attributable to the Existing Operations (to include costs and expenses for services or benefits provided to the Companies by Parent and its Affiliates but subject to the limitations set forth in this paragraph) plus (b) all (i) interest expense (ii) federal, state, or local taxes to the extent based upon net income and not revenue, (iii) depreciation expense, and (iv) amortization expense, in each case of (i) through (iv) as attributable to the Existing Operations, but only to the extent deducted in determining the amount in clause (a). In determining the costs to be deducted in calculating net income or loss under clause (a), any costs for services or benefits provided to the Companies by Parent or any Affiliate of Parent shall not exceed Parent’s or such Affiliate’s actual cost of furnishing such services or benefits.

(c) Unless there is a disagreement as described in subsection (e) of this Section 1.9.2, Parent will pay to the ECS Members the Earn-Out Payment with respect to a specific Earn-Out Period, if any Earn-Out Payment is owed, no later than the 121st day after the end of such Earn-Out Period, at Parent’s option (i) in cash in immediately available funds or (ii) in Parent Shares, valued at the average daily closing price for Parent Shares as reported by the New York Stock Exchange (or as quoted on such other principal U.S. exchange or over-the-counter market on which Parent Shares are then traded) for those trading days occurring during the 60 calendar days immediately preceding the date such Parent Shares are issued (such aggregate price for any Earn-Out Period, the “Earn-Out Period Share Value”) or (iii) in any combination of cash in immediately available funds or Parent Shares. If Parent issues Parent Shares for all, or any portion, of any Earn-Out Payment, such shares, at the time of their issuance, will be validly issued, fully paid and nonassessable.

(d) Except as set forth in Section 1.9.2(h), the continued employment of the ECS Members by the Companies, Parent or their Affiliates is not a condition to Parent’s obligation to pay any Earn-Out Payment, if earned; provided that nothing in this Agreement constitutes an agreement or understanding to employ for a term of years or otherwise guarantee any ECS Member’s employment with the Companies, Parent or their Affiliates following the Closing.

(e) On or prior to the 90th day after the end of the applicable Earn-Out Period, Parent will calculate the Earn-Out Payment, if any, for such period and provide to the Members’ Representative Parent’s calculation of the Earn-Out Payment. For thirty (30) days following Parent’s delivery of the Earn-Out Payment calculation to the Members’ Representative (the “Earn-Out Review Period”), the Members’ Representative may review the Earn-Out Payment calculation and other documentation. During the Earn-Out Review Period, Parent shall provide the Members’ Representative with access to all books and records reasonably requested to review Parent’s calculation of the Earn-Out Payment. If the Members’ Representative objects to the amount of the Earn-Out Payment for any reason, the Members’ Representative shall, on or before the last day of the Earn-Out Review Period, so inform Parent, in writing (an “Earn-Out Objection”), setting forth a specific description of the basis of the Members’ Representative’s determination and the adjustments to the Earn-Out Payment that the Members’ Representative believes should be made. To the extent any disagreement therewith is not described in an Earn-Out Objection received by Parent on or before the last day of the Earn-Out Review Period, then the Earn-Out Payment calculation prepared by Parent and delivered to the Members’ Representative shall be deemed agreed, final and binding on the parties. If the Members’ Representative timely delivers an Earn-Out Objection to Parent, and Parent and the Members’ Representative are unable to resolve all of their disagreements with respect to the Earn-Out Payment within thirty (30) days after the end of the Earn-Out Review Period, then Parent and the Members’ Representative shall jointly retain the CPA Firm, which, acting as an expert and not as an arbitrator, shall determine, on the basis set forth in and in accordance with this Section 1.9.2(e), and only with respect to those specific adjustments in the Earn-Out Objection on which Parent and the Members’ Representative have not agreed, whether and to what extent, if any, the Earn-Out Payment amount requires adjustment. Parent and the Members’ Representative shall instruct the CPA Firm to deliver its written determination to Parent and the Members’ Representative no later than 30 days after submitting the matter to it for resolution. At the time of retention of the CPA Firm, Parent shall specify in writing to the CPA Firm and the Members’ Representative the amount of Parent’s computation of the Earn-Out Payment (the “Parent’s Earn-Out Position”), and the Members’ Representative shall specify in writing to the CPA Firm and to Parent the amount of the Members’ Representative’s computation of the Earn-Out Payment (the “Members’ Representative’s Earn-Out Position”). The CPA Firm’s determination shall be conclusive and binding upon the parties. In resolving any disputed item, the CPA Firm may not assign a value to any disputed item that is greater than the greatest value claimed by Parent or the Members’ Representative at the time the CPA Firm is retained or less than the smallest value claimed for the item by Parent or the Members’ Representative at such time. The scope of the disputes to be resolved by the CPA Firm is limited to whether the calculation of the Earn-Out Payment was done in a manner consistent with GAAP and in accordance with this Agreement, and the CPA Firm is not to make any other determination unless jointly requested in writing by the Members’ Representative and Parent. The fees and disbursements of the CPA Firm and the reasonable attorneys’ fees and expenses of the parties relating to the disputes submitted to the CPA Firm (collectively, the “Earn-Out Dispute Expenses”) shall be borne (i) jointly and severally by the Members in that proportion equal to a fraction (expressed as a percentage) the numerator of which is equal to Members’ Representative’s Earn-Out Position minus the Earn-Out Payment determined by the CPA Firm, and the denominator of which is equal to Members’ Representative’s Earn-Out Position minus Parent’s Earn-Out Position and (ii) by Parent in that proportion equal to a fraction (expressed as a percentage) equal to one (1) minus the fraction described in clause (i). For example, if the Members’ Representative’s Earn-Out Position is that the Earn-Out Payment should be $5,000,000 and Parent’s Earn-Out Position is that the Earn-Out Payment should be $4,000,000, the CPA Firm determines that the Earn-Out Payment should be $4,600,000 and the Earn-Out Dispute Expenses are $50,000, then (i) the Members shall jointly and severally pay $20,000 (40%) of the Earn-Out Dispute Expenses and (ii) Parent shall pay $30,000 (60%) of the Earn-Out Dispute Expenses. Parent and the Members shall cooperate with the CPA Firm during its resolution of the disagreement and make readily available to the CPA Firm all relevant books and records and any work papers (including those of the parties’ respective accountants, to the extent permitted by such accountants) relating to the determination of the Earn-Out Payment and all other items reasonably requested by the CPA Firm in connection therewith.

(f) Following the Closing Date, Parent will continue to operate the Companies during the period for which the ECS Members are entitled to Earn-Out Payments substantially as previously operated, subject to the business requirements of Parent and its Affiliates taken as a whole. Parent will be permitted, following the Closing Date, to make changes in its sole discretion to the operations, corporate organization, personnel, accounting practices, and other aspects of the Companies and the Businesses so long as such changes are made in good faith, in the best interests of the Companies, Parent, and their respective Affiliates or to conform to standard practices applicable generally to other Parent Affiliates, and not with the specific intent of reducing amounts that otherwise would be payable to the ECS Members.

(g) Limited Transferability of Earn-Out. Without Parent’s prior written consent, which may be withheld in Parent’s sole discretion, each ECS Member’s rights to receive Earn-Out Payments, if any, are personal to such ECS Member and shall not, in whole or in part, be sold, transferred, assigned or otherwise conveyed or pledged or encumbered or have Encumbrances created with respect to them; provided, however, that subject to Parent’s prior written consent, which consent may not be unreasonably withheld, a Non-Entity Member may transfer such right to a Member of the Immediate Family of such Non-Entity Member as a result of his death or in connection with bona fide estate planning purposes, in each case subject to the transferee’s agreeing in writing to the terms and conditions of this Section 1.9.2 and with a copy of such written agreement being promptly provided to Parent.

(h) Forfeiture of Earn-Out Payments. If Parent reasonably believes any ECS Member or Indirect Member (a “Defaulting Member”) is in breach of Section 5.1 or 5.2 (each a “Non-Competition Obligation”) or Section 5.5 (a “Lockup Obligation”), Parent shall provide such Defaulting Member with written notice of such alleged breach (a “Default Notice”), which Default Notice shall include a description of the acts that Parent has reasonably determined constitute a breach of the Non-Competition Obligations or a Lockup Obligation. No later than thirty (30) days after the Defaulting Member’s receipt of a Default Notice, such Defaulting Member shall provide Parent with written notice (“Objection Notice”) if such Defaulting Member objects to Parent’s determination. To the extent a disagreement with a

Default Notice is not described in a timely Objection Notice, no such disagreement may be raised by the Defaulting Member and with respect to any such disagreement, Parent’s determination shall be conclusive, final and binding on the parties. In addition to any other remedies available to it, if a Defaulting Member admits in writing to a breach of a Non-Competition Obligation or a Lockup Obligation, fails to timely deliver an Objection Notice as set forth above or is found by a court with jurisdiction to have breached a Non-Competition Obligation or a Lockup Obligation, Parent may terminate all of the Defaulting Member’s rights under this Agreement to any Earn-Out Payments, or in the case of an Indirect Member who is a Defaulting Member, all of the Entity Members’ rights under this Agreement to any Earn-Out Payments, and which, in any such case, if already paid shall be refunded to Parent by the Defaulting Member. If the Defaulting Member provides Parent with an Objection Notice, Parent and the Defaulting Member shall negotiate in good faith to resolve such differences. If the parties are unable to resolve their disagreement within 60 days after Parent’s receipt of the Objection Notice, either party may submit such dispute to a court with jurisdiction as set forth in Section 11.15. Any such termination with respect to the Defaulting Member shall not affect the rights of any other ECS Member under this Agreement to any Earn-Out Payments, except as set forth above with respect to the Indirect Members and Entity Members. Nothing in this Section 1.9.2(h) shall preclude Parent from seeking immediate injunctive relief for any breach or threatened breach of a Non-Competition Obligation or Lockup Obligation; nor shall it limit any other remedies available to Parent under this Agreement or applicable Law.

1.10 Estimate of Net Working Capital, Tangible Net Worth; PP&E.

1.10.1 At least five (5) Business Days prior to the Closing Date, ECS shall prepare in accordance with GAAP and deliver to Parent ECS’s good faith reasonable estimate of the Companies’ consolidated balance sheet as of the Closing Date (the “Estimated Closing Balance Sheet”) and a certificate (substantially in the form of Exhibit C) executed by both the chief executive officer and the chief financial officer of each Company (the “Closing Certificate”) setting forth ECS’s estimate of each of the following as set forth on the Estimated Closing Balance Sheet:

(a) Net Working Capital (the “Estimated Net Working Capital”);

(b) Tangible Net Worth (the “Estimated Tangible Net Worth”); and

(c) the net book value of the PP&E (the “Estimated PP&E”).

1.10.2 Following receipt of the Closing Certificate, ECS shall permit Parent and its Representatives at all reasonable times and upon reasonable notice to review ECS’s and its accountants’ working papers relating to the Estimated Closing Balance Sheet and Closing Certificate as well as the Companies’ accounting books and records relating to the determination of the Estimated Closing Balance Sheet and Closing Certificate, and ECS shall make reasonably available its Representatives responsible for the preparation of the Estimated Closing Balance Sheet and the Closing Certificate in order to respond to the inquiries of Parent.

1.10.3 The Total Parent Shares shall be reduced as follows:

(a) if the Estimated PP&E is less than eight million dollars ($8,000,000) (the “PP&E Target Amount”), the Total Parent Shares shall be reduced by the quotient of (1) the difference between the PP&E Target Amount minus the Estimated PP&E divided by (2) $13;

(b) if the Estimated Net Working Capital is less than one million one hundred thousand dollars ($1,100,000) (the “Net Working Capital Target Amount”), the Total Parent Shares shall be reduced by the quotient of (1) the difference between the Net Working Capital Target Amount minus the Estimated Net Working Capital, divided by (2) $13; and

(c) if the Estimated Tangible Net Worth is less than eight million dollars ($8,000,000) (the “Tangible Net Worth Target Amount”), the Total Parent Shares shall be reduced by the quotient of (1) the difference between the Tangible Net Worth Target Amount minus the Estimated Tangible Net Worth, divided by (2) $13; provided however, that (i) if the Estimated PP&E is less than the PP&E Target Amount, the Tangible Net Worth Target Amount shall be reduced by the amount of such deficit and (ii) if Estimated Net Working Capital is less than the Net Working Capital Target Amount, the Tangible Net Worth Target Amount shall be reduced by the amount of such deficit.

1.10.4 In the event that all of (and only if all of): (i) the Estimated PP&E exceeds the PP&E Target Amount (such excess, if any exists, the “PP&E Excess”), (ii) the Estimated Net Working Capital exceeds the sum of: (x) the Net Working Capital Target Amount plus (y) the Unpaid Preferred Dividend (such excess, if any exists, the “Net Working Capital Excess”), and (iii) the Estimated Tangible Net Worth exceeds the sum of: (x) Tangible Net Worth Target Amount plus (y) the Unpaid Preferred Dividend (such excess, if any exists, the “Tangible Net Worth Excess”), Parent shall pay to each ECS Member immediately prior to the Closing an amount of cash in immediately available funds equal to such ECS Member’s Common Unit Percentage of the Excess Cash. For purposes of this Agreement, “Excess Cash” means the product of: (i) sixty-seven percent (67%) multiplied by (ii) the lesser of (x) the Net Working Capital Excess and (y) the Tangible Net Worth Excess.

1.11 Post-Closing Purchase Price Adjustment.

1.11.1 As soon as practicable but in no event more than one hundred twenty (120) days following the Closing Date, Parent shall prepare, or cause to be prepared, and deliver to the Members’ Representative: (a) a consolidated balance sheet of the Companies as of the Closing Date prepared in accordance with GAAP (the “Closing Balance Sheet”); and (b) a certificate substantially in the form of Exhibit D executed by the Chief Financial Officer of Parent (the “Final Closing Statement”) setting forth each of the following as set forth on the Closing Balance Sheet: (i) the actual Net Working Capital (“Actual Net Working Capital”); (ii) the actual Tangible Net Worth (“Actual Tangible Net Worth”); and (iii) the actual net book value of PP&E (the “Actual PP&E”).

1.11.2 Members’ Representative and its accountants shall complete their review of the Closing Balance Sheet and Final Closing Statement within 30 days after delivery thereof by Parent. During such review period, Parent shall provide Members’ Representative with access to all books and records reasonably requested by Members’ Representative to review the Closing Balance Sheet and the Final Closing Statement. If the Members’ Representative objects to the Closing Balance Sheet or Final Closing Statement for any reason, the Members’ Representative shall, on or before the last day of such 30-day period, so inform Parent in writing (a “ECS Members’ Objection”), setting forth a specific description of the basis of the Members’ Representative’s determination and the adjustments to the Closing Balance Sheet or Final Closing Statement that the Members’ Representative believes should be made. To the extent any disagreement therewith is not described in a ECS Members’ Objection received by Parent on or before the last day of such 30-day period, then all items described on the Closing Balance Sheet and Final Closing Statement delivered by Parent to the Members’ Representative shall be deemed agreed, final and binding on the parties.

1.11.3 If the Members’ Representative timely delivers a ECS Members’ Objection to Parent and the Members’ Representative and Parent are unable to resolve all of their disagreements with respect to the proposed adjustments set forth in ECS Members’ Objection within thirty (30) days following Parent’s receipt of the ECS Members’ Objection, then they shall jointly retain the CPA Firm, which, acting as an expert and not as an arbitrator, shall determine, on the basis set forth in and in accordance with this Section 1.11, and only with respect to those items in ECS Members’ Objection on which the Members’ Representative and Parent have not agreed, whether and to what extent, if any, the number of Total Parent Shares or Excess Cash, if applicable, requires adjustment. Parent and the Members’ Representative shall instruct the CPA Firm to deliver its written determination to Parent and the Members’ Representative no later than 30 days after submitting the matter to it for resolution. At the time of retention of the CPA Firm, Parent shall specify in writing to the CPA Firm and the Members’ Representative Parent’s computation of the Total Parent Shares and Excess Cash, if applicable (the sum of: (i) such Total Parent Shares plus (ii) the quotient of (x) such Excess Cash divided (y) $13, the “Parent’s Position”), and the Members’ Representative shall specify in writing to the CPA Firm and to Parent the Members’ Representative’s computation of the Total Parent Shares and Excess Cash, if applicable (the sum of: (i) such Total Parent Shares plus (ii) the quotient of (x) such Excess Cash divided by (y) $13, the “Members’ Representative’s Position”). The CPA Firm’s determination shall be conclusive and binding upon the Members’ Representative, Parent and the Members. In resolving any disputed item, the CPA Firm may not assign a value to any disputed item that is greater than the greatest value claimed by the Members’ Representative in calculating the Members’ Representative’s Position or Parent in calculating the Parent’s Position or less than the smallest value claimed for such item by the Members’ Representative in calculating the Members’ Representative’s Position or Parent in calculating Parent’s Position at such time. The scope of the disputes to be resolved by the CPA Firm is limited to whether the preparation of the Closing Balance Sheet and the calculation of Actual Net Working Capital, Actual Tangible Net Worth and Actual PP&E, were done in a manner consistent with GAAP and otherwise in accordance with this Agreement, and the CPA Firm is not to make any other determination unless jointly requested in writing by the Members’ Representative and Parent. The fees and disbursements of the CPA Firm and the reasonable attorneys’ fees and expenses of the parties relating to the disputes submitted to the CPA Firm (collectively, the “Merger Consideration Dispute Expenses”) shall be borne (i) jointly and severally by the Members in that proportion equal to a fraction (expressed as a percentage rounded to one decimal place) the numerator of which is equal to Members’ Representative’s Position minus the CPA Firm’s Position, and the denominator of which is equal to Members’ Representative’s Position minus Parent’s Position and (ii) by Parent in that proportion equal to a fraction (expressed as a percentage) equal to one (1) minus the fraction described in clause (i). For the purposes of this Agreement the “CPA Firm’s Position” means the sum of: (i) the Total Parent Shares determined by the CPA Firm plus (ii) the quotient of (x) the Excess Cash determined by the CPA Firm divided by (y) $13. For example, if Parent’s Position is that Total Shares should be 5,000,000 Parent Shares and Excess Cash $0, the Members’ Representative’s Position is that Total Shares should be 5,200,000 Parent Shares and Excess Cash $1 million, and the CPA Firm determines that the Total Shares should be 5,100,000 Parent Shares and Excess Cash $0 and the Merger Consideration Dispute Expenses are $50,000, then: (i) Parent shall pay $18,050 (36.1%)f the Merger Consideration Dispute Expenses and (ii) the Members shall jointly and severally pay $31,950 (63.9%) of the Merger Consideration Dispute Expenses. The Members’ Representative and Parent shall cooperate with the CPA Firm during its resolution of the disagreement and make readily available to the CPA Firm all relevant books and records and any work papers (including those of the parties’ respective accountants, to the extent permitted by such accountants) relating to the Closing Balance Sheet, Final Closing Statement, and the Members’ Representative’s Objection and all other items reasonably requested by the CPA Firm in connection therewith.

1.11.4 The Closing Balance Sheet, Net Working Capital, Tangible Net Worth, and PP&E, as agreed to (or deemed to have been agreed to) between Parent and Members’ Representative or as determined by the CPA Firm, as applicable, shall be conclusive and binding on all of the parties hereto and shall be deemed the “Actual Closing Balance Sheet”, Actual Net Working Capital, Actual Tangible Net Worth, and Actual PP&E, respectively, for all purposes herein.

(a) Upon completion of the calculation of the Actual Closing Balance Sheet, Actual Net Working Capital, Actual Tangible Net Worth and Actual PP&E, in accordance with this Section 1.11, the Total Parent Shares shall be recalculated pursuant to Section 1.10.3 and the Excess Cash shall be recalculated pursuant to Section 1.10.4, replacing all references to “Estimated PP&E” with “Actual PP&E”, “Estimated Net Working Capital” with “Actual Net Working Capital,” “Estimated Tangible Worth” with “Actual Tangible Net Worth,” in each case, in each place where such reference appears, and the following adjustments (the “Purchase Price Adjustment”) made:

(i) If the Total Parent Shares as adjusted pursuant to Section 1.10.3 using the Actual Net Working Capital, Actual Tangible Net Worth, and Actual PP&E, shown on the Actual Closing Balance Sheet is greater than the Total Parent Shares as adjusted pursuant to Section 1.10.3 using the Estimated Net Working Capital, Estimated Tangible Net Worth, and Estimated PP&E shown on the Estimated Closing Balance Sheet, then Parent shall issue to each ECS Member the number of Parent Shares equal to such ECS Member’s Common Unit Percentage of such excess.

(ii) If the Total Parent Shares as adjusted pursuant to Section 1.10.3 using the Actual Net Working Capital, Actual Tangible Net Worth and Actual PP&E shown on the Actual Closing Balance Sheet is less than the Total Parent Shares as adjusted pursuant to Section 1.10.3 using Estimated Net Working Capital, Estimated Tangible Net Worth and Estimated PP&E shown on the Estimated Closing Balance Sheet, then the Members shall jointly and severally pay to Parent an amount in cash in immediately available funds equal to such difference multiplied by $13 or return to Parent for cancellation that number of Parent Shares equal to such difference.

(iii) If the Excess Cash calculated pursuant to Section 1.10.4 using the Actual Net Working Capital, Actual Tangible Net Worth, and Actual PP&E, shown on the Actual Closing Balance Sheet is greater than the Excess Cash calculated pursuant to Section 1.10.4 using the Estimated Net Working Capital, Estimated Tangible Net Worth, and Estimated PP&E shown on the Estimated Closing Balance Sheet, then Parent shall pay to each ECS Member an amount of cash in immediately available funds equal to such ECS Member’s Common Unit Percentage of such excess.

(iv) If the Excess Cash calculated pursuant to Section 1.10.4 using the Actual Net Working Capital, Actual Tangible Net Worth, and Actual PP&E, shown on the Actual Closing Balance Sheet is less than the Excess Cash calculated pursuant to Section 1.10.4 using the Estimated Net Working Capital, Estimated Tangible Net Worth, and Estimated PP&E shown on the Estimated Closing Balance Sheet, then the Members shall jointly and severally pay to Parent an amount in cash in immediately available funds equal to such difference.

1.12 Transactions at Closing; Exchange of Certificates; Exchange Agent.

1.12.1 Exchange Agent. Prior to the Effective Time, Parent shall designate its then transfer agent for Parent Shares to act as agent (the “Exchange Agent”) for the ECS Members to receive the Per Unit Closing Date Merger Consideration to which the ECS Members are entitled at Closing. Prior to the Effective Time, Parent shall deposit with the Exchange Agent the Per Unit Closing Date Merger Consideration to which the ECS Members are entitled at Closing.

1.12.2 Procedures for the Issuance of Parent Shares and Option Consideration.

(a) Prior to receiving any portion of the Per Unit Closing Date Merger Consideration or Option Consideration, each holder of record of Unit Equivalents, shall have delivered to Parent and, other than the Option Holders, the Exchange Agent (i) a properly completed and duly executed Letter of Transmittal substantially in form of Exhibit F (each individually, a “Letter of Transmittal” and collectively, the “Letters of Transmittal”) and (ii) in the case of Common Units, the Certificates held of record by such holder evidencing such holder’s Common Units issued and outstanding immediately prior to the Effective Time (or if any Certificate shall have been lost, stolen or destroyed, an affidavit of that fact and, if required by Parent, the execution of an unsecured indemnity agreement reasonably acceptable to Parent by such holder against any claim that may be made against it on account of the alleged loss, theft or destruction of such Certificate). Upon surrender of a Letter of Transmittal and, in the case of the ECS Members, a Certificate to the Exchange Agent (or alternatively, delivery of an affidavit and indemnity agreement reasonably acceptable to Parent), a Unit Equivalent Holder shall be entitled to receive in exchange the consideration set forth in

Section 1.9.1 or 1.15, as applicable. If any portion of the aggregate consideration to be paid as set forth herein is to be paid to a Person other than the Person in whose name the Certificate so surrendered is registered in the case of a holder of Common Units or other than an Option Holder in the case of a holder of ECS Options, it shall be a condition of exchange that (x) such Certificate (in the case of Common Units) or Notice of Assignment (in the case of ECS Options) shall be properly endorsed or otherwise in proper form for transfer and that the Person requesting such exchange shall pay any transfer or other Taxes required by reason of the exchange to a Person other than the registered holder of such Certificate or establish to the reasonable satisfaction of the Exchange Agent and Parent that such Tax has been paid or is not applicable and (y) such Person execute and deliver to Parent a certificate containing an appropriate representation regarding ownership and title to the Unit Equivalents represented by the applicable Certificate(s) or ECS Option and a corresponding unsecured indemnity agreement reasonably acceptable to Parent against any claim that may be made against it on account of Parent’s payment of consideration to a Person other than the Person in whose name the surrendered Certificate is registered or a Person other than the Option Holder. As of the Effective Time, each Certificate and ECS Option shall be deemed to represent only the right to receive, upon surrender of such Certificate or delivery of the Letter of Transmittal only, in the case of an ECS Option, in accordance with this Section 1.12.2, the consideration into which the Unit Equivalents represented thereby shall have been converted pursuant to Section 1.9.1 or 1.15, as applicable.

(b) If, after the Effective Time, Certificates are presented to the Exchange Agent, Parent or the Companies for any reason, they shall be canceled and exchanged for the aggregate consideration set forth above in Section 1.9.1 represented by such Certificates.

(c) Subject to applicable Law, any portion of the Per Unit Closing Date Merger Consideration made available to the Exchange Agent pursuant to Section 1.12.2 that remains unclaimed by the Unit Equivalent Holders one year after the Effective Time shall be returned to Parent and any Unit Equivalent Holder who has not exchanged such Unit Equivalents for the Per Unit Closing Date Merger Consideration in accordance with this Section 1.12.2 prior to that time shall thereafter look only to Parent for payment of the Per Unit Closing Date Merger Consideration.

(d) None of Parent, the Companies or their respective Affiliates shall be liable to any former Unit Equivalent Holder for any Per Unit Closing Date Merger Consideration or Option Consideration properly delivered to a public official pursuant to, and in accordance with, any applicable abandoned property, escheat or similar Law. If any Certificate has not been surrendered prior to the date that the consideration for such Unit Equivalents would escheat, any Parent Shares represented thereby shall, to the extent permitted by applicable Law, automatically become the property of Parent, free and clear of all claims or interest of any Person previously entitled thereto.

(e) Fractional Parent Shares. Notwithstanding any other provision of this Agreement to the contrary, no fractional Parent Shares will be issued and any ECS Member entitled to receive a fractional Parent Share but for this Section 1.12.2(e) shall be entitled to receive a cash payment from Parent in lieu thereof, equal to such fraction multiplied by $13.

1.13 Withholding. The Exchange Agent, Parent, ECS or the Surviving Entity (as appropriate) shall be entitled to deduct and withhold from consideration otherwise payable pursuant to this Agreement to Unit Equivalent Holders such amounts as are required to be deducted and withheld with respect to the making of such payment under the Code, or any provision of state, local or foreign Tax Law. To the extent that amounts are so withheld, (i) such withheld amounts shall be treated for all purposes of this Agreement as having been paid to Unit Equivalent Holders and (ii) the Exchange Agent, Parent, ECS or the Surviving Entity (as appropriate) shall provide to the Members’ Representative written notice of the amounts so deducted or withheld.

1.14 Further Action. If at any time after the Effective Time of the Merger, the Surviving Entity shall consider or be advised that any further assignments or assurances in law or otherwise are necessary or desirable to vest, perfect or confirm, of record or otherwise, in the Surviving Entity, all rights, title and interests in all real estate and other property and all privileges, powers and franchises of ECS and Merger Subsidiary, then the Surviving Entity and its proper officers and directors, in the name and on behalf of ECS and Merger Subsidiary, shall execute and deliver all such proper deeds, assignments and assurances in law and do all things commercially reasonable and proper to vest, perfect or confirm title to such property or rights in the Surviving Entity and otherwise to carry out the purpose of this Agreement, and the proper officers and directors of the Surviving Entity are fully authorized in the name of ECS and Merger Subsidiary or otherwise to take any and all such action. Any and all reasonable costs (including attorneys’ fees and expenses) incurred by the Surviving Entity resulting from performing actions authorized herein shall be paid jointly and severally by the Members and Parent shall have the right to set-off such costs against amount otherwise payable to the Unit Equivalent Holders.

1.15 Options. ECS shall take all requisite action such that at or immediately prior to the Effective Time, each ECS Option shall be cancelled and without exercise or need for any other action on behalf of any Option Holder other than the delivery of a properly completed and duly executed Letter of Transmittal, Parent shall pay or, at its expense, cause ECS to pay through ECS’s payroll system to each Option Holder an amount of cash in immediately available funds equal to the Option Value, where the “Option Value” is equal to the product of (1) the excess, if any, of (A) the product of (x) the Per Unit Closing Date Merger Consideration multiplied by (y) $13, minus (B) the applicable exercise price of such ECS Option, multiplied by (2) the number of Common Units issuable upon the exercise of such ECS Option in full immediately prior to the Effective Time.

2.	REPRESENTATIONS AND WARRANTIES OF ECS AND THE MEMBERS

In order to induce Parent to enter into and perform this Agreement and to consummate the Contemplated Transactions, ECS and the Members hereby jointly and severally represent and warrant to Parent that the following statements contained in this Section 2 are true and correct as of the date of this Agreement:

2.1 Organization; Predecessors; Subsidiaries.

2.1.1 Organization. ECS and ECS Aviation are each a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Nevada with full power and authority to carry on its business as it is now being conducted and to own, operate and lease its properties and assets. Each Subsidiary (other than ECS Aviation) is a corporation duly organized, validly existing and in good standing under the Laws of the State of Nevada with full power and authority to carry on its business as it is now being conducted and to own, operate and lease its properties and assets. Each Company is duly qualified or licensed as a foreign limited liability company or corporation, as the case may be, to do business and is in good standing in every jurisdiction in which the conduct of its business, and the ownership or lease of its properties, require it to be so qualified or licensed; all of such jurisdictions are listed on Schedule 2.1.1. Except as set forth on Schedule 2.1.1, no Company has any subsidiaries, holds any Investments or has any obligation to make any Investments in any Person. The Entity Members are limited liability companies duly organized, validly existing and in good standing under the Laws of the State of Nevada with full power and authority to carry on their business as it is now being conducted and to own, operate and lease their properties and assets. Contained in the Data Room are accurate and complete copies of (x) the Organizational Documents of the Companies and (y) the minute books of the Companies which contain records of all meetings held of, and other actions taken by, their members, managing members, shareholders, board of directors and any committees appointed by its members, managing members, board of directors or shareholders. ECS’s Fifth Amended and Restated Operating Agreement, dated the date hereof, is the sole and exclusive “operating agreement” of ECS for purposes of the NRS, and there are no other agreements, written or oral, that are part of the “operating agreement” for that purpose. The states of residency set forth in the Preamble to this Agreement with respect to the Non-Entity Members and Indirect Members are correct.

2.1.2 Predecessors. Schedule 2.1.2 sets forth a list of (a) any Person that has ever merged with or into any of the Companies, (b) any Person a majority of whose capital stock (or similar outstanding ownership interests) has ever been acquired by any of the Companies, (c) any Person all or substantially all of whose assets have ever been acquired by any of the Companies and (d) any prior names of each Company or any Person described in clauses (a) through (c) (each such Person, a “Predecessor”).

2.2 Capitalization of the Companies.

2.2.1 The ECS Members own all of the Common Units which, together with the Preferred Units, are all of the outstanding Units of ECS and except for the ECS Options, which are all set forth in Schedule 2.2.1, there are no other outstanding Equity Securities of ECS. Schedule 2.2.1 sets forth the number of Common Units owned by each ECS Member. Schedule 2.2.1 also sets forth for each ECS Option: (i) the per-unit exercise price payable therefor, (ii) the number of Common Units for which such ECS Option is exercisable, (iii) whether the Option Holder is an employee of any Company, and (iv) whether or not any such ECS Option is an “incentive stock option” as such term is defined in the Code. None of the ECS Options is vested or exercisable, and other than the payment of the Option Consideration in accordance with the terms of this Agreement, no Option Holder shall be entitled to any other remuneration or rights as a result of the Contemplated Transactions. Except as set forth in the Merger Option and for the ECS Options, there are no outstanding options, warrants, instruments, rights (including conversion or preemptive rights and rights of first refusal), proxy or member agreements, or other agreements or instruments of any kind, including convertible debt instruments, for the purchase or acquisition from any Company or Member of any of the Equity Securities of any Company. Except as set forth in the New Operating Agreement, no Company or Member is party or subject to any agreement or understanding that affects or relates to the voting or giving of written consents with respect to any Equity Security of any Company or by a member or manager of any Company. ECS owns of all of the outstanding Equity Securities of the Subsidiaries.

2.2.2 The Indirect Members own all of the outstanding Equity Securities of Force Capital. Martin Maslonka and Force Capital own all of the outstanding Equity Securities of FCP Investments. The Indirect Members ownership percentages of Force Capital and Martin Maslonka’s and Force Capital’s ownership percentages of FCP Investments are as set forth on Schedule 2.2.2. Except as set forth in Schedule 2.2.2, there are no outstanding options, warrants, instruments, rights (including conversion or preemptive rights and rights of first refusal), proxy or member agreements, or other agreements or instruments of any kind, including convertible debt instruments, for the purchase or acquisition from any Entity Member or any Indirect Member of any of the Equity Securities of any Entity Member and no Entity Member or Indirect Member is a party or subject to any agreement or understanding that affects or relates to the voting or giving of written consents with respect to any Equity Security of any Entity Member or by a member or manager of any Entity Member.

2.2.3 Each issued and outstanding Equity Security of the Companies and the Entity Members (i) has been duly authorized and validly issued and is fully paid and non-assessable, and (ii) was issued in compliance with all Legal Requirements concerning the issuance of securities. No Equity Security of any Company or Entity Member is subject to, nor was it issued in violation of, any purchase option, call option, right of first refusal or offer, preemptive right, subscription right or any similar right. No Company or Entity Member has violated the 1933 Act, any state “blue sky” or securities laws, any other similar Legal Requirement or any preemptive or other similar rights of any Person in connection with the issuance or redemption of any its Equity Securities. Except for the Equity Securities set forth on Schedule 2.2.2, there are no bonds, debentures, notes, or other Debt or Equity Securities of any Entity Member with voting rights on any matters on which the holders of Equity Securities of any Entity Member may vote. There are no bonds, debentures, notes or other Debt of any Company with voting rights on any matters on which the holders of Equity Securities of the Company may vote.

2.2.4 Except as set forth in the New Operating Agreement, no Company or, except as set forth in the Organizational Documents of Force Capital, no Entity Member has granted or agreed to grant any registration rights, including piggyback rights, or any right of first offer to any Person.

2.2.5 Encumbrances, etc. Except as set forth in Schedule 2.2.5, the New Operating Agreement or in the award agreements pursuant to which the ECS Options were awarded (the “ECS Award Agreements”), there is no outstanding Contractual Obligation to which any Company or Member is a party or by which it is bound obligating such Company or Member to issue, deliver or sell, or cause to be issued, delivered or sold Equity Securities of any Company or Entity Member. Except as set forth in Schedule 2.2.5 or the New Operating Agreement, there are no outstanding obligations of any Company or Member (contingent or otherwise) to repurchase, redeem or otherwise acquire any Equity Securities of any Company or Entity Member. There are no unit-appreciation rights, ownership interest-based performance units, “phantom” equity rights or other Contractual Obligations (contingent or otherwise) pursuant to which any Person is or may be entitled to receive any payment or other value based on the revenues, earnings or financial performance or other attribute of any Company or Member, the Business of any Company or Member or the assets of any Company or Member or calculated in accordance therewith or to cause any Company or Member to file a registration statement under the 1933 Act, or which otherwise relate to the registration of any Equity Securities of any Company or Entity Member. Except as set forth in Schedule 2.2.5, the New Operating Agreement or in the ECS Award Agreements, there are no voting trusts, proxies or other Contractual Obligations to which any Company or Member is a party or by which any of them is bound with respect to the issuance, holding, acquisition, voting or disposition of any Equity Securities of any Company or Entity Member. Except as set forth in Schedule 2.2.5 or the New Operating Agreement, there are no existing Contractual Obligations between any Company or Member on the one hand, and any other Person, on the other hand, regarding the Preferred Units or any other Equity Securities of any Company or Entity Member. The Common Units and ECS Options are held of record and beneficially owned by the Unit Equivalent Holders free and clear of all Encumbrances, other than those Encumbrances arising under this Agreement or the New Operating Agreement and restrictions on the transfer of securities arising under federal and state securities laws.

2.2.6 Debt; Guarantees. The Companies have no Debt except as set forth on Schedule 2.2.6. For each item of Debt, Schedule 2.2.6 correctly sets forth the debtor, the principal amount of the Debt, the creditor, the maturity date and the collateral, if any, securing the Debt. Except as set forth in Schedule 2.2.6, no Company has any Liability in respect of a Guarantee of any Liability of any other Person.

2.3 Organization, Power and Authorization. ECS and Entity Members have all requisite power and authority, and all other Members have all capacity, to execute and deliver this Agreement and each other agreement, document, instrument or certificate contemplated by this Agreement or to be executed by ECS or Members in connection with the consummation of the Contemplated Transactions, including the Membership Interest Purchase Agreement, the Option Agreement, the Articles of Organization Amendment (as defined in the Membership Interest Purchase Agreement) and the New Operating Agreement (the “Company Agreements”) to the extent ECS or the Members are parties thereto, and to consummate the Contemplated Transactions. The execution and delivery by ECS and the Entity Members of this Agreement and the Company Agreements and the consummation by ECS and the Entity Members of the Contemplated Transactions have been authorized by their respective members and managers, and no other authorization on the part of ECS or the Entity Members or any other Person is necessary to authorize the execution and delivery of this Agreement and the Company Agreements by ECS or the Entity Members or the consummation by ECS or the Entity Members of the Contemplated Transactions. This Agreement and each Company Agreement has been, or when executed and delivered will be, duly executed and delivered by ECS and Members, and this Agreement and the Company Agreements constitute, or when executed and delivered will constitute, legal, valid and binding obligations of ECS and Members, Enforceable against ECS and Members in accordance with its and their terms.

2.4 Authorization of Governmental Authorities. No action by (including any authorization, consent or approval), or in respect of, or filing with, any Governmental Authority is required for, or in connection with, the valid and lawful execution, delivery and performance by ECS and the Members of this Agreement and the Company Agreements or consummation of the Contemplated Transactions by ECS and the Members except for: (a) compliance with the HSR Act, (b) the filing of the Articles of Merger as provided in Section 1.1, (c) the filing in connection with the Subsequent Merger of the filings noted in Schedule 2.4, (d) the other Governmental Authorizations disclosed in Schedule 2.4, and (e) filings disclosed on Schedule 2.4 which will be required to (i) reflect the admission of Parent as a member of ECS, (ii) change ECS to a manager-managed limited liability company and identify the members of the board of directors of ECS as its managers, or (iii) obtain new Permits.

2.5 Noncontravention. Except as disclosed on Schedule 2.5(a), none of the execution, and delivery by ECS or the Members of any Company Agreement and performance by ECS and the Members of any Company Agreement (other than this Agreement and the Option Agreement) nor, except as disclosed on Schedule 2.5(b), the performance by ECS and the Members of this Agreement and the Option Agreement will or the consummation of the transactions contemplated by this Agreement and the Option Agreement will:

(a) violate any provision of any Legal Requirement applicable to the Companies or the Members;

(b) conflict with, result in a breach or violation of, default under, or give rise to a right for any third-party to accelerate, terminate or obtain any prepayment penalty under (in any such case, with or without notice, lapse of time or both) any Contractual Obligation of any Company or Member;

(c) result in the creation or imposition of an Encumbrance upon, or the forfeiture of, any Asset;

(d) result in a breach or violation of, or default under, the Organizational Documents of any Company or Member; or

(e) require any action by (including any authorization, consent or approval) or in respect of (including notice to), any Person under any Contractual Obligation of any Company or Member.

2.6 Financial Statements.

2.6.1 Financial Statements. Attached to Schedule 2.6.1 is a copy of (a) the consolidated unaudited balance sheet of the Companies, other than ECS Aviation (the “Most Recent Balance Sheet,”) as of September 30, 2010 (the “Most Recent Balance Sheet Date”) and the related consolidated unaudited statements of income and cash flows of the Companies (other than ECS Aviation) for the nine months then ended (together with the Most Recent Balance Sheet, the “Interim Financials”) and (b) the audited balance sheets of the Companies (other than ECS Aviation) as of December 31, 2009, 2008 and 2007 and the related audited statements of income and cash flows of the Companies (other than ECS Aviation) for the fiscal years then ended, accompanied in each case by any notes thereto and the report of the independent registered certified public accounting firm (collectively, the “ECS Audited Financials”, and together with the Interim Financials and the financial statements to be delivered pursuant to Section 4.8, the “Financials”). Attached to Schedule 2.6.1 is a copy of (x) the unaudited balance sheet of ECS Aviation as of the Most Recent Balance Sheet Date (the “Most Recent ECS Aviation Balance Sheet”) and the related unaudited statement of profit and loss of ECS Aviation for the nine months then ended, and (y) the unaudited blance sheets of ECS Aviation as of December 31, 2009 and 2008 and the related unaudited statements of profit and loss of ECS Aviation for the fiscal years then ended (collectively, the “ECS Aviation Financials”). Except as permitted, and in compliance with all the terms and conditions required, by the New Operating Agreement, since the Most Recent Balance Sheet Date, (i) no Company has distributed, sold or otherwise disposed of any property or other Assets other than in the Ordinary Course of Business, and (ii) no Company has made or granted any cash distributions or dividends. Except as set forth on Schedule 2.6.1 or in the notes to the applicable Financials, there are no extraordinary or non-recurring items of income or expense of the Companies that individually, or in the aggregate, equal or exceed $300,000 during the periods covered by such Financials. Notwithstanding anything to the contrary contained herein, all representations and warranties in this Agreement with respect to the financial statements of ECS Aviation shall be based on the ECS Aviation Financials unless and until Financials are delivered pursuant to Section 4.8, at which time all representations and warranties in this Agreement with respect to the financial statements of ECS Aviation (other than those that are as of the date hereof) shall be based on such new financial statements and the term Financials, Most Recent Financials, Most Recent Financials Balance Sheet, and similar terms shall thereafter be deemed to include the financial statements of ECS Aviation provided pursuant to Section 4.8.

2.6.2 Compliance with GAAP, etc.

(a) Except as set forth in Schedule 2.6.2(a), the Financials (i) are complete and correct and were prepared in accordance with the books and records of the Companies and (ii) have been prepared in accordance with GAAP (subject, in the case of unaudited Financials, to normal year-end audit adjustments, the effect of which will not, individually or in the aggregate, be materially adverse and, in the case of all unaudited Financials, the absence of footnotes that, if presented, would not differ materially from those included in the ECS Audited Financials). The ECS Aviation Financials are complete and correct and were prepared in accordance with the books and records of ECS Aviation. The Financials fairly present in all material respects in accordance with GAAP the financial position of the Companies as of the respective dates thereof and the results of the operations of the Companies for the respective periods covered thereby. The ECS Aviation Financials fairly present in all material respects the financial position of ECS Aviation as of the respective dates thereof and the results of the operations of ECS Aviation for the respective periods covered thereby. The utilization by the Companies (other than ECS Aviation) of the percentage of completion methodology for the recognition of revenues in the Financials is in conformity with GAAP. The gross profit and gross profit percentage of jobs in process in the Financials have been properly recognized in accordance with GAAP. The Financials contain adequate reserves for the realization of all Assets and for all reasonably anticipated Liabilities in accordance with GAAP.

(b) The books and records of the Companies (other than ECS Aviation) have been maintained in accordance with sound business practices and all applicable Legal Requirements and reflect in all material respects all financial transactions of the Companies that are required to be reflected in accordance with GAAP. The books and records of ECS Aviation have been maintained in accordance with sound business practices and all applicable Legal Requirements and reflect in all material respects all financial transactions of ECS Aviation. The Companies maintain books and records accurately reflecting in all material respects their Assets and Liabilities and, except as set forth in Schedule 2.6.2(b) maintain proper and adequate internal accounting controls that provide assurance that (i) transactions are executed with management’s authorization; (ii) transactions are recorded as necessary to permit preparation of the financial statements of the Companies and to maintain accountability for the Companies’ Assets; (iii) access to the Companies’ Assets is permitted only in accordance with management’s authorization; (iv) the reporting of the Companies’ Assets is compared with existing Assets at regular intervals; and (v) accounts, notes and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis.

2.7 Absence of Undisclosed Liabilities. As of the date hereof, except as set forth on Schedule 2.7(a), the Companies have no Liabilities except for (a) Liabilities set forth on the face of the Most Recent Balance Sheet or the Most Recent ECS Aviation Balance Sheet, as applicable, or as described in the notes to the ECS Audited Financials, (b) Liabilities incurred in the Ordinary Course of Business since the Most Recent Balance Sheet Date (none of which results from, arises out of, or relates to any breach or violation of, or default under, a Contractual Obligation or Legal Requirement and none of which constitutes a Material Adverse Effect) and (c) Liabilities under any of the Company Agreements; and no facts or circumstances exist that could result in any such Liability. As of the Closing Date, except as set forth on Schedule 2.7(b), the Companies have no Liabilities except for (a) Liabilities set forth on the face of the balance sheet of the most recent Financials delivered pursuant to Section 4.8 or, if none exist, set forth on the face of the Most Recent Balance Sheet or the Most Recent ECS Aviation Balance Sheet, as applicable (such balance sheet, the “Most Recent Financials Balance Sheet” and the date as of which such Financials are presented, the “Most Recent Financials Balance Sheet Date”) or described in the notes to the most recent Audited Financials or if none exist, the ECS Audited Financials (such Financials, the “Most Recent Audited Financials” and, collectively with (i) the most recent Unaudited Quarterly Financials, to the extent any such Financials cover periods occurring after the Most Recent Audited Financials and (ii) the most recent Unaudited Monthly Financials, to the extent any such Financials cover periods occurring after the later of the period covered by the Most Recent Quarterly Financials and the period covered by the Most Recent Audited Financials, the “Most Recent Financials”), (b) Liabilities incurred in the Ordinary Course of Business since the Most Recent Financials Balance Sheet Date (none of which results from, arises out of, or relates to any breach or violation of, or default under, a Contractual Obligation or Legal Requirement and none of which constitutes a Material Adverse Effect) and (c) Liabilities under any of the Company Agreements; and no facts or circumstances exist that could result in any such Liability.

2.8 Absence of Certain Developments. As of the date hereof, since the Most Recent Balance Sheet Date, except as set forth on Schedule 2.8(a), and as of the Closing Date, since the Most Recent Financials Balance Sheet Date, except as set forth on Schedule 2.8(b); the Businesses have been conducted only in the Ordinary Course of Business and:

(a) no Company has (i) amended its Organizational Documents, (ii) admitted any Person as a member or shareholder, as applicable, or (iii) issued, sold, granted or otherwise disposed of any Equity Security;

(b) no Company has become liable in respect of any Guarantee nor has it incurred, assumed or otherwise become liable in respect of any Debt or made any loans, advances or capital contributions to or Investments in any Person (except for travel advances in the Ordinary Course of Business);

(c) no Company has sold, leased, licensed, transferred or otherwise disposed of any of its Assets, except Inventory in the Ordinary Course of Business;

(d) no Company has permitted any of its Assets to become subject to an Encumbrance other than a Permitted Encumbrance;

(e) no Company has made or committed to make any capital expenditure except in accordance with the Companies’ annual capital expenditures budget, copies of which are contained in the Data Room;

(f) no Company has (i) made any declaration, setting aside or payment of any distribution with respect to, or any repurchase, redemption or other acquisition of, any Equity Security or (ii) entered into, or performed, any transaction with, or for the benefit of any Member or any Affiliate of any Member;

(g) there has been no material loss, destruction, damage or eminent domain taking (in each case, whether or not insured) affecting, the Companies, any Business or any material Asset;

(h) no Company has increased the Compensation payable or paid, whether conditionally or otherwise, to (i) any employee, consultant, independent contractor or agent other than in the Ordinary Course of Business, (ii) any manager or officer of the Companies or (iii) any Affiliate of the Companies;

(i) no Company has entered into any Contractual Obligation providing for the employment or consultancy of any Person on a full-time, part-time, consulting or other basis other than in the Ordinary Course of Business or otherwise providing Compensation or other benefits to any Person other than in the Ordinary Course of Business;

(j) no Company has made any change in its methods of accounting or accounting practices (including with respect to reserves) or its pricing policies, payment or credit practices or failed to pay any creditor any amount owed to such creditor when due or granted any extensions of credit;

(k) no Company has made, changed or revoked any material Tax election, elected or changed any method of accounting for Tax purposes, settled any Action in respect of Taxes or entered into any Contractual Obligation in respect of Taxes with any Governmental Authority;

(l) no Company has terminated or closed any Facility, business or operation;

(m) no customer or supplier required to be disclosed on Schedule 2.21 (a) or Schedule 2.21(b) has canceled, terminated or otherwise altered (including any reduction in the rate or amount of sales or purchases or change to the supply or credit terms, as the case may be) or notified a Company of any intention to do any of the foregoing or otherwise threatened in writing to cancel, terminate or materially alter (including any reduction in the rate or amount of sales or purchases, as the case may be) its relationship with any Company;

(n) no insurer (i) has questioned, denied or disputed (or otherwise reserved its rights with respect to) the coverage of any claim pending under any Liability Policy or (ii) has provided any notice of cancellation or any other indication that it plans to cancel any Liability Policy or raise the premiums or materially alter the coverage under any Liability Policy;

(o) no Company has adopted any Employee Plan or increased any benefits under any Employee Plan;

(p) no Company has written off as uncollectible any Accounts Receivable, modified or cancelled any material third-party Debt or written up or written down any of its material Assets or revalued its Inventory;

(q) no Company has failed to make a scheduled capital expenditure or investment that exceeds one hundred thousand dollars ($100,000) or failed to pay any trade account payable or any other Liability when due;

(r) no Company has failed to reasonably maintain or properly repair any of its material Assets;

(s) no Company has acquired or agreed to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business of any Person or acquired any capital asset or related capital assets with a fair market value in excess of One Hundred Thousand Dollars ($100,000);

(t) no Company has threatened, commenced or settled any Action; and

(u) no Company has entered into any Contractual Obligation to do any of the things referred to elsewhere in this Section 2.8.

2.9 Assets.

2.9.1 Ownership of Assets. Except as set forth in Schedule 2.9.1, the Companies have sole and exclusive, good and marketable title to, or, in the case of property held under a lease or other Contractual Obligation, a sole and exclusive, Enforceable leasehold interest in, or right to use, all of their properties, rights and assets, whether real or personal and whether tangible or intangible, including all assets reflected in the Most Recent Balance Sheet or Most Recent ECS Aviation Balance Sheet, as applicable, or acquired after the Most Recent Balance Sheet Date (except for such assets which have been sold or otherwise disposed of since the Most Recent Balance Sheet Date in the Ordinary Course of Business) (collectively, the “Assets”). Except as disclosed on Schedule 2.9.1, none of the Assets is subject to any Encumbrance other than Permitted Encumbrances.

2.9.2 Sufficiency of Assets. Except as set forth in Schedule 2.9.2, the Assets comprise all of the assets, properties and rights of every type and description, whether real or personal, tangible or intangible, used or necessary to conduct the Companies’ Businesses as now conducted and contemplated to be conducted, including to perform the work required for the Backlog.

2.10 Accounts Receivable. Except as set forth in Schedule 2.10, all Accounts Receivable, unbilled invoices, costs in excess of billings, work in process, retainage and other amounts (“Receivables”) reflected on the Most Recent Financials Balance Sheet and in the records and books of account of the Companies since the Most Recent Financials Balance Sheet Date through the Closing Date as being due to the Companies have arisen in the Ordinary Course of Business, represent legal, valid, binding and enforceable obligations to the respective Company and, subject only to consistently recorded reserves for bad debts established as of a date prior to the Closing Date in a manner consistent with past practice, have been, or will be, collected or are, or will be, collectible in the aggregate recorded amounts thereof in accordance with their terms (and in no event later than the 90th day following the Closing Date) and are not and will not be subject to any contests, claims, counterclaims or setoffs. Except as set forth in Schedule 2.10, there has been no material adverse change since (i) the Most Recent Financials Balance Sheet Date in the amount or collectability of the Receivables due to the Companies or the related provisions or reserves from that reflected in the Most Recent Balance Sheet or the Most Recent ECS Aviation Balance Sheet, as applicable, and (ii) the Most Recent Financials Balance Sheet Date in the amount or collectability of the Receivables due to the Companies or the related provisions or reserves from that reflected in the Most Recent Financials Balance Sheet. Except as set forth on Schedule 2.10, (i) no account debtor or note debtor is delinquent for payments in excess of $50,000 or for more than ninety (90) days, (ii) no account debtor or note debtor has refused or threatened to refuse to pay its obligations to the Companies for any reason, or has otherwise made a claim to set-off or similar claim, and (iii) to ECS’s Knowledge no account debtor or note debtor is insolvent or bankrupt.

2.11 Backlog. Schedule 2.11 sets forth a complete and accurate list of, on a contract-by-contract basis, the Contractual Obligations underlying the Companies’ Backlog, including the specific amount of Backlog attributable to each such Contractual Obligation, together with a description of the remaining work to be performed under each such uncompleted Contractual Obligation. The Backlog amounts set forth on Schedule 2.11, both individually and in the aggregate, constitute the Companies’ best reasonable estimates of such amounts. Immediately following the date hereof, since the Most Recent Balance Sheet Date, the aggregate amount of Backlog, as adjusted for reductions resulting from the performance of work in the Ordinary Course of Business pursuant to such Contractual Obligations has not been reduced by 5% or more. As of the Closing Date, since the Most Recent Financials Balance Sheet Date, except as set forth on Schedule 2.11, the aggregate amount of Backlog has not been reduced by 5% or more as adjusted for reductions resulting from the performance of work in the Ordinary Course of Business pursuant to such Contractual Obligations. Contained in the Data Room are true, accurate and complete copies of each written Contractual Obligation listed on Schedule 2.11, in each case, as amended or otherwise modified and in effect.

2.12 Real Property.

2.12.1 The Companies own no real property and do not have any right, title or interest in and to any real property except as specifically set forth on Schedule 2.12. Schedule 2.12 describes each leasehold interest in real property leased, subleased by, licensed or with respect to which a right to use or occupy has been granted to or by a Company (such leased real property is referred to as the “Real Property”), and specifies the lessor(s) of such Real Property, and identifies each lease or any other Contractual Obligation under which such Real Property is leased by any of the Companies (the “Real Property Leases”). Except as described on Schedule 2.12 there are no written or oral subleases, licenses, concessions, occupancy agreements or other Contractual Obligations granting to any other Person the right of use or occupancy of the Real Property, and there is no Person (other than the Companies and/or any lessee(s) of the Real Property specifically identified on Schedule 2.12) in possession of the Real Property. With respect to each Real Property Lease that is a sublease: (a) to ECS’s Knowledge, the representations and warranties set forth in Sections 2.19.2 and 2.19.3 are true and correct with respect to the underlying lease(s) (the “Underlying Leases”); and (b) Schedule 2.12 describes each of the Underlying Leases, if any. The Companies have valid leasehold interests in and to the Real Property and any and all Facilities located thereon, free and clear of all Encumbrances except for Permitted Encumbrances and the Encumbrances set forth on Schedule 2.12.

2.12.2 The Real Property Leases do not impose restrictions on any portion of any Business that interfere with such Business. No Company is obligated to pay any leasing or real estate brokerage commission as a result of the Contemplated Transactions. There is no pending or, to ECS’s Knowledge, threatened eminent domain taking affecting any of the Real Property. Contained in the Data Room are true, correct and complete copies of all of the Real Property Leases and Underlying Leases, including all amendments, modifications, guaranties, notices, memoranda of lease, estoppel certificates, instruments of title, plats, surveys, title abstracts, title insurance policies, and subordinations, non-disturbance and attornment agreements related thereto. No consents or approvals are required to be obtained under the Real Property Leases and/or the Underlying Leases in connection with the Contemplated Transactions, including from the landlord(s) thereunder, or if such consents or approvals are required, (i) they have been obtained and copies of which are contained in the Data Room, (ii) in the case of third party lenders to Affiliates of any Member of the Company, that are disclosed on Schedule 2.5(b), or (ii) in the case of third party landlord(s) that are not Affiliates of any Member or the Company, that are disclosed on Schedule 2.5(b).

2.12.3 No Facility currently existing on the Real Property encroaches upon, and no Facility under construction on the Real Property will encroach upon, the real property or easement estate of any other Person. No facility of any other Person encroaches upon the Real Property or any easement estate appurtenant to the Real Property. Each Facility is supplied with utilities and other services (including gas, electricity, water, drainage, sanitary sewer, storm sewer, fire protection and telephone) necessary for the operation of such Facility as the same is currently operated or proposed to be operated, and all installation charges for such utilities and other services have been fully paid, and all service charges due prior to the Closing Date for such utilities and other services have been paid when due. Each Facility is in good repair and operating condition, normal wear and tear excepted, with all required maintenance having been regularly performed and, to ECS’s Knowledge, free from structural defects. Each parcel of Real Property abuts on, and has direct vehicular access to, a public road, or has access to a public road via a permanent, irrevocable appurtenant easement benefiting the parcel of Real Property, in each case, to the extent necessary for the conduct of the Businesses.

2.12.4 All Permits necessary in connection with the construction upon, and present use and operation of, the Real Property and the lawful occupancy thereof have been issued by the appropriate Governmental Authorities. Except as set forth in Schedule 2.12, the current use of the Real Property is in accordance with the certificates of occupancy relating thereto and the terms of any such Permits. All such Permits will continue in full force and effect immediately after giving effect to the Contemplated Transactions. The Real Property and its current use, occupancy and operation by any of the Companies and the Facilities located thereon do not (a) constitute a nonconforming use under any applicable building, zoning, subdivision or other land use or similar Legal Requirement, or (b) otherwise violate or conflict with any covenant, condition, restriction or other Contractual Obligation, including the requirements of any applicable Encumbrances thereto. Except as set forth on Schedule 2.12, none of the Companies nor any Predecessor thereof: (x) is in violation of any Legal Requirement relating to Real Property, including setback requirements, zoning restrictions and ordinances, building, life, access, safety, health and fire codes and ordinances affecting the Real Property; (y) has received notice of any eminent domain, condemnation or similar proceeding pending or, to ECS’s Knowledge, threatened, or any Governmental Order relating thereto; or (z) has received notice of any Taxes or assessments (other than ordinary real estate Taxes pending and not yet due and payable) against the Real Property or any contingencies existing under which any assessment for real estate Taxes may be retroactively filed against the Real Property. The Real Property is not located within any flood plain (except in the case of Real Property leased by any Company within a flood plain where such Company’s use is permitted by such Company under applicable Legal Requirements) or subject to any similar type of restriction for which any Permits necessary to the use thereof have not been obtained.

2.13 Tangible Personal Property. Except as set forth on Schedule 2.13, all of the fixtures and other improvements to the Real Property included in the Assets (including any Facilities) and all of the tangible personal property other than inventory included in the Assets (the “Equipment”) (a) are adequate and suitable for their present and intended uses, (b) are in good working order, operating condition and state of repair, reasonable wear and tear excepted, (c) have no defects (whether patent or latent) that interfere with their intended use and (d) have been maintained in all material respects in accordance with the commercially reasonable standards of any manufacturer or any other governmental or regulatory entities.

2.14 Intellectual Property.

2.14.1 Schedule 2.14 identifies all Intellectual Property owned or used by the Companies in their respective Businesses, including all Intellectual Property with respect to Company Technology, and lists: (a) all registered Intellectual Property which has been issued to or is otherwise owned by the Companies or that relates to or is otherwise used by the Companies in the Businesses; and (b) each Contractual Obligation pursuant to which any of the Companies have granted or have been granted rights to any Intellectual Property or to which any of them is otherwise bound to any third party, excluding however, “shrink wrap,” “click through” or other standard agreements for commercially available, unmodified third party Software in each case having a purchase price of $2,500 or less (“Commercial Software”). Except as set forth on Schedule 2.14, No Company has any pending application for registration which such Company has made or otherwise owns with respect to any Intellectual Property. True, accurate and complete copies of all such Contractual Obligations, as amended or otherwise modified and in effect, are contained in the Data Room, together with true, accurate and complete copies of all other written documentation evidencing ownership and prosecution (if applicable) of each such item. Except as set forth in Schedule 2.14, all such Contractual Obligations are in full force and effect. Except as set forth in Schedule 2.14, to ECS’s Knowledge, there does not exist any claim, allegation, or basis for any claim or allegation, that any Intellectual Property owned or otherwise used by the Companies is invalid or unenforceable or that the Companies’ rights with respect thereto are subject to claims or defenses that would impair or preclude enforcement of such rights, including misuse, laches, acquiescence, statute of limitations, abandonment or fraudulent registration. Schedule 2.14 also identifies each trade name, trade dress and unregistered trademark or service mark used by any of the Companies or in connection with the Businesses or the Company Technology.

2.14.2 The Companies either individually or collectively are the sole owners of all rights, title and interest in and to all Intellectual Property with respect to, or have the right to use as specified on Schedule 2.14, all the Company Technology free and clear of any Encumbrances (other than Permitted Encumbrances). Each Company has the right to use all other Technology and Intellectual Property used in its respective Businesses as currently conducted and as currently contemplated to be conducted in the future. The Intellectual Property identified on Schedule 2.14 constitutes all Intellectual Property that is used in the Businesses and all Intellectual Property necessary for the conduct of the Businesses as currently conducted and as contemplated to be conducted in the future. Except as set forth on Schedule 2.14, no Member has any ownership or other interest in any Intellectual Property used in the Businesses.

2.14.3 No Company nor any Predecessor thereof (a) has, nor has the conduct of the Businesses, interfered with, infringed upon, misappropriated, diluted or otherwise violated or come into conflict with any Intellectual Property rights of third parties or (b) has received any charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, dilution or other violation or conflict (including any claim that it must obtain a license or refrain from using any Intellectual Property rights of any third party in connection with the conduct of the Businesses or the use of the Company Technology, or, with respect to any other Technology used in the Businesses, that it must obtain a license that it does not already possess or refrain from using same). To ECS’s Knowledge, there does not exist any basis for any such claim or allegation. To ECS’s Knowledge, no third party has interfered with, infringed upon, misappropriated, diluted or otherwise violated or come into conflict with any Company Technology or any of the Companies’ other Intellectual Property. Except as set forth in Schedule 2.14, no claim or legal proceeding involving any Intellectual Property by or against the Companies is pending or, to ECS’s Knowledge, has been threatened. Except as otherwise specified on Schedule 2.14 and except for licenses to Commercial Software, no Company is bound by any Contractual Obligation containing any covenant or other provision relating to Intellectual Property that in any way limits or restricts the Companies’ ability to use, exploit, assert, or enforce any of their Intellectual Property or conduct their Businesses as currently conducted and as currently contemplated to be conducted in the future.

2.14.4 Except for that Software described on Schedule 2.14, the Companies’ Software constitutes all the Software used in or necessary to conduct the Businesses as currently conducted by the Companies and as contemplated to be conducted in the future.

2.14.5 Except as set forth in Schedule 2.14, with respect to each item of the Company Technology or other Technology or Intellectual Property used in the Businesses:

(a) the Companies possess all right, title, and interest in and to such item, or have the valid and Enforceable right to use same, free and clear of any Encumbrance (other than Permitted Encumbrances);

(b) to ECS’s Knowledge, such item is not subject to any outstanding Governmental Order, and no Action is pending or threatened, which challenges the legality, validity, enforceability, use or ownership of such item, nor, to ECS’s Knowledge, is there any basis for such a challenge; and

(c) no Company has agreed to nor otherwise has a Contractual Obligation to indemnify any Person for or against any interference, infringement, misappropriation or other conflict with respect to such item.

2.14.6 Schedule 2.14 identifies each item of Technology that any Person other than the Companies owns and that is used by any of the Companies pursuant to any license, sublicense or other Contractual Obligation except for agreements for Commercial Software (the “Licenses”). Except as disclosed on Schedule 2.14 and except for the Licenses, there are no royalties or other amounts payable for the use of any such Technology. Contained in the Data Room are true, accurate and complete copies of all of the Licenses, in each case, as amended or otherwise modified and in effect. Except as disclosed on Schedule 2.14, each License is in full force and effect, is valid and Enforceable and no party thereto is in breach of any of the terms thereof. With respect to each such item identified on Schedule 2.14: (a) to ECS’s Knowledge, such item is not subject to any outstanding Governmental Order, and no Action is pending or threatened which challenges the legality, validity or enforceability of such item and (b) no Company has granted any sublicense or similar right with respect to any License covering such item.

2.14.7 The Companies have taken reasonable and customary measures and precautions necessary to protect and maintain the confidentiality of all Trade Secrets in which any of the Companies have any right, title or interest and otherwise to maintain and protect all such Trade Secrets. All current employees, consultants and independent contractors of the Companies who are or have been involved in, or who have contributed to, the creation or development of the Companies’ owned intellectual property have executed and delivered to such Company an agreement (containing, except as disclosed on Schedule 2.14, no exceptions to or exclusions from the scope of its coverage) that protects proprietary information and assigns to such Company any and all such Intellectual Property or have validly waived or otherwise conveyed the benefit of any rights therein to such Company. Except as disclosed on Schedule 2.14, none of the Companies own any Software or possess any source code for any licensed Company Software.

2.14.8 All of the computer systems, including the Software, firmware, hardware, networks, interfaces, platforms and related systems owned or used by the Companies (collectively, the “Company Systems”): (i) are in reasonably satisfactory working order and are scalable to meet current and reasonably anticipated capacity, including the ability to process current and anticipated peak volumes in a timely manner; (ii) have reasonably appropriate security, back ups, disaster recovery arrangements, and hardware and software support and maintenance to minimize the risk of material error, breakdown, failure or security breach occurring and to ensure if such event does occur it does not cause a material disruption to any portion of the Businesses; (iii) are configured and maintained to minimize the effects of viruses; and, (iv) except as disclosed on Schedule 2.14, to ECS’s Knowledge, do not contain viruses, Trojan horses, back doors or other malicious code and have not, in the last eighteen (18) months, suffered any failures, breakdowns, continued substandard performance or other adverse events that have caused or could reasonably be expected to result in the substantial disruption or interruption in or to the use of such Company Systems and/or the conduct of the Businesses.

2.14.9 The Companies and their respective employees have complied at all times with all applicable privacy Laws regarding the collection, processing, disclosure and use of all data consisting of personally identifiable information that is or is capable of being associated with specific individuals.

2.15 Legal Compliance; Illegal Payments; Permits.

2.15.1 Compliance. The Companies are and have been since inception in compliance with:

(a) their respective Organizational Documents (including, with respect to ECS, immediately after the date hereof the New Operating Agreement) and there is no basis which could constitute a failure to comply; and

(b) except as set forth in Schedule 2.15.1, all Legal Requirements and, to ECS’s Knowledge, there is no basis which could constitute a failure to comply.

2.15.2 Anti-Corruption. No agent, Affiliate, employee or other Person associated with or acting on behalf of any Company directly or indirectly, has (a) made any unlawful contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any Person, private or public, regardless of form, whether in money, property, or services (i) to unlawfully obtain favorable treatment in securing business, (ii) to unlawfully pay for favorable treatment for business secured, (iii) to unlawfully obtain special concessions or for special concessions already obtained or (iv) for any other illegal or improper purpose or (b) established or maintained any fund or asset for the benefit of any Company that has not been recorded in the books and records of the Companies.

2.15.3 Permits. Except as set forth in Schedule 2.15.3, the Companies have been duly granted all Permits under all Legal Requirements necessary for the conduct of the Businesses as presently conducted or contemplated to be conducted in the future. Schedule 2.15.3 describes each Permit affecting, or relating to, the Assets or any Business, together with the Governmental Authority or other Person responsible for issuing such Permit. Except as disclosed on Schedule 2.15.3, (a) the Permits are valid and in full force and effect, (b) no Company is in material breach or violation of, or default under, any such Permit, and, to ECS’s Knowledge, no basis exists which, with notice or lapse of time or both, would constitute any such breach, violation or default, (c) the Permits will continue to be valid and in full force and effect, on identical terms following the consummation of the Contemplated Transactions, and (d) the Companies have properly and validly completed in all material respects all filings and registrations that are required for the operation of the Businesses. Except as set forth in Schedule 2.15.3, there is no investigation or Action pending or, to ECS’s Knowledge, threatened that would result in the termination, revocation, suspension or restriction of any Permit or the imposition of any fine, penalty or other sanctions for violation of any Legal Requirement relating to any Permit.

2.15.4 Additional Compliance Representations.

(a) No petition under the federal bankruptcy laws or any state insolvency law has been filed by or against, or a receiver, fiscal agent or similar officer appointed by a court for the business or property of, (i) any Company, (ii) any Member, (iii) except as set forth in Schedule 2.15.4, any partnership in which any Company or Member was a general partner at or within two years before the time of such filing, or (iv) except as set forth in Schedule 2.15.4, any corporation or business association of which any Non-Entity Member or Indirect Member was an executive officer at or within two years before the time of such filing.

(b) No Company or Member, except as set forth in Schedule 2.15.4, within the last ten (10) years, has been convicted in a criminal proceeding (excluding traffic violations and other minor offenses) or is or has been a named subject or target of a pending criminal proceeding or investigation.

(c) No Company or Member has been the subject of any Governmental Order not subsequently reversed, suspended or vacated, permanently or temporarily enjoining any Company or Member from, or otherwise limiting any Company’s or Member’s involvement or right to engage in, or association with Persons engaged in, any of the following activities:

(i) acting as a futures commission merchant, introducing broker, commodity trading advisor, commodity pool operator, floor broker, leverage transaction merchant, any other Person regulated by the Commodity Futures Trading Commission, or as an associated Person of any of the foregoing, or as an investment adviser, underwriter, broker or dealer in securities, or as an affiliated Person, director or employee of any investment company, bank, savings and loan association or insurance company, or engaging in or continuing any conduct or practice in connection with such activity;

(ii) engaging in any type of business practice; or

(iii) engaging in any activity in connection with the purchase or sale of any security or commodity, or in connection with any violation of federal or state securities laws or federal commodities laws.

(d) No Company or Member has been found by a Governmental Authority in a civil action or by the Securities and Exchange Commission (“SEC”) to have violated any securities Law, where the judgment in such civil action or finding by the SEC has not been subsequently reversed, suspended or vacated.

(e) No Company or Member has been found by a Governmental Authority in a civil action or by the Commodities Futures Trading Commission to have violated any federal commodities law, where the judgment in such civil action or finding by the Commodity Futures Trading Commission has not been subsequently reversed, suspended or vacated.

(f) No Company or Member has been the subject of, or a party to, any Governmental Order, not subsequently reversed, suspended or vacated, relating to an alleged violation of:

(i) Any federal or state securities or commodities Law; or

(ii) Any Law respecting financial institutions or insurance companies including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease-and-desist order, or removal or prohibition order; or

(iii) Any Law prohibiting mail or wire fraud or fraud in connection with any business entity.

(g) No Company or Member has been the subject of, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, of any self-regulatory organization (as defined in Section 3(a)(26) of the Exchange Act), any registered entity (as defined in Section 1(a)(29) of the Commodity Exchange Act), or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

(h) No Company or Member has been involved in any of the following matters: (a) making any political contribution that is or would be illegal under any Law; (b) the disbursement or receipt of funds of the Companies outside the normal system of accountability; (c) unlawful payments, whether direct or indirect, to or from foreign or domestic governments, officials, employees or agents for purposes other than the satisfaction of lawful obligations, or any transaction which has as its intended effect the transfer of assets of any of the Companies or the Members for the purpose of effecting such payment; (d) the intentionally improper or inaccurate recording of payments and receipts on the books of any Company or Member; or (e) any other matters of a similar nature involving unlawful disbursements of assets of any Company or Member.

2.16 Inventories. The Companies maintain sufficient Inventory in the Ordinary Course of Business to conduct their respective Businesses consistent with past practices. The Inventories of the Companies reflected on the Most Recent Financials Balance Sheet and the Most Recent Financials and in the records and books of account of the Companies since the Most Recent Balance Sheet Date are of a quality and a quantity usable or saleable, as the case may be, in the Ordinary Course of Business. All Inventory has been valued at cost, and all unmarketable, returned, rejected, damaged, slow moving or obsolete Inventory has been written off or written down to net realizable value in the appropriate Company’s books and records and in the Most Recent Financials Balance Sheet and Most Recent Financials. Each Company has sole custody and control of and maintains adequate insurance coverage on all materials, supplies, parts or other assets delivered to such Company by or on behalf of its customers for use in connection with projects such Company is undertaking for such customers (the “Customer Assets”); except as set forth in Schedule 2.16, no material Customer Asset has been damaged, lost, stolen, or otherwise suffered a material diminution in value from the time of receipt by such Company; and no Company has received notice of any claim, loss, or damage related to the Customer Assets.

2.17 Employee Benefit Plans.

(a) Schedule 2.17(a) contains a true and complete list of each “employee benefit plan” (within the meaning of Section 3(3) of ERISA, including multiemployer plans within the meaning of Section 3(37) of ERISA, each a “Multiemployer Plan”), and all stock purchase, stock option, severance, employment, change-in-control, fringe benefit, collective bargaining, bonus, incentive, deferred compensation, employee loan and all other employee benefit plans, agreements, programs, policies or other arrangements, whether or not subject to ERISA (including any funding mechanism therefor now in effect or required in the future as a result of the Contemplated Transactions or otherwise), whether formal or informal, oral or written, legally binding or not, under which (i) any current or former employee, director or consultant of any Company (the “Company Employees”) has any present or future right to benefits and which are contributed to, sponsored by or maintained by any Company or (ii) any Company has had, has or may have any actual or contingent present or future liability or obligation. All such plans, agreements, programs, policies and arrangements shall be collectively referred to as the “Employee Plans”, provided, however, that Schedule 2.17(a) sets forth only the Multiemployer Plans of which ECS has Knowledge.

(b) Except as set forth in Schedule 2.17(b), with respect to each Employee Plan, other than Multiemployer Plans, ECS has made available in the Data Room a current, accurate and complete copy (or, to the extent no such copy exists, an accurate description) thereof and, to the extent applicable: (i) any contracts or agreements relating to any Employee Plan, other than Multiemployer Plans, including all trust agreements, insurance or annuity contracts, investment management agreements, record keeping agreements and other material documents or instruments related thereto; (ii) the most recent determination letter, if applicable; (iii) any summary plan description and other written communications (or a description of any oral communications) by any Company to the Company Employees concerning the extent of the benefits provided under a Employee Plan, (iv) a summary of any proposed amendments or changes anticipated to be made to the Employee Plans, at any time within the twelve months immediately following the date hereof; and (v) for the three most recent years (A) the Form 5500 and attached schedules, (B) reviewed financial statements, if any, (C) actuarial valuation reports and (D) any non-discrimination testing results.

(c) (i) Each Employee Plan, other than Multiemployer Plans, has been established and administered in accordance with its terms, and in compliance with the applicable provisions of ERISA, the Code, the Health Insurance Portability and Accountability Act of 1996 and other applicable Laws; (ii) each Employee Plan, which is intended to be qualified within the meaning of Section 401(a) of the Code is so qualified and has received a favorable determination letter, opinion letter, or advisory letter from the Internal Revenue Service upon which it may rely as to its qualification, and nothing has occurred, whether by action or failure to act, that could reasonably be expected to cause the loss of such qualification; (iii) no event has occurred and no condition exists that would subject any Company, either directly or by reason of its affiliation with any member of its “Controlled Group” (defined as any organization which is a member of a controlled group of organizations within the meaning of Sections 414(b), (c), (m) or (o) of the Code), to any Tax, fine, Encumbrance, penalty or other Liability imposed by ERISA, the Code or other applicable Laws; (iv) for each Employee Plan, other than Multiemployer Plans, with respect to which a Form 5500 has been filed, no material change has occurred with respect to the matters covered by the most recent Form since the date thereof; (v) no “reportable event” (as such term is defined in Section 4043 of the Code) that could reasonably be expected to result in Liability has occurred with respect to any Employee Plan, other than Multiemployer Plans, (vi) no nonexempt “prohibited transaction” (as such term is defined in Section 406 of ERISA and Section 4975 of the Code) or “accumulated funding deficiency” (as such term is defined in Section 302 of ERISA and Section 412 of the Code (whether or not waived)) has occurred with respect to any Employee Plan, other than Multiemployer Plans,; (vii) no Employee Plan, other than Multiemployer Plans, has failed or is expected to fail to satisfy the minimum funding standards of Section 302 of ERISA or 412 of the Code or is or is expected to be in “at risk status” within the meaning of Section 430(i)(4) of the Code, and no Employee Plan, other than Multiemployer Plans, has, or is expected to have, an “adjusted funding target attainment percentage”, as defined in Section 436 of the Code, that is less than 80%; (viii) there is no present intention that any Employee Plan, other than Multiemployer Plans, be materially amended, suspended or terminated, or otherwise modified to change benefits (or the levels thereof) under any Employee Plan, other than Multiemployer Plans, at any time within the twelve months immediately following the date hereof; (ix) no Employee Plan is a split-dollar life insurance program or otherwise provides for loans to executive officers (within the meaning of the Sarbanes-Oxley Act of 2002); and (x) no Company has incurred any current or projected Liability in respect of post-employment or post-retirement health, medical or life insurance benefits for current, former or retired employees of any Company, except as required to avoid an excise tax under Section 4980B of the Code or otherwise except as may be required pursuant to any other applicable Law.

(d) Except as set forth in Schedule 2.17(d), no Employee Plan, other than Multiemployer Plans, is an “employee pension benefit plan” (within the meaning of Section 3(2) of ERISA) subject to Title IV of ERISA, and no Company has any obligation to contribute, or has incurred any actual or contingent liability or obligation (including any obligation to make any contribution) to or in respect of any such plan, other than Multiemployer Plans.

(e) Except as set forth in Schedule 2.17(e), with respect to each Employee Plan, other than Multiemployer Plans, (i) no actions, suits or claims (other than routine claims for benefits in the ordinary course) are pending or to ECS’s Knowledge threatened; (ii) to ECS’s Knowledge, no facts or circumstances exist that could give rise to any such actions, suits or claims; (iii) no written or oral communication has been received by the Companies from the Pension Benefit Guaranty Corporation (the “PBGC”) in respect of any Employee Plan, subject to Title IV of ERISA concerning the funded status of any such plan or any transfer of assets and liabilities from any such plan in connection with the Contemplated Transactions; and (iv) no administrative investigation, audit or other administrative proceeding by the Department of Labor, the PBGC, the Internal Revenue Service or other governmental agencies is pending, in progress or to ECS’s Knowledge threatened (including any routine requests for information from the PBGC).

(f) Except as set forth in Schedule 2.17(f), no Employee Plan or Legal Requirement exists that, as a result of the execution of this Agreement, approval of this Agreement by the Companies’ respective shareholders, members, directors and/or managers, or the Contemplated Transactions (whether alone or in connection with any subsequent event(s)), could (i) result in severance pay, termination indemnity or any similar payment or any increase in severance pay, termination indemnity or any similar payment, (ii) accelerate the time of payment or vesting or result in any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or result in any other material obligation pursuant to, any Employee Plan, (iii) limit or restrict the right of any Company to merge, amend or terminate any Employee Plan, (iv) cause any Company to record additional compensation expense on its income statement with respect to any outstanding stock option or other equity-based award, or (v) result in payments under any Employee Plan which would not be deductible under Section 280G of the Code.

(g) Except as set forth in Schedule 2.17(g), there has been no amendment to, written interpretation of or announcement (whether or not written) by any Company relating to, or any change in employee participation or coverage under, any Employee Plan that would increase the expense of maintaining such Employee Plan above the level of expense incurred in respect thereof for the most recent fiscal year ended prior to the date hereof.

(h) No compensation under any Employee Plan subject to Section 409A of the Code is or has been required to be includible in the gross income of any participant or beneficiary by reason of Section 409A(a)(i)(A) of the Code or is or has been subject to any additional tax under Section 409A(a)(i)(B) of the Code, no amounts are or have been includible in the gross income of any participants or beneficiaries by reason of Section 409A(b) of the Code, and the consummation of the Contemplated Transactions with the lapse of time or otherwise will not result in any violation of Section 409A of the Code with respect to any Employee Plan.

(i) Except as specified on Schedule 2.17(i), with respect to each Multiemployer Plan: (i) all contributions required to be made with respect to employees of the relevant Company have been timely paid; (ii) to ECS’s Knowledge, the relevant Company has not and is not expected to incur, directly or indirectly, any withdrawal liability under ERISA with respect to any such plan (whether by reason of the Contemplated Transactions or otherwise); (iii) to ECS’s Knowledge, the maximum aggregate amount of any withdrawal liability under ERISA with respect to the Multiemployer Plans (determined as if the relevant Company and members of its Controlled Group incurred a complete withdrawal from all Multiemployer Plans immediately following the Closing Date) would not be in excess of $10,000; (iv) to ECS’s Knowledge, no such plan is (or is expected to be) insolvent or in reorganization and no accumulated funding deficiency (as defined in Section 302 of ERISA and Section 431 of the Code), whether or not waived, exists or is expected to exist with respect to any such plan and no such plan is or is expected to be in “endangered status” or “critical status” within the meaning of Section 432 of the Code; (v) neither the relevant Company, nor any member of its Controlled Group has withdrawn, partially withdrawn, or received any notice of any claim or demand for withdrawal liability or partial withdrawal liability against any of them; and (vi) to ECS’s Knowledge, neither the relevant Company, nor any member of its Controlled Group has any actual or contingent liability under Section 4204 of ERISA.

(j) No employment agreement or other agreement required to be disclosed on Schedule 2.17(a) hereof, would require that the service provider under that agreement and/or his or her spouse or dependants have the right to continue to participate in and remain eligible for the health insurance benefits (as in effect from time to time) offered by the Companies, as applicable, for more than one year, except as otherwise provided pursuant to COBRA or other applicable law.

2.18 Environmental Matters. Except as set forth on Schedule 2.18:

2.18.1 No Company nor any Predecessor has at any time engaged in or permitted any operations or activities upon the Real Property or any portion thereof, for the purpose of or in any way involving the manufacture, treatment, remediation, removal, generation, Release, discharge, disposal, refining or dumping of any Contaminant (whether legal or illegal, accidental or intentional) or the illegal or improper handling, storage, treatment or use of any Contaminant, nor has any Company caused any Contaminant to be constructed, deposited, Released, stored, handled, treated, disposed, leached or otherwise located on or under the Real Property, or any previously owned, leased or operated properties, onto or underneath other properties, nor has any Contaminant migrated or threatened to migrate from other properties onto or under the Real Property, or any previously owned, leased or operated properties;

2.18.2 neither the Real Property, nor any previously owned, leased or operated property, is listed or proposed for listing on the NPL pursuant to CERCLA, or listed on the CERCLIS list or any similar state list of sites, and there do not exist any conditions at the Real Property or any previously owned, leased or operated property which, if known to a Governmental Authority, would qualify the Real Property or any previously owned, leased or operated property for inclusion on any such list;

2.18.3 all of the third Persons with which any Company or Predecessor has arranged, engaged or contracted to accept, treat, transport, store, dispose of or remove any Contaminant generated or present at the Real Property, or any previously owned, leased or operated property, were properly permitted at the relevant time to perform the foregoing activities or conduct;

2.18.4 no Company or Predecessor has transported or arranged for the transport of any Contaminant to any facility or site for the purpose of storage, handling, treatment or disposal which (i) is or was, at the time of disposal, subject to a Remedial Action requirement (other than routine, anticipated, closure-related corrective action obligations affecting closed solid waste management units at such facility) issued under any solid or hazardous waste regulatory Law, (ii) at the time of the disposal had received a notice of violation or was otherwise subject to an enforcement action with respect to alleged violations of any Environmental Law or (iii) is listed or proposed for listing on the NPL pursuant to CERCLA, or listed on the CERCLIS list or any similar state list of sites, and there do not exist any conditions at such facility or site for inclusion on such list;

2.18.5 no Environmental Lien has attached to the Real Property or any previously owned, leased or operated properties;

2.18.6 there is not constructed, placed, deposited, stored, disposed of nor located on the Real Property or any previously owned, leased or operated properties any asbestos in any form which has become or threatens to become friable;

2.18.7 no underground or surface structures, including storage tanks, landfills, impoundments, waste piles, sumps, or gas or oil wells, or associated piping, are or have ever been located on the Real Property or any previously owned, leased or operated properties;

2.18.8 there is not constructed, placed, deposited, released, stored, disposed, leaching nor located on the Real Property or any previously owned, leased or operated properties any polychlorinated biphenyls (“PCBs”) or transformers, capacitors, ballasts, or other equipment which contain dielectric fluid containing PCBs, or any other insulating material containing urea formaldehydes;

2.18.9 no Company or Predecessor is subject to any pending or, to ECS’s Knowledge, threatened investigation, judicial or administrative proceeding, notice, order, judgment, decree or settlement, alleging or addressing in connection with the Businesses or the Real Property or any previously owned, leased or operated properties concerning (i) any violation of any Environmental Law, (ii) any Remedial Action, (iii) any Liabilities arising from the Release or threatened Release of any Contaminant at the Real Property or any previously owned, leased or operated properties or any other location, (iv) any Liabilities for personal injury or threatened personal injury, or injury or threatened injury to property or natural resources or (v) any Environmental Liabilities and Costs;

2.18.10 each Company complies and is not in violation of or Liable for any failure to comply, and it and its Predecessors have since inception complied, not violated or become Liable for a failure to comply, with all applicable Environmental Laws, including with respect to the conduct of the Businesses at jobsites and other locations;

2.18.11 there have been no Releases of any Contaminants at, to, or from the Real Property or any previously owned, leased or operated properties;

2.18.12 no Company or Predecessor has any contingent Liability in connection with any Release or threatened Release;

2.18.13 each Company and its Predecessors has reported all violations of Environmental Laws in accordance with applicable Laws;

2.18.14 each Company and its Predecessors has corrected all potential violations of Environmental Laws caused by such Company or any Predecessor, including at jobsites and other third Person locations; and

2.18.15 ECS and the Members have made available to Parent in the Data Room true and complete copies of, and listed on Schedule 2.18, all Environmental Reports in the possession or control of ECSD, any Company or Member that have ever been in the control or possession of ECSD, any Member or Company or that were prepared for or at the request of ECSD, any Company or Member relating to the Real Property.

2.19 Contracts; Work-in-Process.

2.19.1 Contracts. Except as disclosed on Schedule 2.19, no Company is bound by or a party to:

(a) any Contractual Obligation (or group of related Contractual Obligations) for the purchase or sale of inventory, raw materials, commodities, supplies, goods, products, equipment or other personal property, or for the furnishing or receipt of services, in each case, the performance of which will extend over a period of more than one year or which provides for either an aggregate or annual payments to or by the Companies in the aggregate in excess of fifty thousand dollars ($50,000);

(b) (i) any capital lease or (ii) any other lease or other Contractual Obligation relating to the Equipment providing for annual rental payments in excess of fifty thousand dollars ($50,000), under which any Equipment is held or used by the Companies;

(c) any Contractual Obligation, other than Real Property Leases or leases relating to the Equipment, relating to the lease or license of any Asset, including Technology and Intellectual Property (and including all customer license and maintenance agreements) that is not included on Schedule 2.14;

(d) any Contractual Obligation relating to the acquisition or disposition of (i) any business (whether by merger, consolidation or other business combination, sale of securities, sale of assets or otherwise) or (ii) any asset other than in the Ordinary Course of Business;

(e) any Contractual Obligation under which any Company is, or may become, obligated to pay any amount in respect of indemnification obligations, purchase price adjustment or otherwise in connection with any (i) acquisition or disposition of assets or securities (other than the sale of inventory in the Ordinary Course of Business), (ii) merger, consolidation or other business combination or (iii) series or group of related transactions or events of the type specified in clauses (i) and (ii) above.

(f) any Contractual Obligation concerning or consisting of a partnership, limited liability company or joint venture agreement or any other relationship involving the sharing of profits, losses or costs;

(g) any Contractual Obligation (or group of related Contractual Obligations) (i) under which any Company has created, incurred, assumed or guaranteed any Debt or (ii) under which any Company has permitted any Asset to become subject to an Encumbrance;

(h) any Contractual Obligation under which any other Person has guaranteed any Debt of the Companies;

(i) any Contractual Obligation to purchase goods or services exclusively from a given Person or Persons or purchase a minimum amount of goods or services from a given Person or Persons, or all or a portion of the supply of certain goods or services utilized by any Company from a given Person or Persons;

(j) any Contractual Obligation involving any obligation on the part of any Company or any of their Affiliates to refrain from competing with any Person, from soliciting any employees, independent contractors or customers of any Person or from conducting any other lawful commercial activity (including in any geographic region) or any such Contractual Obligation for any Company’s benefit from any other Person(s);

(k) any Contractual Obligation under which any Company is, or may become, obligated to incur any severance pay or special Compensation obligations which would become payable by reason of this Agreement or the Contemplated Transactions;

(l) any Contractual Obligation under which any Company is, or may, have any Liability to any investment bank, broker, financial advisor, finder or other similar Person (including an obligation to pay any legal, accounting, brokerage, finder’s, or similar fees or expenses in connection with this Agreement or the Contemplated Transactions);

(m) any profit sharing, equity option, equity purchase, equity appreciation, deferred compensation, severance or other plan or arrangement for the benefit of any Company’s current or former managers, members, officers or employees, consultants or independent contractors;

(n) any Contractual Obligation providing for the employment or consultancy (including on an independent contractor basis) with an individual (or in the case of a consultant or independent contractor, an entity) on a full-time, part-time, consulting or other basis or otherwise providing Compensation or other benefits to any officer, member, manager, employee or consultant (other than an Employee Plan);

(o) any agency, dealer, distributor, sales representative, marketing, handler, third party service provider, or other similar agreement;

(p) any Contractual Obligation under which any Company has advanced or loaned an amount to any of its Affiliates or employees;

(q) any settlement, conciliation or similar Contractual Obligations imposing an obligation on any Company after the Closing Date;

(r) any Contractual Obligation that limits the ability of any Company or any of its Affiliates to incur any Debt or to Guarantee any Debt or other obligation of any Person, or that limits the amount of any Debt that any Company may incur or Guarantee, or prohibits it from granting any Encumbrance on any Asset to secure any Debt incurred or Guaranteed; or

(s) any Contractual Obligation not otherwise disclosed on Schedule 2.19 and (A) pursuant to which the Companies have an aggregate future liability to any Person in excess of fifty thousand dollars ($50,000), (B) entered into other than in the Ordinary Course of Business or other than on arms-length terms, or (C) that is material to the conduct or operation of any Company’s Businesses.

Contained in the Data Room are true, accurate and complete copies of each written Contractual Obligation (or to the extent no such copy exists, an accurate description) listed on Schedule 2.19, in each case, as amended or otherwise modified and in effect.

2.19.2 Enforceability, etc. Each Contractual Obligation required to be disclosed on Schedule 2.2.6 (Debt), Schedule 2.12 (Real Property Leases), Schedule 2.11 (Backlog), Schedule 2.14 (Intellectual Property), Schedule 2.17(a) (Employee Benefit Plans), Schedule 2.19 (Contracts), Schedule 2.19.5 (Work-in-Process), Schedule 2.21(a) or Schedule 2.21(b) (Customers and Suppliers), Schedule 2.27 (Insurance), or Schedule 2.31.1 (Surety Bonds) (each, a “Disclosed Contract”) is Enforceable against the parties thereto, and is in full force and effect, and will continue to be so Enforceable and in full force and effect on identical terms following the Closing, and (i) except for payments due in connection with the filings disclosed on Schedule 2.4, the consummation of the Contemplated Transactions (other than the transactions contemplated by this Agreement and Option Agreement) shall not (either alone or upon the occurrence of additional acts or events) result in any payment or payments being due from any Company to any Person and (ii) except for payments due in connection with the filings disclosed on Schedule 2.4, subject to obtaining the consents set forth in Schedule 2.5(b), the consummation of the transactions contemplated by this Agreement and Option Agreement shall not (either alone or upon the occurrence of additional acts or events) result in any payment or payments being due from any Company to any Person.

2.19.3 Breach, etc. Except as set forth in Schedule 2.19.3, none of the Companies or the Members and, to ECS’s Knowledge, none of the other parties to any Disclosed Contract is in material breach or violation of, or default under, or has repudiated any provision of, any Disclosed Contract (including all Surety Bonds, warranty obligations or otherwise), nor has any event occurred which, with the passage of time or the giving of notice, or both, would constitute a material breach or violation of, or default under, any Disclosed Contract (including all Surety Bonds, warranty obligations or otherwise). Except as set forth in Schedule 2.19.3, no Company has received notice from any other party to any Disclosed Contract or, to ECS’s Knowledge, has any reason to believe that such party intends to terminate such Disclosed Contract or alter in any way the relationship of the parties under such Disclosed Contract. Except as set forth in Schedule 2.19.3, no party to any Disclosed Contract has given any Company notice of any action to terminate, cancel, rescind or procure a judicial reformation thereof , nor, to ECS’s Knowledge, are there any circumstances existing which would lead to any of the foregoing.

2.19.4 Bids. Schedule 2.19.4 sets forth a complete and accurate list of each outstanding bid or proposal for business submitted by any Company.

2.19.5 Except as set forth in Schedule 2.19.5, (i) all work-in-process and contracts underway (“Work-In-Process”) constitute work performed pursuant to fully executed written contracts or sales orders taken in the Ordinary Course of Business, (ii) neither a Company nor any customer has been declared to be in default or is in breach of the terms of any obligation to the other, and no valid grounds exist for any set-off of amounts billable to such customers on the completion of orders to which Work-In-Process relates; (iii) all Work-In-Process is of a quality ordinarily produced in accordance with the requirements of the orders to which such Work-In-Process is identified, and will require no rework with respect to services performed prior to Closing except in the Ordinary Course of Business; (iv) all Work-In-Process is being conducted pursuant to fully executed written contracts, orders and change orders issued within the terms of the relationship pursuant to which such Work-In-Process is being conducted; and (v) to ECS’s Knowledge, all Work-In-Process could be completed in compliance with the contracts to which each such Work-In-Process relates if managed in the Ordinary Course of Business (and in compliance with construction industry standards and good construction practices) without being performed at or resulting in a loss to the Companies. No Company has any oral agreements for work-in-process or contracts underway.

2.20 Affiliate Transactions. Except for the matters disclosed on Schedule 2.20, neither the Companies nor the Members or any Affiliate of any Company or Member is, directly or indirectly, an officer, director, member, manager, employee, consultant, competitor, creditor, debtor, customer, distributor, supplier or vendor of, or is a party to any Contractual Obligation with, any Company. Except as disclosed on Schedule 2.20, no Member or Affiliate of any Member owns or has any ownership interest in any asset used in, or necessary to, the Businesses as conducted or contemplated to be conducted.

2.21 Customers and Suppliers. Schedule 2.21(a) sets forth a complete and accurate list of (a) the ten largest customers of each of the Companies (measured by aggregate billings) for the fiscal year ended December 31, 2009 and for the nine months ended on the Most Recent Balance Sheet Date, indicating the existing Contractual Obligations with each such customer by product or service provided and (b) the ten largest suppliers of materials, products or services to each Company (measured by the aggregate amount purchased by the Companies) for the fiscal year ended December 31, 2009 and for the nine months ended on the Most Recent Balance Sheet Date, indicating the Contractual Obligations for continued supply from each such supplier. Schedule 2.21(b) sets forth a complete and accurate list of (a) the ten largest customers of each of the Companies (measured by aggregate billings) for the fiscal year of the Most Recent Audited Financials and for the period commencing immediately after the fiscal year covered by the Most Recent Audited Financials and ended on the date of the Most Recent Financials, indicating the existing Contractual Obligations with each such customer by product or service provided and (b) the ten largest suppliers of materials, products or services to each Company (measured by the aggregate amount purchased by the Companies) for the fiscal year of the Most Recent Audited Financials and for the period commencing immediately after the fiscal year covered by the Most Recent Audited Financials and ended on the date of the Most Recent Financials, indicating the Contractual Obligations for continued supply from each such supplier. Except as set forth on Schedule 2.21(a) or Schedule 2.21(b), the Company’s relationships with the customers and the suppliers required to be listed in Schedule 2.21(a) and Schedule 2.21(b) are arms length commercial working relationships and no such customer or supplier has canceled, terminated or otherwise altered (including any reduction in the rate or amount of sales or purchases, material change in the prices charged or paid, or material change to the supply or credit terms, as the case may be) or notified any Company of any intention to do any of the foregoing or otherwise threatened to cancel, terminate or alter (including any reduction in the rate or amount of sales or purchases, in the prices charged or paid, or material change to the supply or credit terms, as the case may be) its relationship with any Company. Except as set forth in Schedule 2.21(a) or Schedule 2.21(b), to ECS’s Knowledge, there is no reason to believe that there could be any change in the relationships of the Companies with any of their customers or suppliers as a result of the Contemplated Transactions. Except as set forth in Schedule 2.21(a) or Schedule 2.21(b), the Companies have no notice of any facts or circumstances that have resulted or could result in a change in the relationship that the Companies have with any of their customers and suppliers.

2.22 Customer Warranties. Except as set forth in Schedule 2.22, there have been no pending, nor to ECS’s Knowledge, threatened, claims under or pursuant to any warranty, whether expressed or implied, on the products or services sold prior to the Closing Date by the Companies that are not disclosed or referred to in the most recent Financials and that are not fully reserved against in the Companies’ books and records in accordance with GAAP. Except as set forth in Schedule 2.22, all of the services rendered by the Companies (whether directly or indirectly through independent contractors) have been performed in conformity with all express warranties and, in all material respects, with all applicable Contractual Obligations, and no Company has or shall have any Liability for replacement or repair or for other damages relating to or arising from any such services, except for amounts incurred in the Ordinary Course of Business which are immaterial individually and in the aggregate and not required by GAAP to be disclosed in the Financials. Except as set forth on Schedule 2.22, no Company’s Contractual Obligations with any customer contains any unusual warranty provisions that would impose material Liability on any Company. Set forth on Schedule 2.22 is the aggregate amount of warranty claims incurred by the Companies during each of the last three completed fiscal years. Except as set forth in Schedule 2.22, to ECS’s Knowledge, there is no reason to expect an increase in the amount of warranty claims as a percentage of sales in the future.

2.23 Product Liability. Except as disclosed in Schedule 2.23, there is not any claim, or, to ECS’s Knowledge, the basis of any claim, against any Company for injury to person or property of employees or any third Persons suffered as a result of the manufacture, sale or distribution of any product or the performance of any service by any Company, including claims arising out of the allegedly defective or unsafe nature of structures built or otherwise worked on by any Company. Except as disclosed in Schedule 2.23, there is no pending or, to ECS’s Knowledge threatened investigation of the construction of any structure where construction services were provided by any Company. Except as disclosed in Schedule 2.23, To ECS’s Knowledge, there are no Liabilities or threatened claims for warranty obligations other than those arising in the Ordinary Course of Business.

2.24 Capital Expenditures and Investments. Each Company’s budget for capital expenditures and Investments is set forth on Schedule 2.24, which includes a schedule of all monies disbursed on account of capital expenditures and Investments made by the Companies since the Most Recent Financials Balance Sheet Date.

2.25 Employees.

2.25.1 All employees of each Company earning on an annual basis an amount in excess of $50,000 are, including employer, job title, location and Compensation, listed on Schedule 2.25. Except as set forth on Schedule 2.25, no present or past employee of any Company is bound by a non-competition agreement. Except as set forth on Schedule 2.25, no Company is a party to any Contractual Obligation with any employee or former employee.

2.25.2 Except as disclosed on Schedule 2.25, there are no labor troubles (including any work slowdown, lockout, stoppage, picketing or strike) pending, or to ECS’s Knowledge, threatened between any Company, on the one hand, and its employees, on the other hand. Except as disclosed on Schedule 2.25, (a) no employee of any Company is represented by a labor union, association or representative body, (b) no Company is a party to, or otherwise subject to, any collective bargaining agreement or other labor union, association or representative body Contractual Obligation, (c) during the past five years there have been no strikes, slowdowns, work stoppages, disputes, lockouts, or to ECS’s Knowledge threats thereof, by or with respect to any employees of any Company, (d) no petition has been filed or proceedings instituted by an employee or group of employees of any Company with any labor relations board seeking recognition of a bargaining representative and (e) there is no organizational effort currently being made or threatened by, or on behalf of, any labor union, association or representative body to organize employees of any Company and no demand for recognition of employees of any Company has been made by, or on behalf of, any labor union, association or representative body. No Company is a party to, or otherwise bound by, any consent decree with, or citation or other Governmental Order relating to employees or employment practices. The Companies are in compliance with applicable Legal Requirements, Contractual Obligations, and policies relating to employment, employment practices, wages, hours, and terms and conditions of employment, including the obligations of the Fair Labor Standards Act (“FLSA”) and the Worker Adjustment and Retraining Notification Act of 1988 (“WARN”), and all other notification and bargaining obligations arising under any collective bargaining agreement, by Legal Requirement or otherwise. Except as disclosed on Schedule 2.25, no Company has effectuated a “plant closing” or “mass layoff” as those terms are defined in WARN, affecting in whole or in part any site of employment, facility, operating unit or employee of any Company without complying with all provisions of WARN, or implemented any early retirement, separation or window program within the past five years, nor has any Company planned or announced any such action or program for the future. Except as disclosed on Schedule 2.25, no executive officer’s or other key employee’s employment with any Company has been terminated for any reason nor has any such officer or employee notified the applicable Company of his or her intention to resign or retire.

2.25.3 Except as set forth on Schedule 2.25, T&D and its Predecessors are and have been since inception in sole and exclusive control of the labor relations and employment policies affecting their employees; do not and have not since inception shared common supervision with the other Companies; their employees do not also work and have not worked for any of the other Companies; and they are and have been since inception in full compliance with their obligations under each Outside Agreement between Southwestern Line Constructors, NECA and IBEW Local 769. Except as set forth on Schedule 2.25, since inception there have been no grievances, demands for arbitration, lawsuits or unfair labor practice charges filed alleging that T&D or any Predecessor is a single employer, joint employer or alter ego with respect to any entity, and since inception there have been no attempts by any labor organization to enforce Section 2.10 (dual shop) or Section 2.11(a) (work preservation) of the Outside Agreement between Southwestern Line Constructors, NECA and IBEW Local Union 769. Except as set forth on Schedule 2.25, no Company other than T&D has ever had a collective bargaining relationship with a labor union, association or representative body, nor has any labor union, association or representative body ever engaged in an organizational effort to represent any employees of such Companies or made a demand for recognition or filed a petition with any labor relations board seeking to represent any employees of such Companies.

2.25.4 No Company is delinquent in payments to any of its employees or consultants for any wages, salaries, overtime pay, commissions, bonuses, vacation pay, sick pay, severance and termination pay, benefits or other Compensation for any services or otherwise arising under any policy, practice, Contractual Obligation, plan, program or Legal Requirement. Except as set forth on Schedule 2.25, no Company’s policies or practices are currently being audited or, to ECS’s Knowledge investigated by any Governmental Authority. Except as set forth on Schedule 2.25, there is no pending or, to ECS’s Knowledge, threatened Action, unfair labor practice charge, grievance, or other charge or inquiry against any Company brought by or on behalf of any employee, prospective employee, former employee, retiree, labor organization or other representative of any Company’s employees, or other individual or any Governmental Authority with respect to employment practices brought by or before any Governmental Authority.

2.25.5 The Companies are and have been since inception in compliance in all material respects with all applicable Legal Requirements relating to the employment of labor, including applicable laws respecting employment and employment practices, terms and conditions of employment, wages and hours, payroll documents, equal opportunity, immigration compliance, occupational health and safety, termination or discharge, plant closing and mass layoff requirements, affirmative action, workers’ compensation, disability, unemployment compensation, whistleblower laws, collective bargaining, the payment of all applicable Taxes including the full payment of all required social security contributions and other required withholdings, and the Companies are not in violation of any applicable Legal Requirements concerning classification or retention of independent contractors.

2.25.6 Except as set forth on Schedule 2.25, no Member is, and to ECS’s Knowledge, no other employee, officer, manager, contractor or consultant of any Company is obligated under any applicable Legal Requirement or under any Contractual

Obligation of any nature, or is subject to any judgment, decree or Governmental Order that would interfere with the use of such Member’s, employee’s, officer’s, manager’s, contractor’s or consultant’s best efforts to promote the interests of the applicable Company or that would conflict with any Business. The conduct of the Companies’ Businesses has not and the contemplated operation of the Companies’ Businesses, and the consummation of the Contemplated Transactions, will not, conflict with or result in a breach of the terms, conditions or provisions, or constitute a default under any Contractual Obligation under which any member, employee, officer, director, manager, contractor or consultant of any of the Companies or any of their Predecessors is or was bound (other than the Contractual Obligations listed under item 1 on Exhibit G). The conduct of the Companies’ Businesses, the contemplated operation of the Companies’ Businesses and the consummation of the Contemplated Transactions, including any prior or future contemplated actions of any member, employee, officer, director, manager, contractor or consultant of any of the Companies or any of their Predecessors in connection therewith, have not conflicted with and will not conflict with or result in a breach of any of the terms, conditions or provisions of, or constitute a default under, any Contractual Obligation listed under item 1 on Exhibit G.

2.26 Litigation; Governmental Orders.

2.26.1 Litigation. Except as disclosed on Schedule 2.26, there is no Action to which any Member (related to the Businesses) or any Company is a party (either as plaintiff or defendant) or to which its assets are subject pending, or to ECS’s Knowledge, threatened. There is no Action to which any Company or Member is a party (either as plaintiff or defendant) or to which its assets are subject pending, or to ECS’s Knowledge, threatened, which (a) in any manner challenges or seeks the rescission of, or seeks to prevent, enjoin, alter or delay the consummation of, or otherwise relates to, this Agreement or the Contemplated Transactions, or (b) may result in any change in the current equity ownership of the Companies, nor, to ECS’s Knowledge, is there any basis for any of the foregoing. Except as disclosed on Schedule 2.26, there is no Action that any Member (related to the Businesses) or any Company presently intends to initiate. No Company or Member has any notice of any facts or circumstances that could result in any Action to which it would be a party (either as plaintiff or defendant) or to which its assets would be subject.

2.26.2 Governmental Orders. Except as disclosed on Schedule 2.26, no Governmental Order has been issued that is applicable to, or otherwise affects, any Company, or its assets or Businesses.

2.27 Insurance. Schedule 2.27 sets forth a true, correct and complete list of all insurance policies by which the Companies, or any of their Assets, employees, officers, managers or directors or the Businesses have been insured (including fire, theft, casualty, comprehensive, general liability, worker’s compensation, business interruption, environmental, product liability, automobile, vehicle and equipment insurance policies), or otherwise the beneficiary of coverage of, since December 31, 2007 (the “Liability Policies”). The list includes for each Liability Policy the type of policy, form of coverage, policy number, name of insurer and expiration date. The Companies have made available in the Data Room true, accurate and complete copies of all Liability Policies, in each case, as amended or otherwise modified and in effect. Schedule 2.27 describes any self-insurance arrangements affecting any Company. The Companies have since December 31, 2007 maintained in full force and effect with, to ECS’s Knowledge, financially sound and reputable insurers insurance with respect to their Assets and the Businesses, in such amounts and against such losses and risks as is customarily carried by Persons engaged in the same or similar business and as is required under the terms of any applicable Real Property Leases or other Contractual Obligations. Except as disclosed on Schedule 2.27, no insurer (a) has questioned, denied or disputed (or otherwise reserved its rights with respect to) the coverage of any claim pending under any Liability Policy or (b) has provided any notice of cancellation or any other indication and the Companies have no reason to believe that any insurer plans to cancel any Liability Policy or materially raise the premiums or alter the coverage under any Liability Policy. All premiums due and payable under all Liability Policies of the Companies have been paid and, except as set forth in Schedule 2.27 the Companies are not liable for any retroactive premium or similar adjustment. Schedule 2.27 identifies all claims asserted by the Companies pursuant to any Liability Policy since January 1, 2007 and describes the nature and status of each claim.

2.28 Banking Facilities. Schedule 2.28 sets forth a true, correct and complete list of: (a) each bank, savings and loan or similar financial institution with which any Company has an account or safety deposit box or other arrangement, and any numbers or other identifying codes of such accounts, safety deposit boxes or such other arrangements maintained by any Company thereat; (b) the names of all Persons authorized to draw on any such account or to have access to any such safety deposit box facility or such other arrangement; and (c) any outstanding powers of attorney executed by or on behalf of any Company.

2.29 Powers of Attorney. Except as set forth on Schedule 2.29, no Company has any general or special powers of attorney outstanding (whether as grantor or grantee thereof).

2.30 No Brokers. Except for the fees of FBR Capital Markets disclosed on Schedule 2.30(a), no Company or Member has a Liability of any kind to, or is subject to any claim of, any broker, finder or agent in connection with the transactions contemplated by the Company Agreements (other than this Agreement and the Option Agreement). Except for the fees of FBR Capital Markets disclosed on Schedule 2.30(b), no Company or Member has a Liability of any kind to, or is subject to any claim of, any broker, finder or agent in connection with the transactions contemplated by this Agreement or the Option Agreement.

2.31 Surety Bonds.

2.31.1 The Companies have posted all deposits, letters of credit, trust funds, bid bonds, performance bonds, reclamation bonds, surety bonds and all such similar undertakings (collectively, “Surety Bonds”) required to be posted in connection with their operations. Schedule 2.31.1 contains a true and complete list of all Surety Bonds posted by the Companies in connection with their operations including the name of each surety and the Companies’ reasonably best estimated cost of completion for the project or job secured by such Surety Bond.

2.31.2 Except as disclosed on Schedule 2.31.2, the Companies are in compliance with all Surety Bonds applicable to each of them, and the operation of their Businesses and the state of reclamation with respect to the Surety Bonds are “current” or in “deferred status” regarding reclamation obligations and otherwise are in compliance with all applicable reclamation and other applicable Legal Requirements. Except as set forth on Schedule 2.31.2, no Company is nor will be required to obtain a substitute Surety Bond with respect to any of its Surety Bonds and the Surety Bonds will remain in effect on identical terms immediately following the Closing.

2.32 Reorganizations for Federal Income Tax Purposes. In connection with the qualification of the Merger as a reorganization within the meaning of Sections 368(a)(1)(A) and 368(a)(2)(D) of the Code:

(a) The fair market value of the Parent Shares and other consideration received by the Unit Equivalent Holders will be approximately equal to the fair market value of the Unit Equivalents surrendered in the exchange.

(b) The Companies and the Members will pay their respective expenses, if any, incurred in connection with the transaction and will not pay any of the expenses of Parent, Merger Subsidiary or Sister Subsidiary incurred in connection with the transaction.

(c) There is no intercorporate indebtedness existing between Parent and the Company, between Merger Subsidiary and the Company or between Sister Subsidiary and the Company that was issued, acquired or will be settled at a discount.

(d) No Company is an investment company as defined in Section 368(a)(2)(F)(iii) and (iv) of the Code.

(e) No Company is under the jurisdiction of a court in a Title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Code.

(f) None of the compensation received by any Non-Entity Member–employee of ECS will be separate consideration for, or allocable to, any of his Unit Equivalents; none of the Parent Shares received by any Non-Entity-Member–employee will be separate consideration for, or allocable to, any employment agreement; and the compensation paid to any Non-Entity Member–employee will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm’s–length for similar services.

(g) Pursuant to the Merger, immediately after the Effective Time, Merger Sub will hold at least ninety percent (90%) of the fair market value of the net assets and at least seventy percent (70%) of the fair market value of the gross assets held by ECS immediately prior to the Effective Time. For purposes of this representation, amounts paid by ECS to its dissenters, amounts paid by ECS to holders of its Equity Securities who receive cash or other property, amounts used by ECS to pay reorganization expenses, and all redemptions and distributions (except for regular, normal dividends) made by ECS will be included as assets of such Company, respectively, immediately prior to the Merger.

2.33 No Material Adverse Effect. Except as set forth in Schedule 2.33, since the date of the Most Recent Balance Sheet Date, no event or circumstance has occurred which has had or would reasonably be expected to have a Material Adverse Effect.

2.34 Securities Law Matters.

2.34.1 The Parent Shares that may be issued in connection with this Agreement are being acquired by the Members for their own accounts, for investment and not with a view to, or intention of, distribution thereof in violation of the 1933 Act, or any applicable state securities laws, and the Parent Shares will not be disposed of by any Member in contravention of the 1933 Act or any applicable state securities laws.

2.34.2 Each Member is an “accredited investor” as defined in Rule 501(a) under the 1933 Act, as amended by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, possessing such knowledge and experience in financial and business matters and sophistication, as an investor, adequate for the evaluation of the merits and risks of its investment in the Parent Shares and to make an informed investment decision.

2.34.3 Each Member has had an opportunity to ask questions and receive answers concerning Parent and the Parent Shares and has had full access to such other information concerning Parent and the Parent Shares as such Member has requested or which has been filed by Parent with the SEC.

2.34.4 Each Member has discussed with and relied upon the advice of its independent legal counsel, tax and financial advisors with regard to the meaning and legal consequences of such Member’s representations and warranties contained herein and the considerations involved in making an investment in the Parent Shares, and such Member understands that Parent is relying on such Member’s representations set forth herein in respect of the offer and sale of the Parent Shares.

2.34.5 Each Member acknowledges that the Parent Shares are “restricted securities” as defined by Rule 144 promulgated under the 1933 Act, are not registered under the 1933 Act or any applicable state securities laws and are being issued by Parent to the Members in reliance upon the Section 4(2) private placement exemption contained in the 1933 Act.

2.34.6 Each Member understands that he or it must bear the economic risk of his or its acquisition of the Parent Shares for an indefinite period of time because (i) the acquisition of Parent Shares pursuant to this Agreement has not been registered under the 1933 Act and applicable state securities laws; and (ii) the Parent Shares may therefore not be sold, transferred, pledged, or otherwise disposed of unless subsequently so registered or, in the opinion of counsel (reasonably satisfactory to Parent), registration under the 1933 Act or any applicable state securities laws is not required.

2.34.7 Legends. It is understood that the certificates evidencing the Parent Shares may bear one or all of the following legends:

(a) “These securities have not been registered under the Securities Act of 1933, as amended. They may not be sold, offered for sale, pledged or hypothecated in the absence of a registration statement in effect with respect to the securities under such Act or an opinion of counsel reasonably satisfactory to the Company that such registration is not required or unless sold pursuant to Rule 144 of such Act.”

(b) “These securities are additionally subject to the transfer restrictions set forth in that certain Agreement and Plan of Merger, dated November 16, 2010, as amended or otherwise modified (the “Agreement”), by and among MasTec, Inc., ECS Acquisition Merger Subsidiary I, Inc., ECS Acquisition Merger Subsidiary II, LLC, EC Source Services, LLC, Force Capital Partners, LLC, FCP Investments, LLC, Jon Maslonka, Sidney Strauss, Justin Campbell, Casey Maslonka, and Martin Maslonka.”

(c) Any legend required by Law, including any legend required by the Business Corporation Act of the State of Florida.

3.	REPRESENTATIONS AND WARRANTIES OF PARENT

In order to induce ECS and the Members to enter into and perform this Agreement and to consummate the Contemplated Transactions, except with respect to the representations and warranties contained in Sections 3.6 and 3.7 which are being made by Parent solely as of the date hereof, upon exercise of the Merger Option Parent will represent and warrant to the Company and the Members as follows:

3.1 Organization. Parent is duly organized, validly existing and in good standing under the laws of the State of Florida and has the corporate power and authority to own its properties and to carry on its business as it is now being conducted.

3.2 Power and Authorization. The execution, delivery and performance by Parent of this Agreement and the consummation of the Contemplated Transactions are within the power and authority of Parent and upon or prior to the exercise of the Merger Option will be duly authorized by all necessary action on the part of Parent, and no other corporate or other action on the part of Parent or any other Person will be necessary to authorize the execution and delivery of this Agreement by Parent or the consummation by Parent of the transactions contemplated by this Agreement. This Agreement (a) has been duly executed and delivered by Parent and (b) is a legal, valid and binding obligation of Parent, Enforceable against Parent in accordance with its terms.

3.3 Authorization of Governmental Authorities. Except for compliance with the HSR Act, the filing of the Articles of Merger as provided in Section 1.1, and the filing in connection with the Subsequent Merger of the filings noted in Schedule 2.4, no action by (including any authorization, consent or approval), or in respect of, or filing with, any Governmental Authority is required for, or in connection with, the valid and lawful (a) execution, delivery and performance by Parent of this Agreement or (b) consummation of the Contemplated Transactions by Parent.

3.4 Noncontravention. Except as set forth in Schedule 3.4, neither the execution, delivery and performance by Parent of this Agreement nor, if the Merger Option is exercised, the consummation of the Contemplated Transactions will:

(a) violate any provision of any Legal Requirement applicable to Parent;

(b) result in a breach or violation of, or default under, or give rise to a right for any third-party to terminate or any prepayment penalty under any Contractual Obligation of Parent;

(c) require any action by (including any authorization, consent or approval) or in respect of (including notice to), any Person under any Contractual Obligation; or

(d) result in a breach or violation of, or default under, Parent’s Organizational Documents.

3.5 No Brokers. Parent has no Liability of any kind to any broker, finder or agent with respect to the Contemplated Transactions.

3.6 Securities. As of the date hereof, Parent has made all filings with the SEC that it is required to make under the Exchange Act including, and since the date of, the filing of its Annual Report on Form 10-K for the year ended December 31, 2009 (collectively, the “Public Reports”). The Public Reports were prepared and comply in all material respects with the requirements of the Exchange Act.

3.7 Parent Financial Statements. As of the date hereof, the financial statements of Parent (the “Parent Financial Statements”) included in the Public Reports were prepared in accordance with the books and records of Parent and its consolidated subsidiaries and have been prepared in accordance with GAAP. As of the date hereof, the Parent Financial Statements fairly present in all material respects in accordance with GAAP the financial position of Parent and its consolidated subsidiaries as at the respective dates thereof and the results of the operations of Parent and its consolidated subsidiaries for the respective periods covered thereby.

4.	PRE-CLOSING COVENANTS

4.1 Access and Investigation. Between the date of this Agreement and the Closing Date, ECS will, and ECS and the Members will cause each of their respective Representatives and the Subsidiaries to, (a) afford Parent and its Representatives, upon reasonable advance notice and during regular business hours full and free access to the Companies’ personnel (including, for purposes of negotiating post-Closing employment and non-competition arrangements), properties, jobsites, Contractual Obligations, customers, books and records (including all Tax records), and other documents and data, (b) furnish Parent and its Representatives with and upload to the Data Room copies of all such Contractual Obligations, books and records, and other existing documents and data as Parent and its Representatives may reasonably request, and (c) furnish Parent and its Representatives with and upload to the Data Room such additional financial, operating, and other data and information as Parent or its Representatives may reasonably request; provided that (i) no investigation pursuant to this Section 4.1 shall affect or be deemed to modify any representation or warranty made by the ECS and the Members; (ii) such access does not unreasonably interfere with the normal business operations of the Companies; (iii) that all requests for access shall be directed to the Members’ Representative, or such other person as the Companies may designate from time to time; and (iv) the Companies shall not be required to provide access to customers until the Companies arrange meetings with such customers; provided that the Companies shall use their commercially reasonable efforts to arrange such meetings.

4.2 Operation of the Companies and their Businesses.

4.2.1 Ordinary Course. Except as expressly permitted, and in compliance with all the terms and conditions required, by the New Operating Agreement or as expressly consented to in writing by Parent between the date of this Agreement and the Closing Date (the “Pre-Closing Period”), ECS shall, and shall cause the Subsidiaries to, and the Members shall cause the Companies to, act and carry on their respective Businesses solely in the Ordinary Course of Business, consistent with all the terms and conditions of the New Operating Agreement, and shall use commercially reasonable efforts to (i) maintain and preserve their business organization, assets, Governmental Authorizations and properties, (ii) preserve their business relationships with customers, strategic partners, suppliers, distributors and others having business dealings with them, (iii) continue to perform under all Contractual Obligations, (iv) maintain all Liability Policies and (v) keep available the services of their present officers, employees and consultants.

4.2.2 Pre-Closing Negative Covenants.

(a) To the extent permitted by applicable laws, without limiting the generality of the foregoing, except (i) as expressly consented to in writing by Parent, or (ii) as contemplated by this Agreement, during the Pre-Closing Period: ECS and the Members shall not, ECS shall cause the Subsidiaries not to, and the Members shall cause the Companies not to, take any actions that would or would reasonably be expected to result in a breach of any of ECS’ and/or any Member’s representations, warranties, covenants and other agreements contained in the New Operating Agreement.

(b) During the Pre-Closing Period, except as consented to in writing by Parent, no Member shall directly or indirectly do any of the following:

(i) sell, lease, pledge, or otherwise transfer, dispose of or otherwise encumber or subject (or allow to become subject) to any Encumbrance any Common Units; provided however, that Parent shall not unreasonably withhold its consent to any such transfer by an ECS Member to his or its Affiliate resulting from death or bona fide estate planning purposes; or

(ii) authorize or enter into an agreement to do anything prohibited by the foregoing.

4.2.3 Option Pre-Closing Period Covenants. To the extent permitted by applicable laws, without limiting the generality of the foregoing, (i) except as expressly consented to in writing by Parent, or (ii) as contemplated by this Agreement, from the date on which Parent exercises the Merger Option to the Closing (the “Option Pre-Closing Period”):

(a) ECS and the Members shall not, ECS shall cause the Subsidiaries not to, and the Members shall cause the Companies not to, directly or indirectly do any of the following:

(i) declare, set aside or pay any cash or non-cash distributions or dividends (other than cash distributions or dividends from the Subsidiaries to ECS), split, combine or reclassify any Equity Securities or issue or authorize the issuance of any other Equity Securities in respect of, in lieu of or in substitution for its Equity Securities or Debt; or purchase, redeem or otherwise acquire any Equity Securities;

(ii) issue, deliver, sell, grant, pledge or otherwise dispose of or encumber any Equity Securities;

(iii) amend or adopt any amendments to any Company’s or Entity Members’ Organizational Documents;

(iv) acquire by merging or consolidating with, or by purchasing all or a substantial portion of the assets or any stock of, or by any other manner, any business or any Person or division thereof, or any assets that are material, in the aggregate, to any Company;

(v) sell, lease, license, pledge, or otherwise dispose of or otherwise encumber or subject (or allow to become subject) to any Encumbrance, other than Permitted Encumbrances, any of its material properties or Assets, including any capital asset or related capital assets with a fair market value in excess of Ten Thousand Dollars ($10,000);

(vi) knowingly or irrevocably waive any material right of any Company under any Contractual Obligation;

(vii) incur any Debt, (B) issue, sell or amend any Debt, (C) Guarantee or otherwise become liable for any Debt of another Person, (D) make any material loans, advances or capital contributions to, or Investment in, any other Person, (E) modify or cancel any material third-party Debt owed to any Company, or (F) enter into any arrangement having the economic effect of the foregoing;

(viii) make any single capital expenditure or other expenditures with respect to PP&E in excess of Fifty Thousand Dollars ($50,000) in the aggregate;

(ix) except as required to comply with applicable Laws or the terms of any Employee Plan, (A) adopt, enter into, terminate or amend any Employee Plan, (B) increase the compensation or fringe benefits, or pay any bonus not required by an existing plan, arrangement or agreement to, any officer or employee of any Company, (C) grant any Equity Securities, or (D) take any action other than in the Ordinary Course of Business to fund or in any other way secure the payment of compensation or benefits under any Employee Plan;

(x) except as may be required to comply with applicable Tax Laws, make, revoke, amend or change any election in respect of Taxes, file any amendment to a Tax Return, settle any claim or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes;

(xi) threaten, commence, pay, discharge, settle or satisfy any Action;

(xii) terminate or fail to renew any Governmental Authorization that is required for continued operations;

(xiii) enter into, amend or modify any collective bargaining agreement or union contract with any labor organization or union or waive, release or assign any rights or claims under any such agreement or contract;

(xiv) accelerate or defer any material obligation or payment by or to any Company, or not pay any accounts payable or other obligation of any Company when due, unless contested in good faith with full and complete appropriate reserves provided in the relevant Company’s books and records;

(xv) decrease or defer in any material respect, any required maintenance, repair or replacement of any PP&E or the level of costs expended in connection therewith;

(xvi) fail to maintain insurance at levels at least comparable to current levels or otherwise in a manner inconsistent with past practice;

(xvii) discontinue any line of business or adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, recapitalization or other similar reorganization;

(xviii) take any action that could or could reasonably be expected to (A) result in a material breach of any representation or warranty of ECS and/or the Members, (B) result in any of the conditions set forth in Section 6 (other than Section 6.1) or Section 7 not being satisfied (other than (i) to the extent a Non-Entity Member is a Required Employee, such Non-Entity Member’s own decision not to enter into an employment agreement or noncompetition agreement with Parent, and (ii) a decision by a Member or its Affiliate not to terminate or amend a Real Property Lease or enter into a new Real Property Lease with any Company or Parent or Affiliate of either), or (C) otherwise prevent or materially delay or materially impair its ability to consummate the Contemplated Transactions on the terms contemplated by this Agreement;

(xix) at any time within the 90-day period prior to the Closing Date, effectuate a “plant closing” or “mass layoff” as those terms are defined in WARN or any similar state Law, affecting in whole or in part any site of employment, facility, operating unit or employee of any Company;

(xx) make any change to its accounting methods, principles or practices (including with respect to Taxes) or to the Financials or to the working capital policies applicable to any Company, except as required by GAAP;

(xxi) except for entering into any non-exclusive license agreements in the Ordinary Course of Business, transfer or grant to any third party any rights with respect to any Intellectual Property;

(xxii) form any subsidiary or acquire any Equity Security of any Person;

(xxiii) make any changes to the Budget (as defined in the New Operating Agreement) or any Company’s strategic, financial or risk management plan;

(xxiv) enter into or amend or otherwise modify any transaction, agreement, or contract with any Member or any Affiliate of any Member;

(xxv) enter into or amend or otherwise modify any transaction, agreement or contract with any third party with a value expected to exceed $50,000; or

(xxvi) authorize or enter into an agreement to do anything prohibited by the foregoing.

(b) ECS and the Members shall allow, ECS shall cause the Subsidiaries to allow, and the Members shall cause the Companies to allow, Parent to approve or select, as applicable, any Company’s:

(i) financial plan, including monthly and quarterly income statements, balance sheets and cash flow statements;

(ii) annual audited financial statements;

(iii) risk management plan;

(iv) corporate counsel;

(v) authorized signatories and signing authorities on all bank accounts for check signing, money transfer authorities, etc.;

(vi) outside consultants with a contract value in excess of $10,000 or to whom payments are expected to exceed $10,000 in the aggregate;

(vii) expenditure or transaction involving:

1. the procurement of goods, services or other resources for an amount that would exceed the amount budgeted for such items in the Budget (as defined in the New Operating Agreement) by more than 5%, or which when added to all other expenditures and outlays of the Companies for the then applicable Budget period, would cause total actual expenditures and outlays to exceed by more than 1% the total amount of the Budget for such period;

2. the purchase by any Company of assets in excess of $10,000 not included in such Company’s capital expenditures budget;

3. any leasing or purchasing fleet, equipment or tools not included in such Company’s capital expenditures budget;

4. a single purchase of inventory (not included in annual budgeted procurement plans) in excess of $20,000;

5. opening of any letters of credit or bonding of jobs;

6. any other non-ordinary course payment (including the settlement of litigation or claims) in excess of $10,000;

7. the hiring, termination, election or appointment of any department head, option holder or officer of any Company;

8. changes to compensation programs of any employees at or above the level of department head and/or any other employees (excluding commissioned salesman) with salaries in excess of $50,000;

9. any Company-wide salary increases that have an annual cost in excess of the prior year’s National Consumer Price Index (all urban wage earners);

10. establishment of new businesses or new product lines; or

11. adjustments to reserve accounts in excess of $10,000 per month.

(c) No Member shall directly or indirectly do any of the following:

(i) sell, lease, pledge, or otherwise transfer, dispose of or otherwise encumber or subject (or allow to become subject) to any Encumbrance any Common Units; provided however, that Parent shall not unreasonably withhold its consent to any such transfer by an ECS Member to his or its Affiliate resulting from death or bona fide estate planning purposes;

(ii) take any action that would or would reasonably be expected to (A) result in a material breach of a representation or warranty of ECS and/or the Members, (B) result in any of the conditions set forth in Section 6 (other than Section 6.1) or Section 7 not being satisfied (other than (i) to the extent a Non-Entity Member is a Required Employee, such Non-Entity Member’s own decision not to enter into an employment agreement or noncompetition agreement with Parent, and (ii) a decision by a Member or its Affiliate not to terminate or amend a Real Property Lease or enter into a new Real Property Lease with any Company or Parent or Affiliate of either), or (C) otherwise prevent or materially delay or materially impair its ability to consummate the Contemplated Transactions on the terms contemplated by this Agreement; or

(iii) authorize or enter into an agreement to do anything prohibited by the foregoing.

4.3 Commercially Reasonable Efforts; Notification; Hart-Scott-Rodino Act Filings.

4.3.1 (a) Upon the terms and subject to the conditions set forth in this Agreement, if Parent exercises the Merger Option, Parent, Merger Subsidiary, Sister Subsidiary, ECS and the Members agree and ECS and the Members agree to cause the Subsidiaries to use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Contemplated Transactions, including (i) preparing and filing of all forms, registrations and notices required to be filed, obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Authorities and the making of all necessary registrations and filings (including filings with Governmental Authorities) and the taking of all commercially reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an Action by, any Governmental Authority, (ii) obtaining all necessary consents, approvals or waivers from third parties, (iii) defending of any Actions challenging this Agreement or the consummation of the Contemplated Transactions, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Authority vacated or reversed and (iv) the execution and delivery of any additional instruments reasonably necessary to consummate the Contemplated Transactions. Notwithstanding the foregoing or any other provision of this Agreement to the contrary, in no event shall Parent be obligated to, and the Companies shall not without the prior written consent of Parent, agree or proffer to divest or hold separate, or enter into any licensing, business restriction or similar arrangement with respect to, any assets (whether tangible or intangible) or any portion of any business of Parent, its Affiliates or any Company.

4.3.2 Without limiting the generality of the foregoing, as soon as may be reasonably practicable if Parent exercises the Merger Option, and in no event later than 10 Business Days after the date of such exercise, if such exercise occurs, Parent and ECS each shall file with the FTC and the Antitrust Division of the DOJ Notification and Report Forms relating to the Contemplated Transactions as required by the HSR Act. Subject to applicable Laws and the preservation of any applicable attorney-client privilege, Parent and ECS each shall promptly (i) supply the other with any information that may be required in order to effectuate such filings, (ii) supply any additional information that reasonably may be required by the FTC or the DOJ, and each will use reasonable efforts to obtain a waiver of the applicable waiting period and (iii) make any further filings pursuant thereto that may be necessary, proper or advisable in connection therewith. Parent, on the one hand, and ECS, on the other, shall share equally all filing fees and other charges for the filing under the HSR Act and shall each be responsible for all costs and expenses for obtaining their own respective consents, approvals or waivers from third parties and for defending any actions against them challenging this Agreement or the consummation of the Contemplated Transactions.

4.4 Acquisition Proposals.

4.4.1 ECS and Members shall not, nor shall they permit or authorize any of their Representatives or the Subsidiaries to, directly or indirectly, initiate, solicit, encourage or otherwise facilitate (including by way of furnishing confidential information) any inquiries or the making of any proposal or offer, with respect to (i) any merger, reorganization, share exchange, business combination, recapitalization, consolidation, liquidation, dissolution or similar transaction involving any Company, (ii) any sale, lease, exchange, mortgage, pledge, transfer or purchase of a significant portion of the Assets or any Asset material to the Businesses (other than the sale of Inventory or obsolete PP&E, which has been replaced by all substitute PP&E necessary to continue to operate the Businesses in the Ordinary Course of Business) or Equity Securities of any Company or Entity Member, (iii) any purchase or sale of, or tender offer or exchange offer for Unit Equivalents (any such proposal or offer being hereinafter referred to as an “Acquisition Proposal”). ECS and the Members shall not, nor shall they permit or authorize any of their Representatives or the Subsidiaries to, directly or indirectly, (a) engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions or conversations with, any Person relating to an Acquisition Proposal, or otherwise facilitate any effort or attempt to make or implement or accept an Acquisition Proposal, or (b) enter into any letter of intent or similar document contemplating, or enter into any agreement with respect to, an Acquisition Proposal. Without limiting the foregoing, it is agreed that any violation of the restrictions set forth in this paragraph by any Representative, whether or not such Person is purporting to act on behalf of any Company or Member or otherwise, shall be deemed to be a breach of this Section 4.4 by ECS and the Members.

4.4.2 Members’ Representative will promptly (and in any event within two (2) Business Days) notify Parent in writing of the existence of any proposal, discussion, negotiation or inquiry received by any Company, any Member or any of their Representatives with respect to any Acquisition Proposal, and the Members’ Representative will immediately communicate to Parent the terms of any proposal, discussion, negotiation or inquiry which it or they may receive (including a copy of any such proposal) and the identity of the Person making such proposal or inquiry or engaging in such discussion or negotiation.

4.4.3 The Companies and Members will, and will cause their Representatives to, immediately cease and cause to be terminated any existing activities, discussions or negotiations with any Person(s) conducted heretofore with respect to any Acquisition Proposal. In addition, the Companies shall promptly request that each Person who has heretofore received information in connection with such Person’s consideration of an Acquisition Proposal return or destroy all confidential information heretofore furnished to such Person by or on behalf of any Company or any Member. Neither ECS nor the Members shall, and each of which shall cause the Subsidiaries not to, release any third party from, or waive any provision of, any confidentiality or standstill agreement to which any Company or Member is a party. ECS and the Members agree that they will take the necessary steps to promptly inform their Representatives of the obligations undertaken by ECS and Members in this Section 4.4.

4.5 Bank Accounts; Powers of Attorney. As of the Closing, to the extent requested by Parent, ECS and the Members shall cause Parent’s designees to be added, and the Companies’ respective designees to be removed, as signatories with respect to each of the Companies’ respective bank accounts and to terminate any powers of attorney.

4.6 Notice. Between the date hereof and the Closing Date within thirty (30) days of Parent’s request (such request not to be made more than two (2) times in any calendar year) and promptly after Parent’s exercise of the Merger Option, the Members’ Representative will notify Parent in writing (where appropriate and only with respect to matters occurring after the date hereof, through updates to the Disclosure Schedules) of, and contemporaneously will provide Parent with and upload to the Data Room true, accurate and complete copies of any and all information or documents relating to any event, transaction or circumstance, that existed or occurred on, prior to or after the date of this Agreement, as soon as practicable after it becomes known to ECS or any Member, that causes or will cause any representation, warranty, covenant or agreement of ECS and/or the Members under this Agreement to be breached, that renders or will render untrue any representation or warranty of ECS and/or the Members contained in this Agreement as if the same were made on or as of the date of such event, transaction or circumstance, or that make the timely satisfaction of any condition to Closing impossible or unlikely. Both ECS and the Members, on the one hand, and Parent, on the other, shall have the right until the Closing Date to amend or supplement their respective Disclosure Schedules to the representation and warranties in Section 2 and 3. No notice (or updates to Disclosure Schedules) given pursuant to this Section 4.6 shall have any effect on the representations and warranties made as of the date of this Agreement or any covenants or agreements contained in this Agreement for purposes of determining satisfaction of any condition, whether a breach or default has occurred, or the termination or indemnification rights of the parties provided by this Agreement or otherwise.

4.7 Consultation. To the extent permitted by applicable Law, (i) during the Pre-Closing Period, ECS and the Members will consult with management of Parent with a view to informing them as to the operation and management of the Companies, and (ii) and during the Option Pre-Closing Period, ECS will cause its management, and will cause the management of the Companies to, participate in monthly operational reviews with the management of Parent.

4.8 Interim Financial Statements. During the Pre-Closing Period, ECS and the Members shall cause the Companies to provide Parent with the “Audited Financials,” “Unaudited Quarterly Financials” and “Unaudited Monthly Financials,” in each case as such term is defined in the New Operating Agreement and subject to the terms and conditions specified in the New Operating Agreement for such financials; provided however, that for the purposes of this Agreement, ECS and the Members shall have: (i) 120 days after the end of each fiscal year to deliver the Audited Financials, (ii) 30 days after the end of each calendar month to deliver the Unaudited Monthly Financials, provided further that for the purposes of this Agreement the Unaudited Monthly Financials shall be required for every calendar month and shall also be required to contain unaudited consolidated statements of cash flows of the Companies for the period from the beginning of the current fiscal year to the end of such month, in each case, in addition to and in compliance with all of the other terms and conditions that apply to such Unaudited Monthly Financials as set forth in the New Operating Agreement and (iii) 30 days after the end of each fiscal quarter to deliver the Unaudited Quarterly Financials; provided further that for the purposes of this Agreement Unaudited Quarterly Financials shall be required for every fiscal year quarter. Upon delivery of the foregoing financial statements to Parent, the representations and warranties set forth in Section 2.6 and other financial statement representations and warranties set forth herein shall be deemed to have been made as to such financial statements to the extent that such financial statements are the Most Recent Financials as of the Closing Date.

4.9 Environmental Review

4.9.1 Parent, at its sole cost and expense, may undertake “Phase I” environmental site assessments (the “Phase I ESA(s)”) of any Asset that is real property. Each Phase I ESA that Parent elects to undertake shall be conducted by a reputable environmental consultant with appropriate licenses, certificates, experience and training selected by the Parent (the “Environmental Consultant”). The Environmental Consultant shall conduct the Phase I ESAs in accordance with the ASTM E1527-00 Standard Practice for Environmental Site Assessments: Phase I Environmental Site Assessment Process (as such practice may have been updated or revised as of the date hereof, the “ASTM Phase I ESA Standard”) and may include such non-scope considerations reasonably specified by the Parent. The Phase I ESAs, however, shall not include testing of any environmental medium, or any materials, of any structure on any real property without the express written approval of ECS, which approval shall not be unreasonably withheld. Notwithstanding the foregoing sentence, any such testing of any environmental medium, or materials, of any structure on any real property during any Phase I ESA shall not unreasonably interfere with the ability of the Companies to conduct their business or result in any material damage to any such structure.

4.9.2 Should any Phase I ESA reveal a “recognized environmental condition,” as defined in the ASTM Phase I ESA Standard, for which the Environmental Consultant recommends a Phase II ESA (as defined below), then Parent may cause the Environmental Consultant to undertake a reasonable and appropriate subsurface investigation of any such recognized environmental condition at any such real property in a “Phase II” environmental site assessment (the “Phase II ESA(s)”) in accordance with ASTM E1903-97 (2002) (as such practice may have been updated or revised as of the date hereof, the “ASTM Phase II ESA Standard”). The Environmental Consultant shall prepare a separate scope of work and cost estimate for each Phase II ESA of each real property that Parent reasonably deems necessary. The performance of such Phase II ESAs shall not unreasonably interfere with the ability of the Companies to conduct their business.

4.9.3 After the conclusion of any Phase I or Phase II ESAs, as set forth above, Parent will be responsible to restore the real property to its original condition and repair any damage resulting from such Phase I or Phase II ESA work.

4.10 Employee Benefit Plans

4.10.1 Within 90 days of the date hereof: (i) all assets that are attributable to current or former employees (or the beneficiaries of such current or former employees) of an employer participating in the ECS 401K Plan other than the Companies, shall be spun off into a separate employee benefit plan that is: (x) qualified under Section 401(a) of the Code and (y) sponsored by the employer of such current or former employee or employees and (ii) the Participating Employers Addendum to the Adoption Agreement of the ECS 401K Plan shall be amended to remove ECSD as a participating employer in the ECS 401K Plan.

4.10.2 ECS and the Members acknowledge that following the date hereof, the Companies and Parent may be members of a single controlled group of corporations under Section 414(b) of the Code or trades or businesses which are under common control under Section 414(c) of the Code. Accordingly, each Member and ECS hereby agrees with Parent that such Member and ECS and their respective Representatives will not, and that such Member will cause its respective Affiliates not to, at any time on or after the date hereof, directly or indirectly, without the prior written consent of the Parent to (a) perform any action, including, but not limited to significantly changing the coverage of the ECS 401K Plan, that would cause the transition rule set forth in Section 410(b)(6)(C)(i) of the Code to no longer apply to any plans intended to be qualified under Section 401(a) of the Code that are maintained by ECS or Parent during the transition period set forth in Section 410(b)(6)(C)(ii) of the Code, or (b) make any election for purposes of determining highly compensated employees under the ECS 401K Plan that would be inconsistent with any election made by Parent with respect to any plan maintained by Parent that is intended to be qualified under Section 401(a) of the Code, including, but not limited to the top-paid group election or the calendar year data election.

4.10.3 Each Member and ECS and their respective Representatives shall, or as applicable shall cause their respective Affiliates to, at all times on and after the date hereof, directly or indirectly, (a) operate the ECS 401K Plan in a manner that satisfies the nondiscrimination testing requirements and any other requirements set forth in the Code and the Treasury Regulations thereunder to insure the continued qualification of the ECS 401K Plan under Section 401(a) of the Code, and (b) following the transition period forth in Section 410(b)(6)(C)(ii) of the Code that results from the Contemplated Transactions, provide Parent with any information reasonably requested by Parent for purposes of determining whether the employees of ECS participating in the ECS 401K Plan satisfy the coverage requirements of Section 410(b) of the Code and to the extent ECS fails to satisfy the coverage requirements of Section 410(b) of the Code when tested with the employees of Parent as members of a single controlled group of corporations under Section 414(b) of the Code or trades or businesses which are under common control under Section 414(c) of the Code, cause ECS to comply with Parent’s reasonable instructions to insure that the ECS 401K Plan satisfies the nondiscrimination testing requirements, including, modifying the amount of any employer contributions under the ECS 401K Plan, and any other requirements Parent reasonably deems necessary to ensure the continued qualification of the ECS 401K Plan under Section 401(a) of the Code.

4.11 Employment Agreements. Each Member and Parent and their respective Representatives will enter or has entered into amendments, or as applicable will cause or has caused their respective Affiliates to enter into amendments, to the employment or service agreements entered into between ECS and each of James Haunty, Robert Dunbar, Chuck Desrosiers, Jon Maslonka, Justin Campbell, Brian Bratton, and Brian Smaistrla and the employment agreements entered into between T&D and William Wright and EEG and Sid Strauss, substantially in the form set forth on Exhibit J, within sixty (60) days of the date hereof.

4.12 Health and Life Insurance Plans. Prior to the Effective Time, all employees of an employer, other than the Companies, must cease participating in any “welfare benefit plan” (within the meaning of Section 3(1) of ERISA) or life insurance plan sponsored or maintained by any Company.

5.	POST-CLOSING COVENANTS

5.1 Confidentiality.

5.1.1 The Members acknowledge that the success of the Companies after the Closing Date depends upon the continued preservation of the confidentiality of certain information possessed by the Members, that the preservation of the confidentiality of such information by the Members is an essential premise of the bargain between the parties hereto, and that Parent would be unwilling to enter into this Agreement in the absence of this Section 5.1.1. Accordingly, each Member hereby agrees with Parent that such Member and its Representatives will not, and that such Member will cause its Affiliates not to, at any time on or after the Closing Date, directly or indirectly, without the prior written consent of Parent, disclose or use, any confidential or proprietary information involving or relating to the Businesses, the Companies or Buyer, including (1) customer and supplier information, including lists of names and addresses of customers and suppliers of the Companies, Buyer or any of their respective Affiliates, (2) business plans and strategies, compensation plans, compensation information, sales plans and strategies, pricing and other terms applicable to transactions between existing and prospective customers, suppliers or business associates, (3) market research and databases, sources of leads and methods of obtaining new business, and methods of purchasing, marketing, selling, performing and pricing products and services employed by the Companies or Buyer, (4) information concerning the configuration and architecture, technical data, networks, methods, practices, standards and capacities of the Companies’ information systems, Company Software and Company Technology, (5) information identified as confidential and/or proprietary in internal documents of the Companies or documents provided by Buyer, (6) all information posted in the Data Room to the extent such information was produced by or on behalf of any of the Companies and (7) all information that would be a trade secret under any applicable Law; provided, however, that the information subject to the foregoing provisions of this sentence will not include any information generally available to, or known by, the public (other than as a result of disclosure in violation hereof or any other agreement); and provided, further, that the provisions of this Section 5.1.1 will not prohibit any retention of copies of records or disclosure (a) required by any applicable Legal Requirement so long as reasonable prior notice is given to Parent of such disclosure and a reasonable opportunity is afforded to Parent to contest the same or (b) made in connection with the enforcement of any right or remedy relating to, or the performance of any obligation arising under, this Agreement or the Contemplated Transactions. Each Member agrees that it will be responsible for any breach or violation of the provisions of this Section 5.1.1 by any of its Representatives and Affiliates.

5.1.2 Notwithstanding the foregoing, each Member, and each of their Representatives may disclose to any and all Persons, without limitation of any kind, the Tax treatment and Tax structure of the Contemplated Transactions and all materials of any kind (including opinions or other Tax analyses) that are provided to the Members relating to such Tax treatment and Tax structure.

5.2 Restrictive Covenants.

5.2.1 Noncompetition. Each Member (other than Strauss) on his or its own behalf and on behalf of each of his or its Affiliates, covenants that from the Closing Date through the later of the seven-year anniversary of the Closing Date or 24 months after such Member’s termination of employment with any of the Companies, Parent, the Surviving Entity or any of their respective Affiliates (provided that a transfer of a Member’s employment between such entities shall not be deemed a termination of employment) , neither he or it nor his or its Affiliates will for his, its or their own account, jointly with another, or for or on behalf of any Person, directly or indirectly, anywhere within the United States of America, Canada, or Mexico (the “Territory”):

(a) own, manage or control, or become engaged or serve as a shareholder, bondholder, creditor, officer, director, partner, member, employee, agent, consultant, advisor, or representative of any Person, business or enterprise that competes directly or indirectly with the Companies in the Businesses (a “Competitive Business”) other than Parent, the Surviving Entity or any of the Companies; provided, however, that each Member and his or its Affiliates may passively hold up to 1% of the outstanding publicly-traded securities of a Person engaged in a Competitive Business for investment purposes only and any amount of any class of securities of Parent;

(b) recruit, induce, solicit, or employ, or in any manner attempt to recruit, induce, solicit, or employ, any Person that is at such time, or during the previous two year period was an employee, independent contractor, or consultant of any Company;

(c) solicit any Person that is at such time, or during the previous two-year period was, (i) a customer, supplier or business associate of any Company, or (ii) a Person from whom any Company solicited business or with whom any Company discussed a potential business relationship, in each case, for the purpose of offering or providing services or products which are competitive with services or products provided by any Company in the Businesses;

(d) cause or seek to cause to be terminated or adversely affected, or otherwise interfere with, any agreement or arrangement of any kind to which any Company is a party or from which it benefits; or

(e) seek to interfere with or adversely affect the ongoing relationships between any Company, on the one hand, and its suppliers, customers and professional and business contacts, on the other.

5.2.2 Acknowledgement. Each Member acknowledges that the Companies conduct the Businesses throughout the Territory; that they each provide services, directly or indirectly, to the Companies throughout the Territory; and that they each are intimately familiar with the Companies’ trade secrets, confidential information, and employee, customer and supplier relationships. Accordingly, each Member agrees that the Territory, time limitation, and scope of restrictions set forth in this Section 5.2 are reasonable and necessary to protect the legitimate business interests of Parent. Each Member agrees that any reduction to the Territory, time limitation, or scope of restrictions set forth herein would seriously undermine the efficacy of this Section 5.2 and the protections that it is intended to provide. Each Member acknowledges and agrees that the covenants contained in this Sections 5.1 and 5.2 are essential elements of this Agreement and that but for these covenants Parent would not have agreed to consummate the Merger. Each Member further expressly agrees and acknowledges that (a) the confidentiality, nonsolicitation and non-competition covenants contained in this Agreement (i) are reasonable and necessary for the protection of Parent with respect to the covenants’ respective stated purposes, time, scope and geographic area, and are supported by adequate consideration; (ii) are necessary for the protection of Parent’s legitimate business interests, including the protection of trade secrets, goodwill, and relationships with customers and suppliers purchased by Parent pursuant to this Agreement; and (iii) are not unduly restrictive of any rights of the Members; and (b) each Member has sufficient employment or business alternatives and sufficient assets, taking into account the consideration received and to be received by such Member, such that such Member does not have to compete with any Company or impermissibly use any Company’s confidential, proprietary, or trade secret information described in this Agreement in order to earn a living. The existence of any claim or cause of action against Parent by any Member, whether predicated on Parent’s breach of this Agreement or otherwise, shall not constitute a defense to the enforcement by Parent of the covenants contained in Sections 5.1 and 5.2 .

5.2.3 Injunction. The Members agree that a violation of the terms, provisions, obligations, duties and conditions described in this Agreement will cause irreparable damage to Parent for which money damages or other legal remedies would not be an adequate remedy. Accordingly, each Member acknowledges and hereby agrees that in the event of any breach or threatened breach by any Member of any of their covenants or obligations set forth in this Sections 5.1 and 5.2, Parent shall be entitled, in any court in the United States or otherwise having jurisdiction, to an injunction or injunctions, without the posting of any bond, to prevent or restrain breaches or threatened breaches of Sections 5.1 and 5.2, and to specifically enforce the terms and provisions of this Sections 5.1 and 5.2 to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of this Sections 5.1 and 5.2. Each Member hereby agrees not to challenge the enforceability of the restrictive covenants contained in Sections 5.1 and 5.2 or raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches or threatened breaches of Sections 5.1 and 5.2, and to specifically enforce the terms and provisions of Sections 5.1 and 5.2 to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of each Member under this Sections 5.1 and 5.2. The Members further agree that (x) by seeking the remedies provided for in this Section 5.2.3, Parent shall not in any respect waive its right to seek any other form of relief that may be available under this Agreement (including monetary damages), and (y) nothing set forth in this Section 5.2.3 shall require Parent to institute any Action for (or limit Parent’s right to institute any Action for) specific performance under this Section 5.2.3 prior or as a condition to exercising any rights under Section 1.9.2(h), Section 9 or otherwise, nor shall the commencement of any Action pursuant to this Section 5.2.3 or anything set forth in this Section 5.2.3 restrict or limit Parent’s right to pursue any other remedies under this Agreement or otherwise that may be available to Parent thereafter. The parties acknowledge and agree that, in the event Parent institutes an Action to enforce the restrictive covenants set forth in this Sections 5.1 and 5.2 in a forum other than one of the forum identified in Section 11.15, Parent may elect to pursue all other remedies (including damages) available to it based on the same set of facts and circumstances in the forum chosen for the injunctive relief Action or it may elect to pursue its damages and other non-injunction remedies in a forum set forth in Section 11.15 and in no event shall Parent’s election be deemed a waiver of its rights or remedies or allow any Member to institute an action or assert claims or counterclaims in any forum except as specified in Section 11.15.

5.2.4 Severability. If any covenant or restriction contained in Sections 5.1 and 5.2, or any part thereof, is hereafter construed or found to be invalid or unenforceable in part or in whole, this shall not effect the remainder of the covenants or restrictions, which shall be given full effect, without regard to the invalid portions, and any court having jurisdiction shall enforce such invalid covenant or restriction to the maximum extent possible under applicable Law, including the maximum permissible time, scope and geographic area for such covenant or restriction.

5.3 Cooperation Regarding Financial Statements. The Members shall use their best reasonable efforts to assist and cooperate with the efforts of Parent and its accountants and auditors to prepare and audit any financial statements (including pro forma financial statements) that Parent will be required to prepare, file or furnish pursuant to any applicable securities laws or exchange requirements, including the 1933 Act, the Exchange Act, the rules and regulations of the SEC promulgated thereunder, and any rules or regulations of the New York Stock Exchange or other stock exchange, or under any other applicable Laws.

5.4 Litigation Support. If and for so long as Parent or any Company is actively contesting or defending against any Action in connection with any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act or transaction existing or occurring on or prior to the Closing Date involving any Company or any Business, the Members will cooperate in the contest or defense and provide such testimony as may be reasonably necessary in connection with the contest or defense, at the cost and expense of Parent (unless and to the extent Parent is entitled to indemnification therefor hereunder, in which event such costs and expenses shall be borne jointly and severally by the Members).

5.5 Restrictions on Transfer of Parent Shares.

(a) The Members will not, and the Indirect Members will cause the Entity Members not to, sell, transfer, pledge, assign, hypothecate or otherwise encumber, dispose of or hedge (whether by the purchase of put options, short selling Parent Shares or otherwise) any Parent Shares or enter into any agreement to do any of the foregoing (the “Transfer Restrictions”) at any time from the date hereof until the date on which the Transfer Restrictions on the Parent Shares have lapsed in accordance with the provisions of Subsection 5.5(b); provided however, that if any Non-Entity Member receives Parent Shares pursuant to this Agreement, such Non-Entity Member may, subject to Parent’s prior written consent, which consent may not be unreasonably withheld, transfer such Parent Shares to a Member of the Immediate Family of such Non-Entity Member as a result of his death or in connection with bona fide estate planning purposes.

(b) The Transfer Restrictions shall lapse as follows:

(i) The Transfer Restrictions with respect to 25% of the Parent Shares issued to each ECS Member shall lapse on the first anniversary of the Closing Date;

(ii) The Transfer Restrictions with respect to an additional 25% of the Parent Shares issued to each ECS Member shall lapse on the second anniversary of the Closing Date; and

(iii) The Transfer Restrictions with respect to the remaining 50% of the Parent Shares issued to each ECS Member shall lapse on the third anniversary of the Closing Date.

5.6 Member Suretyship Obligations. From and after Closing, the Companies shall not, and Parent shall cause the Companies not to, incur or permit to be issued any additional bonds, letters of credit or other obligations that are subject to the Member Suretyship Obligations. For purposes of this Section 5.6, “Member Suretyship Obligation” means any obligation by which a Member is liable, contingently or otherwise, as obligor, guarantor or otherwise, or with respect to which obligation a Member assures a creditor against loss (including contingent reimbursement or indemnification obligations with respect to letters of credit or surety bonds), in each case, to the issuer or co-issuer of any surety bond or letter of credit issued at the request of any of the Companies. If the Member Suretyship Obligations are not released at or prior to Closing, the Companies and Parent will indemnify the Members from any Member liability related to or arising out of a Member Suretyship Obligation to the extent such Member liability results from an action or an event that occurred after the Closing, and following Closing shall use commercially reasonable efforts to have the Member Suretyship Obligation released.

6.	CONDITIONS PRECEDENT TO PARENT’S OBLIGATION TO CLOSE

Parent’s obligation to consummate the Merger and to take the other actions required to be taken by Parent at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Parent, in whole or in part):

6.1 Accuracy of Representations and Warranties. The representations and warranties of ECS and the Members contained in this Agreement that are qualified by a reference to materiality, a Material Adverse Effect or any similar qualifier (any such qualification referred to herein as a “Materiality Qualifier”) shall be true and correct in all respects as written (including the Materiality Qualifier) when made and (without giving effect to any schedule updates under Section 4.6) on and as of the Closing as if made at and as of the Closing (other than representations and warranties that are qualified by a reference to a Materiality Qualifier which address matters only as of a certain date, which shall have been true and correct as written (including the Materiality Qualifier) as of such certain date) and the representations and warranties of ECS and the Members set forth in this Agreement that are not qualified by a Materiality Qualifier shall be true and correct in all material respects when made and (without giving effect to any schedule updates under Section 4.6) on and as of the Closing Date as if made on and as of such time (except for those representations and warranties that are not so qualified and relate to a particular date, which representations and warranties shall be true and correct in all material respects as of such date).

6.2 ECS’s and Members’ Performance.

6.2.1 Covenants; Etc. All of the covenants and obligations that ECS and/or Members are required to perform or to comply with pursuant to this Agreement at or prior to the Closing must have been performed and complied with.

6.2.2 Documents, Etc. Each document required to be delivered by ECS and/or Members pursuant to Section 1.3.2 must have been delivered.

6.3 No Actions. Since the date of this Agreement, there must not have been commenced or threatened against Parent, any Company, the Members or against any Person affiliated with Parent, any Company, or the Members, any Action (a) involving any challenge to, or seeking material damages or other material relief in connection with, any of the Contemplated Transactions, or (b) that may have the effect of preventing, making illegal, or otherwise materially interfering with any of the Contemplated Transactions that in each such case of (a) and (b) has not been fully resolved without additional cost or Liability to Parent, which has not been fully paid by the Members.

6.4 No Claim Regarding Units or Merger Consideration. There must not have been made or threatened by any Person any claim asserting that such Person (a) is the holder or the beneficial owner of, or has the right to acquire or to obtain beneficial ownership of, any Unit Equivalent of, or any other Equity Securities in, any Company, or (b) is entitled to all or any portion of the Merger consideration payable by Parent pursuant to this Agreement that in each such case of (a) and (b) has not been fully resolved without additional cost or Liability to Parent, which has not been fully paid by Members.

6.5 No Prohibition. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered into any Law or Governmental Order and no other legal or regulatory restraint or prohibition shall be in effect, in either case, which has the effect of making the Contemplated Transactions illegal or that otherwise prohibits or requires the payment of any damages as a result of the Contemplated Transactions, and no Action in which any of the foregoing is sought shall be pending.

6.6 No Material Adverse Effect. Since the date of this Agreement, no Material Adverse Effect with respect to ECS or any of the Companies shall have occurred.

6.7 HSR Act. Any waiting period (and any extension thereof) under the HSR Act applicable to the Contemplated Transactions shall have expired or been terminated, or approval of the relevant Governmental Authority otherwise obtained.

6.8 Third-Party Consents. The Companies shall have received and delivered to Parent the third-party consents listed on Schedule 2.5(a) and Schedule 2.5(b), without additional cost or Liability to Parent, which has not been fully paid by ECS.

6.9 Merger Option. Parent shall have in its sole discretion exercised the Merger Option.

6.10 Employment Agreements. Each of the Required Employees shall have duly executed and delivered to Parent an employment agreement in a form that is satisfactory to Parent;

6.11 Non-Competition Agreements. Each of the Required Employees shall have duly executed and delivered to Parent a non-competition agreement substantially in a form that is satisfactory to Parent.

6.12 Environmental Review. Parent’s satisfaction with its environmental review pursuant to Section 4.9 as determined in Parent’s sole and absolute discretion.

6.13 Member Affiliate Leases. The Companies shall have entered into new Real Property Leases and terminated the old Real Property Leases for all Real Property leased by the Companies that are owned by an Affiliate of any Member, in each case, in a form that is satisfactory to Parent.

7.	CONDITIONS PRECEDENT TO ECS’S AND MEMBERS’ OBLIGATIONS TO CLOSE

ECS’s and Members’ obligations to consummate the Merger and to take the other actions required to be taken by ECS and Members at the Closing are subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by the Members’ Representative, in whole or in part):

7.1 Accuracy of Representations and Warranties. The representations and warranties of Parent contained in this Agreement that are qualified by a reference to a Materiality Qualifier shall be true and correct in all respects when made as written (including the Materiality Qualifier) and (without giving effect to any schedule updates) on and as of the Closing as if made at and as of the Closing (other than representations and warranties that are qualified by a reference to a Materiality Qualifier which address matters only as of a certain date, which shall have been true and correct as written (including the Materiality Qualifier) as of such certain date), and the representations and warranties of Parent set forth in this Agreement that are not qualified by a Materiality Qualifier shall be true and correct in all material respects when made and (without giving effect to any schedule updates) on and as of the Closing Date as if made on and as of such time (except for those representations and warranties that are not so qualified and relate to a particular date, which representations and warranties shall be true and correct in all material respects as of such date).

7.2 Parent’s Performance.

7.2.1 Covenants; Etc. All of the covenants and obligations that Parent is required to perform or to comply with pursuant to this Agreement at or prior to the Closing must have been performed and complied with.

7.2.2 Documents, Etc. Parent must have delivered each of the documents required to be delivered by Parent pursuant to Section 1.3.2(b).

7.3 No Prohibition. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered into any Law or Governmental Order and no other legal or regulatory restraint or prohibition shall be in effect, in either case, which has the effect of making the Contemplated Transactions illegal or that otherwise prohibits or requires the payment of any damages as a result of the Contemplated Transactions, and no Action in which any of the foregoing is sought shall be pending.

7.4 HSR Act. Any waiting period (and any extension thereof) under the HSR Act applicable to the Contemplated Transactions shall have expired or been terminated, or approval of the relevant Governmental Authority otherwise obtained.

8.	TERMINATION

8.1 Termination Events. This Agreement may, by written notice given prior to or at the Closing, be terminated:

8.1.1 By mutual written consent of Parent and the Members’ Representative;

8.1.2 At any time after the two year anniversary of the date of this Agreement, by either the Members’ Representative or Parent if Parent has not exercised the Merger Option by such two year anniversary; the right to terminate this Agreement pursuant to this Section 8.1.2 may not be exercised by the Members’ Representative if ECS or any Member is then in breach of any representation, warranty, covenant, agreement or obligation contained in this Agreement;

8.1.3 At any time by Parent, upon written notice to the Members’ Representative, if it determines never to exercise the Merger Option; or

8.1.4 At any time after the sixth month after Parent exercises the Merger Option (the “Outside Date”) by Parent or Members’ Representative if the Closing has not occurred by the Outside Date; the right to terminate this Agreement pursuant to this Section 8.1.4 may not be exercised by the Members’ Representative if ECS or any Member is then in breach of any representation, warranty, covenant, agreement or obligation contained in this Agreement

8.2 Effect of Termination. If this Agreement is terminated pursuant to Section 8.1, this Agreement shall forthwith become void and of no further force and effect, except for the provisions of this Section 8.2, Section 11 and Section 12, which shall survive such termination; provided, however, that nothing herein shall relieve any party from Liability for any breach of any representation, warranty, covenant or agreement contained in this Agreement.

9.	INDEMNIFICATION

9.1 Indemnification by the Members. Subject to the limitations set forth in this Section 9, from and after Closing, the Members, jointly and severally, will indemnify and hold harmless Parent and each of its Affiliates, and the Representatives and Affiliates of each of the foregoing Persons (each, a “Parent Indemnified Person”), from, against and in respect of any and all Losses whether or not involving a Third Party Claim, incurred or suffered by Parent Indemnified Persons or any of them as a result of, arising out of, or directly or indirectly relating to:

9.1.1 any breach of, or inaccuracy in, any representation or warranty made by ECS or Members in Section 2, in each case, when made and (giving effect to any schedule updates under Section 4.6) on and as of the Closing as if made at and as of the Closing (other than representations and warranties that are qualified by a reference to a certain date, which shall have been true and correct as of such certain date);

9.1.2 any breach or violation of any covenant or agreement of ECS to the extent required to be performed or complied with by ECS or any Company in or pursuant to this Agreement;

9.1.3 any breach or violation of any covenant or agreement of any Member to the extent required to be performed or complied with by any Member in or pursuant to this Agreement;

9.1.4 any Liabilities (other than Liabilities under the Contractual Obligations of the Companies, except for Liabilities of the Companies or Members of any kind or nature (i) the existence of which would conflict with or constitute a breach of a representation, warranty or agreement of any of the Members or Companies contained herein or (ii) by reason of or arising out of any default or breach occurring prior to the Closing Date (or that would be a default or breach but for the passage of time or giving of notice, or both) or any unperformed, warranty repair obligation of the Companies that exists prior to the Closing Date under such Contractual Obligations but that is unperformed as of the Closing Date, whether or not such Contractual Obligation is disclosed on the Disclosure Schedules) of any of the Companies or the Members, of any nature whatsoever, whether accrued, absolute, contingent or otherwise, arising from or relating to the operations or activities of the Companies or Members prior to the Closing Date, except to the extent any such liability is reflected in full as a Liability in the Actual Closing Balance Sheet;

9.1.5 except to the extent any such Liability (other than Liabilities under the Contractual Obligations of the Companies, except for Liabilities of the Companies or Members of any kind or nature (i) the existence of which would conflict with or constitute a breach of a representation, warranty or agreement of any of the Members or Companies contained herein or (ii) by reason of or arising out of any default or breach occurring prior to the Closing Date (or that would be a default or breach but for the passage of time or giving of notice, or both) or any unperformed warranty repair obligation of the Companies that exists prior to the Closing Date under such Contractual Obligations but that is unperformed as of the Closing Date, whether or not such Contractual Obligation is disclosed on the Disclosure Schedules) is reflected as a Liability in the Actual Closing Balance Sheet, any Disclosed Liabilities;

9.1.6 any Action by any Person not a party to this Agreement (including any Governmental Authority) against or affecting Parent or any other Parent Indemnified Person which may give rise to or evidence the existence of or relate to a misrepresentation or breach of any representation or warranty contained in Section 2;

9.1.7 the matters set forth on Exhibit G; or

9.1.8 any breach of, or inaccuracy in, any representation or warranty made by ECS or Members in Section 2.17(i) when made and on and as of the Closing as if made at and as of the Closing, without regard and without giving effect to any Knowledge Qualifier contained in such representation or warranty which has the effect of making such representation and warranty less likely to be breached (as if such word or words were deleted from such representation and warranty).

Notwithstanding anything contained herein to the contrary, for purposes of determining whether there has been a breach and the amount of any Losses that are the subject matter of a claim for indemnification or reimbursement hereunder, each representation and warranty in this Agreement and schedules and exhibits hereto shall be read without regard and without giving effect to any Materiality Qualifier contained in such representation or warranty which has the effect of making such representation and warranty less likely to be breached (as if such word or words were deleted from such representation and warranty).

9.2 Indemnity by Parent. Subject to the limitations set forth in this Section 9, from and after Closing, Parent will indemnify and hold harmless the Members and their Affiliates, and the Representatives and Affiliates of each of the foregoing Persons (each, a “Company Indemnified Person”), from, against and in respect of any and all Losses incurred or suffered by Company Indemnified Persons or any of them as a result of, arising out of, or directly or indirectly relating to:

9.2.1 any breach of, or inaccuracy in, any representation or warranty made by Parent in Section 3; or

9.2.2 any breach or violation of any covenant or agreement of Parent pursuant to this Agreement.

9.3 Time for Claims. No claim may be made or suit instituted seeking indemnification pursuant to Section 9.1.1, 9.1.6 or 9.2.1 for any breach of, or inaccuracy in, any representation or warranty unless a written notice describing such breach or inaccuracy in reasonable detail in light of the circumstances then known to the Indemnified Person, is provided to the Indemnifying Person:

9.3.1 at any time, in the case of any breach of, or inaccuracy in, the representations and warranties set forth in Sections 2.1 (Organization; Predecessors; Subsidiaries), 2.2 (Capitalization of the Companies), 2.3 (Organization; Power and Authorization), 2.5 (Noncontravention), the penultimate sentence of 2.6.1 (Financial Statements), 2.9.1 (Ownership of Assets), 2.30 (No Brokers), the last sentence of 2.25.6 (Employees), 3.1 (Organization), 3.2 (Power and Authorization), 3.4 (Noncontravention) or 3.5 (No Brokers);

9.3.2 at any time, in the case of any claim or suit based upon fraud, intentional misrepresentation or willful misconduct;

9.3.3 at any time prior to the ninetieth (90th) day after the expiration of the applicable statute of limitations (taking into account any tolling periods and other extensions) in the case of any breach of, or inaccuracy in, the representations and warranties set forth in Sections 2.17 (Employee Benefit Plans), or 2.18 (Environmental Matters); and

9.3.4 at any time prior to last day of the eighteenth (18th) month following the Closing Date, in the case of any breach of, or inaccuracy in, any other representation and warranty or any Loss arising from Liabilities described in Section 9.1.1, 9.1.6 or 9.2.1; provided that if, at any time prior to the expiration of the respective survival period set forth in this Section 9.3 with respect to any particular representation or warranty, any Indemnified Party delivers to any Indemnifying Party a written notice alleging the existence of an inaccuracy in or a breach of such representation or warranty and asserting a claim for Losses pursuant to Section 9.1 or Section 9.2, then the representation or warranty underlying the claim asserted in such notice and all indemnity obligations under this Section 9 related thereto shall survive until such claim is finally and fully resolved in accordance with this Agreement.

Claims for indemnification pursuant to any other provision of Sections 9.1 and 9.2 or pursuant to Section 10 are not subject to the limitations set forth in this Section 9.3.

9.4 Indemnification Limits.

9.4.1 The Members shall not be liable for any indemnification obligations under this Agreement with respect to, or to hold any Parent Indemnified Persons harmless from, and Parent shall not be liable for any indemnification obligations under this Agreement with respect to, or to hold any Company Indemnified Person harmless from, any claim or group of related claims, unless such claim or group of related claims involves Losses in excess of $10,000 (all such claims or group of related claims of an amount equal to $10,000 or less, a “De Minimis Claim”), nor shall any De Minimis Claim be applied to or considered for purposes of calculating the aggregate amount of the Parent Indemnified Persons’ or Company Indemnified Persons’ Losses, as applicable; provided that the limitations provided in this sentence shall only apply with respect to an aggregate of up to $100,000 of De Minimis Claims and if all De Minimis Claims in the aggregate exceed $100,000 (such excess, “Excess De Minimis Claims”), the Members and Parent shall, as applicable, subject to the other limitations provided in this Agreement, indemnify and hold the Parent Indemnified Persons or Company Indemnified Persons, as applicable, harmless from the amount of such excess over $100,000 and the amount of such excess shall be applied to and considered for purposes of calculating the aggregate amount of the Parent Indemnified Persons’ or Company Indemnified Persons’ Losses, as applicable, needed to meet the Deductible and the Liability Cap. In addition, the Members shall not be liable for the indemnification obligations pursuant to Section 9.1.1, Section 9.1.4, Section 9.1.5 or Section 9.1.6, or to hold the Parent Indemnified Persons harmless, and Parent shall not be liable for the indemnification obligations pursuant to Section 9.2.1, or to hold the Company Indemnified Persons harmless, until the aggregate amount of Losses, including Losses with respect to Excess De Minimis Claims, with respect to matters referred to, in the case of the Members, Section 9.1.1, Section 9.1.4, Section 9.1.5 and Section 9.1.6 or, in the case of the Parent, Section 9.2.1 exceeds $600,000 excluding in calculating such amount any De Minimis Claims but not Excess De Minimis Claims (the “Deductible”), after which Parent, on the one hand, and the Members jointly and severally, on the other hand, will be responsible for all Losses, including Losses with respect to Excess De Minimis Claims, in excess of the Deductible up to a maximum aggregate amount of Losses equal to Thirteen Million Six Hundred and Fifty Dollars ($13,650,000) (the “Liability Cap”). Notwithstanding anything herein to the contrary, (A) none of the De Minimis Claim limitation, the Deductible or the Liability Cap will apply (i) in the case of fraud, intentional misrepresentation or willful misconduct or (ii) with respect to Members’ indemnification obligations pursuant to Section 9.1.2, (B) the Deductible or the Liability Cap will not apply with respect to the Members’ indemnification obligations pursuant to Section 9.1.7, and (C) the Liability Cap will not apply (i) with respect to any breach of Sections 2.1 (Organization; Predecessors; Subsidiaries), 2.2 (Capitalization of the Companies), 2.3 (Organization; Power and Authorization), 2.5 (Noncontravention), the penultimate sentence of 2.6.1 (Financial Statements), 2.9.1 (Ownership of Assets), 2.17 (Employee Benefit Plans), 2.18 (Environmental Matters), the last sentence of 2.25.6 (Employees), 2.30 (No Brokers), 3.1 (Organization), 3.2 (Power and Authorization), 3.4 (Noncontravention) or 3.5 (No Brokers), or (ii) with respect to Members’ indemnification obligations pursuant to Section 10 or Section 9.1.8.

9.4.2 Notwithstanding anything to the contrary herein, except for claims based on fraud, intentional misrepresentation or willful misconduct: (i) Strauss shall have no liability for any claim that may be made or suit instituted seeking indemnification pursuant to item 1 of Exhibit G, and (ii) Strauss and Campbell shall have no liability for any claim that may be made or suit instituted seeking indemnification pursuant to Section 9.1.3 except to the extent that such claim relates to a breach or a violation of a covenant or agreement of such Member and then solely with respect to such Member’s breach or violation.

9.5 Third Party Claims.

9.5.1 Notice of Claim. If any third party notifies an Indemnified Person with respect to any matter (a “Third Party Claim”) which may give rise to an Indemnity Claim against an Indemnifying Person under this Section 9, then the Indemnified Person will promptly give written notice to the Indemnifying Person; provided, however, that no delay on the part of the Indemnified Person in notifying the Indemnifying Person will relieve the Indemnifying Person from any obligation under this Section 9 except to the extent that the Indemnifying Person is actually prejudiced by the Indemnified Party’s failure to give such notice in such a timely manner.

9.5.2 Assumption of Defense, etc. The Indemnifying Person will be entitled to participate in the defense of any Third Party Claim that is the subject of a notice given by the Indemnified Person pursuant to Section 9.5.1. In addition, the Indemnifying Person will have the right to assume the defense of the Indemnified Person against the Third Party Claim with counsel with counsel reasonably satisfactory (taking into account the jurisdiction in which the claim is brought, the materiality of the claim and the experience levels and other qualifications of counsel available to defend such claim) to the Indemnified Person so long as (a) the Indemnifying Person gives written notice to the Indemnified Person within ten (10) days after the Indemnified Person has given notice of the Third Party Claim that the Indemnifying Person will indemnify the Indemnified Person from and against the entirety of any and all Losses the Indemnified Person may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim, (b) the Indemnifying Person provides the Indemnified Person with evidence reasonably acceptable to the Indemnified Person that the Indemnifying Person will have adequate financial resources to defend against the Third Party Claim and fulfill its indemnification obligations hereunder, (c) the Third Party Claim involves only money damages and does not seek an injunction or other equitable relief against the Indemnified Person, (d) the Indemnified Person has not been advised by counsel that an actual or potential conflict exists between the Indemnified Person and the Indemnifying Person in connection with the defense of the Third Party Claim, (e) the Third Party Claim does not relate to or otherwise arise in connection with Taxes or any criminal or regulatory enforcement Action and (f) the Indemnifying Person conducts the defense of the Third Party Claim actively and diligently. The Indemnified Person may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim; provided, however, that the Indemnifying Person will pay the fees and expenses of separate co-counsel retained by the Indemnified Person that are incurred prior to the Indemnifying Person’s assumption of control of the defense of the Third Party Claim.

9.5.3 Limitations on Indemnifying Person. The Indemnifying Person will not consent to the entry of any judgment or enter into any compromise or settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Person, which consent will not be unreasonably withheld, conditioned or delayed, unless such judgment, compromise or settlement (a) provides for the payment by the Indemnifying Person of money as sole relief for the claimant, (b) results in the full and general release of all Parent Indemnified Persons or Company Indemnified Persons, as applicable, from all Liabilities arising or relating to, or in connection with, the Third Party Claim and (c) involves no finding or admission of any violation of Legal Requirements or the rights of any Person and has no effect on any other claims that may be made against the Indemnified Person.

9.5.4 Indemnified Person’s Control. If the Indemnifying Person does not deliver the notice contemplated by clause (a), or the evidence contemplated by clause (b), of Section 9.5.2 within 10 (ten) days after the Indemnified Person has given notice of the Third Party Claim, or otherwise at any time fails to conduct the defense of the Third Party Claim actively and diligently, the Indemnified Person may defend, and may consent to the entry of any judgment or enter into any compromise or settlement with respect to, the Third Party Claim with the consent of the Indemnifying Person, which consent shall not be unreasonably delayed, conditioned or withheld. If such notice and evidence is given on a timely basis and the Indemnifying Person conducts the defense of the Third Party Claim actively and diligently but any of the other conditions in Section 9.5.2 is or becomes unsatisfied, the Indemnified Person may defend, and may consent to the entry of any judgment or enter into any compromise or settlement with respect to, the Third Party Claim with the consent of the Indemnifying Person, which consent shall not be unreasonably delayed, conditioned or withheld. In the event that the Indemnified Person conducts the defense of the Third Party Claim pursuant to this Section 9.5.4, the Indemnifying Person will (a) advance the Indemnified Person promptly and periodically for the costs of defending against the Third Party Claim (including reasonable attorneys’ fees and expenses) and (b) remain responsible for any and all other Losses that the Indemnified Person may incur or suffer resulting from, arising out of, relating to, in the nature of or caused by the Third Party Claim to the fullest extent provided in this Section 9.

9.5.5 Reasonable Cooperation. The party not in control of the prosecution or defense of a Third Party Claim will reasonably cooperate with the other party in the conduct of the prosecution or defense of such Third Party Claim.

9.6 Limitations on Liability. If a breach of the representations, warranties or covenants given by the Members in this Agreement is capable of remedy without Loss to Parent or the Parent Indemnified Persons, the Parent Indemnified Persons shall only be entitled to indemnification if the breach is not remedied within thirty (30) days after the date on which notice is served on the Members’ Representative.

9.7 Exclusive Remedy. Parent acknowledges and agrees that, should the Closing occur, except with respect to claims based on fraud, intentional misrepresentation or willful misconduct, Parent Indemnified Persons’ sole and exclusive remedy with respect to any and all claims relating to this Agreement, whether based on contract, tort, strict liability, other laws or otherwise, including any breach or alleged breach of any representation, warranty, covenant or agreement shall be pursuant to the indemnification provisions set forth in this Section 9 and Section 10 and the provisions set forth in Section 5.2.3 and Section 11.18, and hereby waives, for itself and on behalf of the Parent Indemnified Persons, from and after the Closing, to the fullest extent permitted under applicable Law, any and all other rights, claims and causes of action (other than rights, claims, or causes of action arising from fraud, intentional misrepresentation or willful misconduct) it may have against Members arising under or based upon any Law or otherwise relating to this Agreement. The Members acknowledge and agree that, should the Closing occur, except with respect to claims based on fraud, intentional misrepresentation or willful misconduct, Company Indemnified Persons’ sole and exclusive remedy with respect to any and all claims relating to this Agreement, whether based on contract, tort, strict liability, other laws or otherwise, including any breach or alleged breach of any representation, warranty, covenant or agreement shall be pursuant to the indemnification provisions set forth in this Section 9, and hereby waive, for itself or himself and on behalf of the Company Indemnified Persons, from and after the Closing, to the fullest extent permitted under applicable Law, any and all other rights, claims and causes of action (other than rights, claims, or causes of action arising from fraud, intentional misrepresentation or willful misconduct) it or he may have against Parent arising under or based upon any Law or otherwise relating to this Agreement.

9.8 Members’ Representative. For purposes of this Section 9, it is understood and agreed that the Members’ Representative shall act on behalf of all Members.

9.9 Knowledge and Investigation. The right of any Parent Indemnified Person or Company Indemnified Person to indemnification pursuant to this Section 9 will not be affected by any investigation conducted or knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing, with respect to the accuracy of any representation or warranty, performance of or compliance with any covenant or agreement, referred to in Sections 9.1 or 9.2, or otherwise.

9.10 Remedies Cumulative. The rights of each Parent Indemnified Person and Company Indemnified Person under this Section 9 are cumulative, and each Parent Indemnified Person and Company Indemnified Person, as the case may be, will have the right in any particular circumstance, in its sole discretion, to enforce any provision of this Section 9 without regard to the availability of a remedy under any other provision of this Section 9.

9.11 Right of Setoff. Upon notice to the Members specifying in reasonable detail the basis therefore, Parent may set off any amount to which it may be entitled from the Members against amounts otherwise payable, if any, under this Agreement. If such setoff is made against Parent Shares, such shares shall be valued on the day immediately prior to the day such shares were due to be issued, absent the setoff. The exercise of such right of setoff by Parent in good faith, whether or not ultimately determined to be justified, will not constitute an event of default under this Agreement or any other agreement between Parent or any of its Affiliates and the Companies or Members. Neither the exercise or failure to exercise such right of setoff will constitute an election of remedies or limit Parent in any manner in the enforcement of any other remedies that may be available to it. Notwithstanding the foregoing, if Parent sets off an amount pursuant to this Section 9.11 and it is later finally mutually determined by the parties or pursuant to Section 11.15 that such setoff amount was in excess of the amount which any Member was required to indemnify Parent, then Parent shall pay interest to such Member on such excess amount at the Prime Rate as published in the Wall Street Journal on the date such setoff was made.

9.12 ECS’s Indemnification Obligations. The obligation of ECS to indemnify Parent and the other Parent Indemnified Persons shall terminate in all respects upon the Closing; provided that for the avoidance of doubt the parties agree that the termination of ECS’s indemnification obligations pursuant to this Section 9.12 shall have no effect on or in any way limit Parent’s or any other Parent Indemnified Person’s rights to indemnification from the Members, including Parent’s and the other Parent Indemnified Persons’ rights to offset Losses that are incurred by or imposed on Parent or any other Parent Indemnified Person against any amounts otherwise payable pursuant to this Agreement. In addition, the Members’ rights to seek contribution or payment of any amount from any Company for any indemnification obligations that they are required to make to Parent or any other Parent Indemnified Person shall also terminate in all respects upon the Closing. If any Company suffers, incurs or otherwise becomes subject to any Losses as a result of or in connection with any inaccuracy in or breach of any representation, warranty, covenant or obligation of the Members hereunder, then (without limiting any of the rights of any Company, Parent or any other Parent Indemnified Persons as Indemnified Persons) Parent shall also be deemed, by virtue of its ownership of the Equity Securities of the Companies, to have incurred Losses as a result of and in connection with such inaccuracy or breach but in any case the total amount both Parent and the Companies may recover shall not exceed the amount of Losses.

9.13 Time of Payment of Claims. Except as otherwise set forth in this Section 9, any amount owing by any Person pursuant to this Section 9 shall be paid within two (2) Business Days after determination of such amount. To the extent any ECS Member holds Parent Shares, such ECS Member may satisfy its indemnification obligations pursuant to Section 9.1.1 or Section 10 by assignment of Parent Shares at an agreed value of $13 per share; provided, however, that if Parent issues Parent Shares in connection with any Earn-Out Payment then the “agreed value” for purposes of valuing Parent Shares pursuant to this Section 9.13 shall be the volume weighted average price of all Parent Shares issued to such ECS Member.

9.14 Closing Balance Sheet. Notwithstanding anything to the contrary set forth in this Agreement, no Parent Indemnified Person shall be entitled to indemnification pursuant to Section 9.1.1 or Section 10 for any Loss or Taxes or alleged Loss or Taxes to the extent of any Liability, accrual or reserve therefor is included as a current Liability in the Actual Closing Balance Sheet.

10.	TAX MATTERS

10.1 Representations and Obligations Regarding Taxes. ECS and Members jointly and severally represent and warrant to and agree with Parent as follows, in each case except to the extent set forth on Schedule 10 (for purposes of this Section 10, the “Companies” includes any Predecessor and any entity that at any time has been a subsidiary of a Company, and any of the Companies may be referred to individually as a “Company”):

10.1.1 Except as set forth on Schedule 10.1.1: (A) each Company has duly and timely filed all Tax Returns it was required to file; (B) all such Tax Returns were true, correct and complete and all Taxes of such Company (whether or not shown on any Tax Return and whether or not any Tax Return was required) have been paid; (C) no Company is the beneficiary of any extension of time within which to file any Tax Return; (D) the unpaid Taxes of each Company did not, as of the dates of the Financials, exceed the reserve for Tax liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the balance sheets (rather than in any notes thereto) contained in the Financials; (E) since the date of the Most Recent Balance Sheet Date, none of the Companies has incurred any liability for Taxes outside the Ordinary Course of Business; (F) as of the Closing Date, the unpaid Taxes of the Companies will not exceed the reserve for Tax liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the books and records of the Companies (rather than in any notes thereto); (G) no claim has ever been made by a Governmental Authority in a jurisdiction where a Company does not currently file Tax Returns that such Company is or may be subject to taxation by that jurisdiction; and (h) there are no Encumbrances on any of the assets of any Company that arose in connection with any failure (or alleged failure) to pay any Tax, except for Encumbrances for Taxes not yet due.

10.1.2 Except as set forth on Schedule 10.1.2, there is no dispute or claim concerning any Tax Liability of any Company either (A) claimed or raised by any authority in writing or (B) to ECS’s Knowledge based upon personal contact with any agent of such authority. No Company has received from any Governmental Authority any written notice of proposed adjustment, deficiency, underpayment of Taxes or any other such notice which has not been satisfied by payment or been withdrawn, and no claims have been asserted relating to such Taxes against any Company. There is no dispute or claim concerning any Tax Liability of any Company either claimed or raised by any Governmental Authority in writing.

10.1.3 Except as set forth on Schedule 10.1.3, no Tax Return has been audited, or is currently the subject of audit. ECS has made available in the Data Room correct and complete copies of all of the Companies’ federal and foreign Tax Returns, examination reports, and statements of deficiencies assessed against, or agreed to by any Company since its formation. No Company has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to any Tax assessment or deficiency.

10.1.4 Except as set forth on Schedule 10.1.4, no Company is a party to any joint venture, partnership or other arrangement or contract that could be treated as a partnership for Federal income tax purposes. No Company has entered into any sale leaseback or leveraged lease transaction that fails to satisfy the requirements of Revenue Procedure 2001-28 (or similar provisions of foreign Law) or any safe harbor lease transaction. No Company has acquired nor does it own any assets that directly or indirectly secure any debt the interest on which is tax exempt under Section 103 of the Code.

10.1.5 ECS has since its formation been an eligible entity as determined in Section 301.7701-3(a) of the Treasury Regulations. ECS elected to be treated as a corporation for federal, state and local income tax purposes commencing January 1, 2008. The Companies are members of an Affiliated Group as defined in Section 1504 of the Code of which ECS is the common parent.

10.1.6 No Company has engaged in any “reportable transaction” as defined in Section 1.6011-4 of the Treasury Regulations.

10.1.7 No Company has received from any Governmental Authority any written notice of proposed adjustment, deficiency, underpayment of Taxes or any other such notice which has not been satisfied by payment or been withdrawn, and no claims have been asserted relating to such Taxes against any Company.

10.1.8 Each Company has withheld and paid all Taxes required to have been withheld and paid in connection with amounts, allocable, paid or owing to any employee, independent contractor, creditor, member, partner or other third party. No Company has a non-accountable expense reimbursement arrangement within the meaning of Treasury Regulation Section 1.62-2(c).

10.1.9 No Company has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which is ECS). No Company has any liability for the Taxes of any Person (other than Taxes of the Companies under Treasury regulation Section 1.1502-6 (or any similar provision of state, local or foreign law)).

10.1.10 There is no contract, agreement plan or arrangement covering any employee or former employee or independent contractor or former independent contractor of any Company that, individually or collectively, could give rise to the payment by such Company of any amount that would not be deductible by reason of Section 162(a)(1) or Section 280G of the Code.

10.1.11 Each Company has paid all estimated Taxes for all Tax periods which it is required to have paid estimated Taxes representing 100% of the estimated Taxes required to have been paid.

10.1.12 No Company has or had a permanent establishment in any foreign country or engages of has engaged in a trade or business in any foreign country.

10.1.13 No Company has had any Indebtedness that (i) was “corporate acquisition indebtedness” as defined in Section 279 of the Code; (ii) bore interest any portion of which was “disqualified interest” as defined in Section 163(j)(3) of the Code, or (iii) was an “applicable high yield discount obligation” as defined in Section 168(i)(1) of the Code. No Company has deducted any amounts that are required to be capitalized.

10.1.14 No Company has distributed the stock of any corporation in a transaction satisfying the requirements of Section 355 of the Code within the last five (5) years, and no stock of a Company has been distributed in a transaction satisfying the requirements of Section 355 of the Code within the last five (5) years.

10.1.15 No Company will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion of any taxable period) after the Closing Date as a result of any (i) closing agreement as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. Tax law); (ii) installment sale or open transaction disposition occurring on or prior to the Closing Date; (iii) cash basis method of accounting or percentage of completion method of accounting; (iv) an election under Section 108(i) of the Code; or (v) prepaid amount received on or prior to the Closing Date.

10.2 Indemnification for Taxes. Notwithstanding anything to the contrary in this Agreement (in particular Section 9):

10.2.1 Members shall jointly and severally indemnify Parent and its Affiliates (each herein sometimes referred to as an “Indemnified Taxpayer”) against, and agree to jointly and severally protect, save and hold harmless each Indemnified Taxpayer from, any and all Losses, resulting from:

(a) a claim by any Governmental Authority for any Taxes arising from or occasioned by the Merger or the other Contemplated Transactions;

(b) any misrepresentation or breach of any representation, warranty or obligation set forth in this Section 10;

(c) any liability for the Taxes of any Company for any period ending on or before the Closing Date and the portion of any Straddle Period ending on the Closing Date; and

(d) all liabilities of the Companies as a result of the applicability of Treas. Reg. §1.1502-6 or similar provisions of foreign, state or local Tax law for Taxes of any other corporation affiliated with any Company on or prior to the Closing Date.

10.2.2 Upon notice from Parent to the Members’ Representative that an Indemnified Taxpayer is entitled to an indemnification payment for a Loss pursuant to Section 10.2.1, the Members thereupon shall jointly and severally pay to the Indemnified Taxpayer an amount that, net of any Taxes imposed on the Indemnified Taxpayer with respect to the payment, will indemnify and hold the Indemnified Taxpayer harmless from the Loss.

10.2.3 Notwithstanding anything to the contrary in this Agreement, the indemnification obligations of the Members under this Section 10 shall survive the Closing until the 90th day following the end of the applicable statutes of limitations.

10.2.4 All transfer, documentary, sales, use, stamp, registration and other similar Taxes and fees (including any penalties and interest) incurred in connection with this Agreement shall be jointly and severally paid by Members when due, and Members will, at their expense, file all necessary Tax Returns and other documentation with respect to all the transfer, documentary, sales, use, stamp, registration and other Taxes and fees, and, if required by applicable Law, Parent will, and will cause its Affiliates to, join in the execution of any of those Tax Returns and other documentation.

10.3 Covenants With Respect To Taxes.

10.3.1 Parent shall (i) grant to the Members’ Representative reasonable access to the Companies’ books and records (including tax workpapers and returns and correspondence with tax authorities), including the right to take extracts therefrom and make copies thereof, to the extent that the books and records relate to the operations of the Companies during taxable periods ending on or prior to or that include the Closing Date as may be necessary for Tax Return preparation, audit, or other financial reporting matters, and (ii) otherwise reasonably cooperate with the Members’ Representative in connection with the preparation and filing of any Tax Return of the Company that the Members are responsible for and with any audit of Taxes that relates to the Businesses of the Companies prior to the Closing Date, in each case to the extent relevant to the Members’ indemnification obligations under Section 10.2.

10.3.2 Parent shall be responsible for preparing and filing, or causing the Companies to prepare and file, all Tax Returns of the Companies required to be filed for taxable periods ending after the Closing Date and the Members shall be responsible, at their cost, for filing all Tax Returns of the Companies for taxable periods ending on or before the Closing Date (“Member-Prepared Returns”). The Member shall furnish such Member-Prepared Returns to the Parent for its review, comment and approval (such approval not to be unreasonably withheld, conditioned or delayed) at least 30 days prior to the due date (or extended due date) for filing such Tax Returns, and such Tax Returns shall be prepared in accordance with past practice, except as required by Law. The Members shall pay all Taxes required to be paid with respect to Member-Prepared Returns, except to the extent such Taxes have been previously paid, deposited or accrued in Actual Net Working Capital on the Actual Closing Balance Sheet. In the case of any Tax Returns other than income Tax Returns (a “Straddle Return”) for taxable periods which begin before the Closing Date and end after the Closing Date (a “Straddle Period”), Parent shall furnish such Tax Returns to the Member’s Representative for its review, comment and approval (such approval not to be unreasonably withheld, conditioned or delayed) at least 30 days prior to the due date (or extended due date) for filing such Tax Returns, and such Tax Returns shall be prepared in accordance with past practice, except as required by Law. The Members shall jointly and severally pay to Parent within five (5) days after the date on which Taxes are paid with respect to a Straddle Return approved by the Members’ Representative (or as to which the refusal of Members’ Representative to approve is unreasonable) an amount equal to the portion of those Taxes that relates to the portion of the taxable period ending on the Closing Date as determined pursuant to Section 10.3.3, reduced to the extent such Taxes have been previously paid, deposited or accrued in Actual Net Working Capital on the Actual Closing Balance Sheet.

10.3.3 For purposes of this Agreement, other than in the case of income Tax Returns, in the case of any period that begins before the Closing Date and ends after the Closing Date, any Tax based directly or indirectly on gross or net income or receipts or imposed in respect of specific transactions and any credits available with respect to any Tax, shall be allocated based on an interim closing of the books by assuming that the taxable period ended on the Closing Date, and any other Tax shall be allocated based on the number of days in the taxable period ending on the Closing Date divided by the total number of days in the taxable period.

10.3.4 Neither Parent nor its Affiliates (including the Companies) may amend or cause the amendment of a Tax Return of the Companies, or file or amend any Tax election concerning the Companies, with respect to any period ending on or prior to the Closing Date or any period that begins before and ends after the Closing Date, if such action could have the effect of increasing the Tax liability or reducing any Tax benefit of the Sellers or any Affiliate of the Sellers, without the written consent of the Members’ Representative, which consent shall not be unreasonably withheld, conditioned or delayed, except if such amendment is required by any Governmental Authority.

10.3.5 Except to the extent reflected as an asset in the Actual Closing Balance Sheet or to the extent resulting from the carryback of a net operating loss or other Tax attribute from a taxable period (or portion thereof) that begins on or after the Closing Date, any refund of Taxes of the Companies (including any interest with respect thereto) attributable to any period occurring on or before the Closing Date, or as allocated pursuant to Section 10.3.3, shall be the property of the Members, shall be paid promptly to the Members’ Representative and, if received by Parent or its Affiliate (including the Companies), shall be payable promptly to the Members’ Representative.

10.3.6 Parent shall not permit, and shall cause its Affiliates not to permit, the Companies to take any actions on the Closing Date that are out of the ordinary course of business of either Company, except as required or contemplated by this Agreement.

11.	MISCELLANEOUS

11.1 Notices. All notices, requests, demands, claims and other communications required or permitted to be delivered, given or otherwise provided under this Agreement must be in writing and must be delivered, given or otherwise provided:

(a) by hand (in which case, it will be effective upon delivery);

(b) by facsimile followed by delivery by first class U.S. mail, postage prepaid (in which case, it will be effective upon receipt of confirmation of good transmission); or

(c) by overnight delivery by a nationally recognized courier service (in which case, it will be effective on the Business Day after being deposited with such courier service);

in each case, to the address (or facsimile number) listed below:

If to ECS, Force Capital, or FCP Investments, to:	P.O. Box 740 Zephyr Cove, Nevada 89448 Attn: Mr. Martin J. Maslonka
	Telephone:	(775) 586-9380
	Facsimile:	(775) 586-9384

with a copy (which shall not constitute notice) to:	6644 East Thomas Road, Suite 203 Mesa, Arizona 85215 Attn: Mr. Casey J. Maslonka
	Telephone:	(480) 245-7200
	Facsimile:	(480) 830-8829

with a copy (which shall not constitute notice) to:	Lewis and Roca LLP One South Church Avenue, Suite 700 Tucson, Arizona 85701 Attn: Matthew C. Sweger, Esq.
	Telephone:	(520) 629-4431
	Facsimile:	(520) 879-4722

If to Jon Maslonka, to:	143 Highway 310 P. O. Box 209 Frannie, Wyoming 82423
	Telephone:	(307) 664-2707

If to Justin Campbell, to:	891 Road 6 P. O. Box 183 Frannie, Wyoming 82423
	Telephone:	(307) 664-2707

If to Sid Strauss, to:	7130 East Saddleback Street, #58 Mesa, Arizona 85207
	Telephone:	(480) 218-9711

If to Martin Maslonka, to:	P.O. Box 740 Zephyr Cove, Nevada 89448
	Telephone:	(775) 586-9380
	Facsimile:	(775) 586-9384

with a copy (which shall not constitute notice) to:	EC Source Services, LLC 6644 East Thomas Road, Suite 203 Mesa, Arizona 85215 Attn: Mr. Casey J. Maslonka
	Telephone:	(480) 245-7200
	Facsimile:	(480) 830-8829

with a copy (which shall not constitute notice) to:	Lewis and Roca LLP One South Church Avenue, Suite 700 Tucson, Arizona 85701 Attn: Matthew C. Sweger, Esq.
	Telephone:	(520) 629-4431
	Facsimile:	(520) 879-4722

If to Casey Maslonka, to:	6644 East Thomas Road, Suite 203 Mesa, Arizona 85215
	Telephone:	(480) 245-7200
	Facsimile:	(480) 830-8829

If to Parent, Merger Subsidiary or Sister Subsidiary, to:	MasTec, Inc. 800 S. Douglas Road, 12th Floor Coral Gables, FL 33134
	Telephone	(305) 406-1892
	Facsimile	(305) 406-1900
	Attention:	Pablo A. Alvarez, Executive Vice President, Mergers and Acquisitions

with a copy (which shall not constitute notice) to:	MasTec, Inc. 800 S. Douglas Road, 12th Floor Coral Gables, FL 33134
	Telephone:	(305) 406-1849
	Facsimile:	(305) 406-1947
	Attention:	Albert de Cardenas, Executive Vice President and General Counsel

with a copy (which shall not constitute notice) to:	Greenberg Traurig, P.A. 333 Avenue of the Americas Miami, FL 33131
	Telephone:	(305) 579-0724
	Facsimile:	(305) 961-5724
	Attention:	David Barkus, Esq.

Each of the parties to this Agreement may specify a different address or facsimile number by giving notice in accordance with this Section 11.1 to each of the other parties hereto.

11.2 Members’ Representative.

11.2.1 Appointment. “Members’ Representative” means Force Capital provided that either Martin Maslonka or Casey Maslonka, or any of their Affiliates, is the beneficial owner of all of the Equity Securities thereof and materially participates in the management of such entity. The Members hereby irrevocably constitute and appoint the Members’ Representative as their attorney-in-fact and agent to act in their names, place and stead in connection with all matters arising from and under this Agreement, each of the Company Agreements and any other agreements, documents or instruments related to the Contemplated Transactions and acknowledge that such appointment is coupled with an interest. Members’ Representative hereby accepts such appointment and authorization.

11.2.2 Authority. The Members agree to be bound by all notices received or given by, and all agreements and determinations made by, and all documents executed and delivered by the Members’ Representative under this Agreement; authorize the Members’ Representative to assert claims, make demands and commence actions on behalf of the Members under this Agreement, dispute or to refrain from disputing any claim made by the Members, negotiate and compromise any dispute that may arise under, and exercise or refrain from exercising remedies available to the Members under, this Agreement, and to sign any releases or other documents with respect to such dispute or remedy (and to bind the Members in so doing), give such instructions and do such other things and refrain from doing such things as the Members’ Representative shall deem appropriate to carry out the provisions of this Agreement, give any and all consents and notices under this Agreement, and perform all actions, exercise all powers, receive service of process with respect to any Action under this Agreement, any Company Agreement and any other agreement or instrument in connection with the Contemplated Transactions, agree to, negotiate and authorize payments in connection with the Purchase Price Adjustment and any other payment pursuant to the terms of this Agreement, and fulfill all duties otherwise assigned to the Members’ Representative in this Agreement. Each Member hereby expressly acknowledges and agrees that the Members’ Representative has the sole and exclusive authority to act on the Members’ behalf in respect of all matters arising under or in connection with this Agreement after execution of this Agreement, notwithstanding any dispute or disagreement among them, and that no Member shall have any authority to act unilaterally or independently of the Members’ Representative in respect to any such matter. Parent shall be entitled to rely on any and all actions taken by the Members’ Representative under this Agreement without any Liability to, or obligation to inquire of, the Members. All notices, counter notices or other instruments or designations delivered by the Members in regard to this Agreement shall not be effective unless, but shall be effective if, signed by the Members’ Representative, and if not, such document shall have no force or effect whatsoever, and Parent and any other Person may proceed without regard to any such document.

11.2.3 Change of Representative. The Members’ Representative may be changed by the Members upon not less than twenty (20) calendar days prior written notice to Parent; provided, that the Members’ Representative may not be removed unless ECS Members holding a majority of the Common Units agree to such removal and to the identity of the substituted agent or agents. The Members’ Representative may resign at any time upon not less than thirty (30) calendar days’ prior written notice to Parent, but in any event, not prior to the appointment of a substitute Members’ Representative. No bond shall be required of the Members’ Representative. Notices or communications to or from the Members’ Representative shall constitute notice to or from the Members.

11.2.4 A decision, act, consent or instruction of the Members’ Representative, including an amendment, extension or waiver of this Agreement, shall constitute a decision of the Members and shall be final, binding and conclusive upon the Members; and Parent may conclusively and absolutely, rely, without any inquiry, upon any such decision, act, consent or instruction of the Members’ Representative as being the decision, act, consent or instruction of the Members. Parent is hereby relieved from any Liability to any Person, including the Members, for any acts done by it in accordance with or reliance on such decision, act, consent or instruction of the Members’ Representative.

11.2.5 All notices or other communications required to be made or delivered by Parent to the Members shall be made to the Members’ Representative for the benefit of the Members, and any notices so made shall discharge in full all notice requirements of Parent to the Members with respect thereto. All notices or other communications required to be made or delivered by the Members to Parent shall be made by the Members’ Representative for the benefit of the Members and any notices so made shall discharge in full all notice requirements of the Members to Parent with respect thereto.

11.3 Publicity. No public announcement or disclosure will be made by any party with respect to the subject matter of this Agreement or the Contemplated Transactions without the prior written consent of Parent and the Member’s Representative; provided, however, that the provisions of this Section 11.3 will not prohibit (a) any disclosure required by any applicable Legal Requirements, including any disclosure necessary or desirable to provide proper disclosure under the securities laws or under any rules or regulations of any securities exchange on which the securities of such party may be listed or traded or (b) any disclosure made in connection with the enforcement of any right or remedy relating to, or the performance of any obligation arising under, this Agreement or the Contemplated Transactions.

11.4 Succession and Assignment; No Third-Party Beneficiary. Subject to the immediately following sentence, this Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, each of such successors and permitted assigns will be deemed to be a party hereto for all purposes hereof. No party may assign, delegate or otherwise transfer either this Agreement or any of its rights, interests, or obligations hereunder (other than transfers by operation of law) without the prior written approval of the other parties; provided, however, that Parent may (a) assign any or all of its rights and interests hereunder to one or more of its Affiliates and (b) designate one or more of its Affiliates to perform its obligations hereunder, provided that any such assignment or designation shall in no event limit, reduce or release Parent’s obligations hereunder. Except as expressly set forth in Section 9 with respect to Indemnified Persons who are not parties to this Agreement, this Agreement is for the sole benefit of the parties hereto and their permitted successors and assignees and nothing herein expressed or implied will give or be construed to give any Person, other than the parties and such successors and assignees, any legal or equitable rights hereunder.

11.5 Amendments and Waivers. No amendment or waiver of any provision of this Agreement will be valid and binding unless it is in writing and signed, in the case of an amendment, by the Parent and the Members’ Representative, or in the case of a waiver, by the party or parties against whom the waiver is to be effective. No waiver by any party of any breach or violation or, default under or inaccuracy in any representation, warranty or covenant hereunder, whether intentional or not, will be deemed to extend to any prior or subsequent breach, violation, default of, or inaccuracy in, any such representation, warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence. No delay or omission on the part of any party in exercising any right, power or remedy under this Agreement will operate as a waiver thereof.

11.6 Further Assurances. From and after the date hereof, upon the request of the Members’ Representative or Parent, each party will do, execute, acknowledge and deliver all such further acts, assurances, deeds, assignments, transfers, conveyances and other instruments and papers as may be reasonably required or appropriate to carry out the Contemplated Transactions.

11.7 Entire Agreement. This Agreement, the Company Agreements and the other agreements and documents to be executed and delivered pursuant hereto constitute the entire agreement among the parties hereto with respect to the subject matter hereof and supersede any and all prior and contemporaneous discussions, negotiations, proposals, undertakings, understandings and agreements, whether written or oral, with respect thereto. Notwithstanding the foregoing, some or all of the Members may currently or in the future be party to other restrictive covenant agreements with the Companies, Parent, or others, and nothing in this Agreement is intended to supersede or otherwise affect any such other restrictive covenant agreement.

11.8 Disclosure Schedules; Listed Documents, etc. Neither the listing nor description of any item, matter or document in any Schedule hereto nor the furnishing or availability for review of any document will be construed to modify, qualify or disclose an exception to any representation or warranty of any party made herein or in connection herewith, except to the extent that (a) such representation or warranty specifically refers to the disclosures in such section of the Disclosure Schedule and (b) to the extent disclosed in another section of the Disclosure Schedules, to the extent that it is reasonably apparent from a reading of the disclosure that such disclosure would also qualify or apply to such other section. The inclusion of any information in any Disclosure Schedule shall not be deemed to be an admission or evidence of the materiality of such item. In addition, matters reflected in the Disclosure Schedules are not necessarily limited to matters required by this Agreement to be reflected in the Disclosure Schedules. Such additional matters are set forth for informational purposes only and do not necessarily include other matters of a similar nature. The information contained in this Agreement, in the Disclosure Schedules, and exhibits hereto is disclosed solely for purposes of this Agreement, and no information contained herein or therein shall be deemed to be an admission by any party hereto to any Person other than the parties hereto of any matter whatsoever (including any violation of Law or breach of contract).

11.9 Counterparts; Execution. This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute but one and the same instrument. This Agreement will become effective when duly executed by each party hereto. Facsimile or other electronically scanned and transmitted signatures shall be deemed originals and shall constitute valid execution and acceptance of this Agreement by the signing/transmitting party.

11.10 Survival. The covenants and agreements and, subject to Section 9.3, the representations and warranties set forth in this Agreement shall survive and remain in effect after the Closing.

11.11 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction will not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If any provision hereof would, under applicable Law, be invalid or unenforceable in any respect, then each party hereto intends that such provision will be construed by modifying or limiting it so as to be valid and enforceable to the maximum extent compatible with, and possible under, applicable Law.

11.12 Headings. The headings contained in this Agreement are for convenience purposes only and will not in any way affect the meaning or interpretation hereof.

11.13 Construction. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. The parties intend that each representation, warranty and covenant contained herein will have independent significance. If any party has breached or violated, or if there is an inaccuracy in, any representation, warranty or covenant contained herein, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the party has not breached or violated, or in respect of which there is not an inaccuracy, will not detract from or mitigate the fact that the party has breached or violated, or there is an inaccuracy in, the first representation, warranty or covenant.

11.14 Governing Law. This Agreement, the rights of the parties and all Actions arising in whole or in part under or in connection herewith, will be governed by and construed in accordance with the laws of the State of Florida, without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any other jurisdiction.

11.15 Jurisdiction; Venue; Service of Process.

11.15.1 Jurisdiction. Each party, by its execution hereof, (a) hereby irrevocably submits to the exclusive jurisdiction of the state courts of the State of Florida or the United States District Courts located in the Southern District of Florida for the purpose of any Action between or among the parties (or any of them), including but not limited to any such Action arising or related in whole or in part under or in connection with this Agreement, (b) hereby waives to the extent not prohibited by applicable law, and agrees not to assert, by way of motion, as a defense or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that any such Action brought in one of the above-named courts should be dismissed on grounds of forum non conveniens, should be transferred or removed to any court other than one of the above-named courts, or should be stayed by reason of the pendency of some other proceeding in any other court other than one of the above-named courts, or that this Agreement or the subject matter hereof may not be enforced in or by such court and (c) hereby agrees not to commence any such Action other than before one of the above-named courts. Notwithstanding the previous sentence, (x) a party may commence any Action in a court other than the above-named courts solely for the purpose of enforcing an order or judgment issued by one of the above-named courts, and (y) Parent may commence an Action in a court other than the above-named courts in accordance with the provisions of Section 5.2.3.

11.15.2 Venue. With the exception of Actions brought by Parent in accordance with the provisions of Section 5.2.3, each party agrees that for any Action between or among the parties (or any of them), including but not limited to any such Action arising or related in whole or in part under or in connection with this Agreement, such party will bring Actions only in Miami-Dade County, Florida. Each party further waives any claim and will not assert that venue should properly lie in any other location within the selected jurisdiction.

11.15.3 Service of Process. Each party hereby (a) consents to service of process in any Action between or among the parties (or any of them) in any manner permitted by Florida law, (b) agrees that service of process made in accordance with clause (a) or made by registered or certified mail, return receipt requested, at its address specified pursuant to Section 11.1, will constitute good and valid service of process in any such Action and (c) waives and agrees not to assert (by way of motion, as a defense, or otherwise) in any such Action any claim that service of process made in accordance with clause (a) or (b) does not constitute good and valid service of process.

11.16 Waiver of Jury Trial. THE PARTIES HEREBY WAIVE, AND COVENANT THAT THEY WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE), ANY RIGHT TO TRIAL BY JURY IN ANY ACTION BETWEEN OR AMONG THE PARTIES (OR ANY OF THEM), INCLUDING BUT NOT LIMITED TO ANY SUCH ACTION ARISING OR RELATED IN WHOLE OR IN PART UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE CONTEMPLATED TRANSACTIONS, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE. THE PARTIES AGREE THAT ANY OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT AMONG THE PARTIES IRREVOCABLY TO WAIVE THEIR RIGHTS TO TRIAL BY JURY IN ANY ACTION WHATSOEVER BETWEEN OR AMONG THEM, WHICH ACTION WILL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

11.17 Expenses. Except as provided in Sections 1.11.3, 9 or 10, (i) ECS shall pay all of ECS’s and the Members’ fees and expenses, including legal and accounting fees and expenses and the brokers fees and expenses disclosed on Schedules 2.30(a) and 2.30(b), incurred in connection with this Agreement and the Contemplated Transactions; provided however, that any such fees and expenses that have not been paid on or before the Closing Date and are not reflected as a Liability in the Actual Closing Balance Sheet shall be paid by the Members, and (ii) the Parent shall pay all of its own fees and expenses incurred in connection with this Agreement and the Contemplated Transactions.

11.18 Specific Performance. Parent shall have the right and remedy, in addition to any others that may be available, at law or in equity, to have the provisions of this Agreement, and each Company Agreement, specifically enforced through injunctive or other relief, without the necessity of posting a bond, it being acknowledged that each Company is a unique asset, with value to Parent’s business not readily quantifiable and any breach by ECS or Members of the provisions of this Agreement or the Company Agreements will cause irreparable injury to Parent, the amount of which will be difficult to determine, and that money damages will not provide an adequate remedy to Parent. ECS and Members covenant and agree that they shall not, and shall not authorize any other Person to, challenge or question the enforceability of any provision of this Section 11.18.

11.19 Joint and Several. Except as set forth in Section 9.4.2, the covenants, agreements, obligations and Liabilities of ECS and Members hereunder and under each Company Agreement, shall be joint and several in all respects. Where in this Agreement or any agreement or document referred to in the preceding sentence, provision is made for any action to be taken or not to be taken by any Company or Members, ECS and Members agree to cause such Persons to take or not to take such action and shall be jointly and severally Liable for such Persons taking or not taking any such action, as the case may be.

11.20 Recitals. The recitals to this Agreement are true and correct and by this reference are incorporated herein and made a part of this Agreement.

11.21 Representation by Lewis and Roca LLP. Parent hereby acknowledges that Lewis and Roca LLP has served as legal counsel to ECS, Force Capital, FCP Investments, Martin Maslonka, and certain of their Affiliates in connection with this Agreement and the Contemplated Transactions and on other matters prior to the parties commencing discussions regarding the Contemplated Transactions. Parent and ECS acknowledge and agree that Lewis and Roca LLP may continue to serve as legal counsel for Force Capital, FCP Investments and Martin Maslonka from and after the Closing with respect to the Contemplated Transactions.

12.	DEFINITIONS; CERTAIN RULES OF CONSTRUCTION.

12.1 Definitions. As used herein, the following terms will have the following meanings:

“1933 Act” means the Securities Act of 1933.

“AAA” shall mean the American Arbitration Association.

“Accounts Receivable” means the aggregate amount of accounts, commissions and debts payable to the Companies. For all purposes hereunder, the Accounts Receivable shall be valued at their net realizable value, net of an allowance for bad debts.

“Action” means any claim, action, cause of action or suit (whether in contract, tort or otherwise), litigation (whether at law or in equity, whether civil or criminal), controversy, assessment, arbitration, investigation, hearing, charge, complaint, demand, notice or proceeding to, from, by or before any Governmental Authority.

“Affiliate” means with respect to any specified Person, (a) each Person directly or indirectly controlling, controlled by or under direct or indirect common control with such specified Person at such time, (b) each Person who is at such time an officer, limited liability company manager or director of, or direct or indirect beneficial holder of at least 10% of any class of the capital stock of, such specified Person, (c) each Person that is managed by a common group of executive officers, limited liability company managers and/or directors as such specified Person, (d) the Members of the Immediate Family (i) of each officer, director, limited liability company manager or holder described in clause (b) and (ii) if such specified Person is an individual, of such specified Person, and (e) each Person of which such specified Person or an Affiliate (as defined in clauses (a) through (d)) thereof will, directly or indirectly, beneficially own at least 10% of any class of equity interests at such time.

“Backlog” means the amount of revenue that the Companies, based on their past practices for calculating such amounts, expect to recognize from: (i) remaining work to be performed on uncompleted Contractual Obligations in progress and (ii) executed Contractual Obligations on which work has not yet begun.

“Business Day” means any weekday other than a weekday on which banks in Mesa, Arizona or Coral Gables, Florida are authorized or required to be closed.

“Businesses” means the businesses of the Companies, including financing, developing, designing, engineering, constructing, maintaining, deploying, project planning and execution of electric transmission and substation projects; and the provision of material procurement, expediting, environmental planning, engineering, testing, commissioning, and construction services for electric transmission and substation projects.

“CERCLA” means the Comprehensive Environmental Response Compensation and Liability Act of 1980.

“CERCLIS” means the Comprehensive Environmental Response Compensation and Liability Information System.

“Code” means the U.S. Internal Revenue Code of 1986.

“Common Unit Percentage” means, with respect to any ECS Member, the number of Common Units held by such ECS Member immediately prior to the Effective Time of the Merger as set forth on Schedule 1.9.1(b) divided by the total outstanding Common Units immediately prior to the Effective Time of the Merger as set forth on Schedule 1.9.1(b).

“Company Software” means Owned Software and Licensed Software.

“Company Technology” means any and all Technology used in connection with the Businesses and any and all Intellectual Property in any and all such Technology.

“Compensation” means, with respect to any Person, all salaries, compensation, remuneration, bonuses or benefits of any kind or character whatever, paid or provided directly or indirectly by any Company to such Person or Affiliates of such Person.

“Contaminant” means any pollutant, hazardous substance, radioactive substance, toxic substance, hazardous waste, medical waste, radioactive waste, special waste, petroleum or petroleum-derived substance or waste, asbestos, polychlorinated biphenyls, or any hazardous or toxic constituent thereof and includes any substance defined in or regulated under any Environmental Law.

“Contemplated Transactions” means the Merger and the other transactions contemplated by this Agreement, the purchase of the Preferred Units pursuant to the Membership Interest Purchase Agreement and all of the other transactions contemplated by the Company Agreements.

“Contractual Obligation” means, with respect to any Person, any contract, agreement, deed, mortgage, lease, license, commitment, promise, undertaking, arrangement, performance bond, warranty obligation or understanding, whether written or oral and whether express or implied, or other document or instrument (including any document or instrument evidencing or otherwise relating to any Debt), to which or by which such Person is a party or otherwise subject or bound or to which or by which any property, business, operation or right of such Person is subject or bound.

“CPA Firm” means, unless otherwise agreed in writing by Members’ Representative and Parent, an accountant mutually satisfactory to Members’ Representative and Parent who satisfies each of the following requirements (unless otherwise agreed by Members’ Representative and Parent): (i) neither the accountant nor the firm that employs the accountant shall have performed any accounting or consulting services for any party or any Affiliate of any party at any time during the three year period prior to the date of this Agreement; (ii) the accountant is not related in any way by blood or marriage to any party or any executive officer or director of any party or any Affiliate of such party; (iii) the accountant has been a certified public accountant duly licensed to practice in the state where he or she has his or her primary office for a period of not less than ten years; and (iv) the accountant is willing to accept engagement as a CPA Firm on the terms and conditions of this Agreement, or, if the Members’ Representative and Parent fail or refuse to select a firm within 10 calendar days after written request therefor by the Members’ Representative or Parent, such an independent nationally recognized accounting firm shall be selected in accordance with the rules of the Miami, FL office of the AAA.

“Debt” means, with respect to any Person, all obligations (including all obligations in respect of principal, accrued interest, penalties, fees and premiums) of such Person, whether direct or indirect, (a) for borrowed money (including overdraft facilities), (b) for Liabilities secured by any Encumbrance existing on property owned or acquired and subject thereto, (c) evidenced by notes, bonds, debentures or similar Contractual Obligations, (d) for the deferred purchase price of property, goods or services, including in connection with the acquisition of any business or non-competition agreement (other than trade payables or accruals incurred in the Ordinary Course of Business), (e) under capital leases (in accordance with GAAP), (f) in respect of letters of credit and bankers’ acceptances, (g) for Contractual Obligations relating to interest rate protection, swap agreements, factoring, hedging and collar agreements, (h) in the nature of premiums (prepayment or otherwise) or penalties in connection with the obligations described in clauses (a) through (g) above, and (h) in the nature of Guarantees of the obligations described in clauses (a) through (g) above of any other Person.

“Disclosed Liabilities” means those Liabilities, matters, benefit plans, Actions, disputes, violations, citations, penalties, claims, and potential or threatened Liabilities, Actions, disputes, violations, citations, penalties, claims disclosed on any of ECS’s or the Members’ Disclosure Schedules or otherwise disclosed in an update to a Schedule pursuant to Section 4.6.

“Disclosure Schedules” means, together, ECS’s and the Members’ Disclosure Schedule and Parent’s Disclosure Schedule.

“DOJ” means the United States Department of Justice.

“ECS 401K Plan” means the EC Source Services, LLC 401(k) Plan sponsored by ECS with an effective date of December 1, 2009.

“ECS’s Knowledge” and “of which ECS has Knowledge” or similar phrases means the knowledge of the Members, Brian Bratton, Christine Vidrine, Brian Smaistrla, and Bill Wright. Such Persons will be deemed to have knowledge of a particular fact, circumstance, event or other matter if(a) any such individual has actual knowledge of such fact, circumstance, event or other matter, (b) such fact, circumstance, event or other matter is reflected in one (1) or more documents (whether written or electronic, including electronic mails sent to or by such individual) in the possession of such individual, including his or her personal files, (c) such fact, circumstance, event or other matter is reflected in one (1) or more documents (whether written or electronic) contained in books and records of such individual that would reasonably be expected to be reviewed by such individual in the customary performance of his or her duties or (d) such fact, circumstance, event or other matter would be known to such individual had he or she made reasonable inquiry of appropriate employees.

“ECS Options” means options to purchase Common Units from ECS pursuant to the Unit Incentive Plan.

“ECSD” means ECSD, LLC, a Arizona limited liability company.

“Encumbrance” means any charge, claim, community or other marital property interest, condition, equitable interest, lien, license, option, pledge, security interest, mortgage, right of way, easement, encroachment, servitude, right of first offer or first refusal, buy/sell agreement and any other restriction or covenant with respect to, or condition governing the use, construction, voting (in the case of any security or equity interest), transfer, receipt of income or exercise of any other attribute of ownership.

“Enforceable” means, with respect to any Contractual Obligation stated to be “Enforceable” by or against any Person, that such Contractual Obligation is a legal, valid and binding obligation of such Person enforceable by or against such Person in accordance with its terms.

“Environmental Laws” means all Legal Requirements relating to or addressing the environment, health or safety, which shall include the use, handling, treatment, storage or disposal of any Contaminant, or workplace or worker safety and health.

“Environmental Lien” means any lien in favor of any Governmental Authority for any (a) Liability under any Environmental Laws, or (b) damages arising from, or costs incurred by, such Governmental Authority in response to a Release or threatened Release of a Contaminant into the environment.

“Environmental Liabilities and Costs” means any and all Liabilities, regardless of when made or asserted or imposed or asserted to be imposed by operation of Law, for all environmental, ecological, health, or safety Liabilities or personal injury, property damage or natural resource damage, claims pertaining to any Business or any Company relating to or arising from time periods or events occurring on or prior to the Closing Date, including (i) any uses of or occurrences on the Real Property (or any real property previously owned, operated or leased by any Business or any Company) whether or not such uses and occurrences were in compliance with then applicable Environmental Laws, (ii) the presence of any Contaminant or any Release or the threat of Release of any Contaminant on, at or from the Real Property (or any real property previously owned, operated or leased by any Business or Company), (iii) the storage, handling, treatment or disposal of any Contaminant transported from the Real Property (or any real property previously owned, operated or leased by any Business or Company) whether or not such transportation, storage, handling, treatment or disposal was in compliance with then applicable Environmental Laws, (iv) human exposure to any Contaminant, (v) non-compliance with any Environmental Laws or permits required under Environmental Laws, (vi) any Remedial Action, and (vii) any reasonable fees and expenses of any environmental engineers and attorneys incurred by Parent in connection with any Environmental Liabilities and Costs or the investigation thereof.

“Environmental Report” means any report, study, assessment, audit, or other similar document that addresses any issue of actual or potential noncompliance with, actual or potential liability under or cost arising out of, or actual or potential impact on business in connection with, any Environmental Law or any proposed or anticipated change in or addition to Environmental Law, or regarding any Contaminant, that may affect ECSD, any Member or any Company, including any Person for which any Company may be liable.

“Equity Security” of any Person means any (i) capital stock, membership or partnership interest or other ownership interest of or in such Person, (ii) securities directly or indirectly convertible into or exchangeable for any for the foregoing; (iii) options, warrants or other rights directly or indirectly to purchase or subscribe for any of the foregoing or securities convertible into or exchangeable for any of the foregoing; or (iv) contracts, commitments, agreements, understandings, arrangements, calls or claims of any kind relating to the issuance of any of the foregoing or giving any Person the right to participate in or receive any payment based on the profits or performance of such Person (including any equity appreciation, phantom equity or similar plan or right).

“ERISA” means the federal Employee Retirement Income Security Act of 1974.

“Exchange Act” means the Securities Exchange Act of 1934.

“Excluded Damages” means any incidental, consequential (including lost profits), punitive, special, indirect or exemplary damages, damages for diminution in value, or damages calculated on a multiple of earnings or similar basis.

“Facilities” means any buildings, plants, improvements or structures located on the Real Property.

“FTC” means the United States Federal Trade Commission.

“GAAP” means generally accepted accounting principles in the United States as in effect from time to time.

“Governmental Authority” means any United States federal, state or local or any foreign government, or political subdivision thereof, or any multinational organization or authority or any authority, agency or commission entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power, any court or tribunal (or any department, bureau or division thereof), or any arbitrator or arbitral body.

“Governmental Authorization” means any approval, consent, license, Permit, waiver, or other authorization issued, granted, given, or otherwise made available by or under the authority of any Governmental Authority or pursuant to any Legal Requirement.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, ruling, determination or award entered by or with any Governmental Authority in a judicial or administrative proceeding.

“Guarantee” means, with respect to any Person, (a) any guarantee of the payment or performance of, or any contingent obligation in respect of, any Debt or other Liability of any other Person; (b) any other arrangement whereby credit is extended to any obligor (other than such Person) on the basis of any promise or undertaking of such Person (i) to pay the Debt or other Liability of such obligor, (ii) to purchase any obligation owed by such obligor, (iii) to purchase or lease assets under circumstances that are designed to enable such obligor to discharge one or more of its obligations or (iv) to maintain the capital, working capital, solvency or general financial condition of such obligor; and (c) any liability as a general partner of a partnership or as a venturer in a joint venture in respect of Debt or other obligations of such partnership or venture.

“HSR Act” means the Hart-Scott-Rodino Premerger Notification Act, 15 U.S.C. 18a.

“Indemnified Person” means, with respect to any Indemnity Claim, the Person asserting such claim under Section 9.1 or 9.2, as the case may be.

“Indemnifying Person” means, with respect to any Indemnity Claims, (i) ECS and Members under Section 9.1, or (ii) Parent under 9.2, respectively, against whom such claim is asserted.

“Indemnity Claim” means a claim for indemnity under Section 9.1 or 9.2.

“Intellectual Property” means the entire right, title and interest in and to all proprietary rights of every kind and nature anywhere, including all rights and interests pertaining to or deriving from:

(a) patents, copyrights, mask work rights, Technology, know-how, processes, Trade Secrets, algorithms, inventions, works, proprietary data, databases, formulae, research and development data and Software;

(b) trademarks, trade names, service marks, service names, brands, trade dress and logos, and the goodwill and activities associated therewith;

(c) domain names, rights of privacy and publicity, moral rights, and proprietary rights of any kind or nature, however denominated, throughout the world in all media now known or hereafter created;

(d) any and all registrations, applications, recordings, licenses, common-law rights and Contractual Obligations relating to any of the foregoing; and

(e) all Actions and rights to sue at law or in equity for any past, present or future infringement or other impairment of any of the foregoing, including the right to receive all proceeds and damages therefrom, and all rights to obtain renewals, continuations, divisions or other extensions of legal protections pertaining thereto.

“Inventory” means all inventory related to the Businesses, wherever located, including all finished goods whether held at any location or facility of any Company or in transit to any Company.

“Investment” means (a) any direct or indirect ownership, purchase or other acquisition by a Person of any notes, obligations, instruments, Equity Securities (including joint venture interests) of any other Person; and (b) any capital contribution or similar obligation by a Person to any other Person.

“Knowledge Qualifier” means any reference or qualification to ECS’s Knowledge, Knowledge of ECS, or any similar phrase regarding the knowledge, belief or understanding of ECS.

“Law” means any United States federal, national, foreign, supranational, state, provincial, local or similar statute, law, standard, resolution, promulgation, ordinance, regulation, rule, code, order, requirement or rule of law (including common law), or any similar provision having the force or effect of law.

“Legal Requirement” means any Law, Governmental Order or Permit.

“Liability” means, with respect to any Person, any liability or obligation of such Person, of any kind, character or description, whether known or unknown, whether asserted or unasserted, whether executory, determined, determinable or otherwise, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, whether disputed or undisputed, whether disclosed or undisclosed, whether incurred or consequential, whether secured or unsecured, joint or several, vested or unvested, whether due or to become due, whether choate or inchoate and whether or not required under GAAP to be accrued on the financial statements of such Person and regardless of whether such debt, duty or liability is immediately due and payable, and including all costs and expenses related thereto.

“Licensed Software” means all Software that is owned by any third party and that is licensed to and used by any Company in the conduct of its respective Businesses.

“Losses” means any loss, liability, claim, damage, expense (including costs of defense and reasonable attorneys’ fees under circumstances a party is entitled to incur such costs and fees pursuant to this Agreement); provided, however, the term Losses shall be limited to actual damages and shall exclude Excluded Damages, except (i) with respect to any breach of the representations and warranties set forth in Section 2.6 (Financial Statements) as to which Losses shall include damages for a diminution of value, indirect damages and other special damages, and (ii) in the case of fraud or intentional misrepresentation in which event Losses shall include all actual damages and all Excluded Damages.

“Material Adverse Effect” means any change in, development, event, occurrence or effect on, the Businesses, operations, Assets, prospects, condition (financial or otherwise) or results of operations of the Companies which, whether viewed on a short-term or a long-term basis, when considered either individually or in the aggregate together with all other adverse changes or effects with respect to which such phrase is used in this Agreement, (a) is, or would reasonably be expected to be, materially adverse to the Businesses, operations, Assets, prospects, condition (financial or otherwise) or results of operations of the Companies, or (b) prevents or materially delays ECS’s or any Member’s ability to perform its obligations hereunder.

“Members of the Immediate Family” means, with respect to any individual, (a) such Person’s spouse, (b) each parent, brother, sister or child of such Person or such Person’s spouse, (c) the spouse of any Person described in clause (b) above, (d) each child of any Person described in clauses (a), (b) or (c) above, (e) each trust, to the extent controlled by such individual, created solely for the benefit of such individual or one or more of the Persons described in clauses (a) through (d) above and (f) each custodian or guardian of any property of such individual or one or more of the Persons described in clauses (a) through (e) above in his capacity as such custodian or guardian, and (g) the personal representative, executor or administrator of the estate of such individual or one or more of the Persons described in clauses (a) through (e) above in his capacity as such personal representative, executor or administrator.

“Net Working Capital” means as of any particular date (a) the value of all of the Companies’ current assets, including cash and cash equivalents and retainage (but only to the extent a current asset as determined in accordance with GAAP), but excluding any Receivables not collected on or prior to the 90th day following the Closing Date and any inter-Company Receivables, less (b) the amount of all of the Companies’ current Liabilities (x) excluding any inter-Company Liabilities and (y) including accrued net current Liabilities not yet due, all as determined in accordance with GAAP.

“New Operating Agreement” means the Fifth Amended and Restated Operating Agreement of ECS, dated as of the date hereof.

“NPL” means the list of national priorities among the known Releases or threatened Releases of Contaminants throughout the United States and its territories.

“Ordinary Course of Business” means an action taken by any Person in the ordinary course of such Person’s business which is consistent with the past customs and practices of such Person (including past practice with respect to quality, quantity, amount, magnitude and frequency, standard employment and payroll policies and past practice with respect to management of working capital) which is taken in the ordinary course of the normal day-to-day operations of such Person and does not require the consent of the shareholders, board of directors, members or managers of such Person.

“Organizational Documents” means, with respect to any Person (other than an individual), (a) the certificate or articles of incorporation, formation or organization, and any joint venture, limited liability company, operating or partnership agreement and other similar documents entered into or adopted at any time or filed in connection with the creation, formation or organization of such Person and (b) all by-laws, shareholders’ agreements, voting agreements, rights of first refusal and similar documents, instruments or agreements relating to the organization or governance of such Person, in each case, as amended or supplemented.

“Owned Software” means all Software used by each Company in the conduct of its respective Businesses that is owned or purported to be owned by such Company.

“Parent Shares” means shares of common stock, $.10 par value per share of Parent.

“Per Unit Merger Consideration” means the Per Unit Closing Date Merger Consideration plus the Per Unit Earn-Out Merger Consideration.

“Permits” means, with respect to any Person, any license, franchise, permit, consent, approval, right, privilege, certificate or other similar authorization issued by, or otherwise granted by, any Governmental Authority or any other Person to which or by which such Person is subject or bound or to which or by which any property, business, operation or right of such Person is subject or bound.

“Permitted Encumbrance” means (a) statutory liens for current Taxes, special assessments or other governmental charges not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings and for which appropriate reserves have been established in books and records in accordance with GAAP, (b) mechanics’, materialmen’s, carriers’, workers’, repairers’ and similar statutory liens arising or incurred in the Ordinary Course of Business which liens are not material in amount and do not interfere with any current or anticipated operation of any Business, (c) zoning, entitlement, building and other land use regulations imposed by governmental agencies having jurisdiction over any Real Property which are not violated by the current or contemplated use and operation of the Real Property, (d) restrictions on the transfer of securities arising under federal and state securities laws and (e) and with respect to any Real Property or any Facility, any patent reservations, covenants, conditions, restrictions, servitudes, liens, reservations, easements, declarations, or other matters of record or to which reference is made in the public records that do not interfere with the use of the Real Property or the Facility for the conduct of the Businesses by the Companies.

“Person” means any individual or corporation, association, partnership, limited liability company, joint venture, joint stock or other company, business trust, trust, organization, Governmental Authority or other entity of any kind.

“PP&E” means property, plant and equipment, including trucks, trailers and other construction equipment.

“Release” means the release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migrating into the indoor or outdoor environment of any Contaminant through, in, into or from the air, soil, surface water, groundwater or any property.

“Remedial Action” means actions required to (i) clean up, remove, treat or in any other way address Contaminants in the indoor or outdoor environment; (ii) prevent the Release or threat of Release or minimize the further Release or threat of Release of Contaminants; or (iii) investigate and determine if a remedial response is needed, design such a response and perform post-response investigation, monitoring, operation, maintenance and care.

“Representative” means, with respect to any Person, any director, officer, employee, agent, consultant, advisor, or other representative of such Person, including legal counsel, accountants, and financial advisors.

“Required Employees” means each of Brian Bratton, Casey Maslonka, Jon Maslonka, Brian Smaistrla, Justin Campbell, Bill Wright, Sid Strauss, Debbie Greenacre, and any other officer of the Companies designated by Parent.

“Software” means computer software or firmware in any form, including object code, source code, computer instructions, commands, programs, modules, routines, procedures, rules, libraries, macros, algorithms, tools, and scripts, and all documentation of or for any of the foregoing.

“Tangible Net Worth” means the Companies’ total Assets, minus total Liabilities, minus goodwill and other intangible assets. For the avoidance of doubt, Tangible Net Worth shall include the Assets set forth on Exhibit H.

“Tax” or “Taxes” means (1) any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Section 59A of the Code), custom duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not, and any amounts payable pursuant to the determination or settlement of an audit, and (2) liability of any Company for the payment of any amounts of the type described in clause (1) above as a result of any express or implied obligation to indemnify or otherwise assume or succeed to the liability of any other Person.

“Tax Return” means any return, declaration, report, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Technology” means all inventions, works, discoveries, innovations, know-how, information (including ideas, research and development, formulas, compositions, processes and techniques, data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, business and marketing plans and proposals, documentation and manuals), Software, computer hardware, integrated circuits and integrated circuit masks, electronic, electrical and mechanical equipment and all other forms of technology, including improvements, modifications, works in process, derivatives or changes, whether tangible or intangible, embodied in any form, whether or not protectable or protected by patent, copyright, mask work right, trade secret law or otherwise, and all documents and other materials recording any of the foregoing.

“Trade Secrets” means trade secrets, know how and confidential business information and any other information, however documented, that is a trade secret within the meaning of the applicable trade secret protection Laws, including the Uniform Trade Secrets Act.

“Treasury Regulations” means the regulations promulgated under the Code.

“Unit Equivalent Holder” means each of the Persons listed on Schedule 1.9.1(b), which shall include all holders (or, for clarity, after the Effective Time previous holders) of Unit Equivalents.

“Unit Equivalent Percentage” means, with respect to any Unit Equivalent Holder, the number of Unit Equivalents held by such Unit Equivalent Holder immediately prior to the Effective Time of the Merger as set forth on Schedule 1.9.1(b) divided by the total outstanding Unit Equivalents immediately prior to the Effective Time of the Merger as set forth on Schedule 1.9.1(b).

“Unit Equivalents” shall mean the number of outstanding Units (other than the Preferred Units) and the number of Units issuable upon exercise of the ECS Options.

“Unit Incentive Plan” means that certain Unit Incentive Plan of ECS dated January 2, 2008, as amended on the date hereof.

“Unpaid Preferred Dividend” has the meaning set forth in the New Operating Agreement.

12.2 Glossary of Other Defined Terms. The following sets forth the location of definitions of capitalized terms defined in the body of this Agreement:

Term	Location

“Acquisition Proposal”	Section 4.4.1
“Actual Closing Balance Sheet”	Section 1.11.4
“Actual Net Working Capital”	Section 1.11.1
“Actual PP&E”	Section 1.11.1
“Actual Tangible Net Worth”	Section 1.11.1
“Agreement”	Preamble
“Articles of Organization”	Section 1.5.1
“Articles of Merger”	Section 1.1
“Assets”	Section 2.9.1
“ASTM Phase I ESA Standard”	Section 4.9.1
“ASTM Phase II ESA Standard”	Section 4.9.2
“ATP”	Recitals
“Audited Financials”	Section 4.8
“Campbell”	Preamble
“Certificates”	Section 1.8.2
“Closing”	Section 1.3.1
“Closing Balance Sheet”	Section 1.11.1
“Closing Certificate”	Section 1.10.1
“Closing Date”	Section 1.3.1
“Commercial Software”	Section 2.14.1
“Common Units”	Recitals
“Company” and “Companies”	Recitals
“Company Agreements”	Section 2.3
“Company Employees”	Section 2.17(a)
“Company Indemnified Person”	Section 9.2
“Company Systems”	Section 2.14.8
“Competitive Business”	Section 5.2.1(a)
“Controlled Group”	Section 2.17(c)
“Customer Assets”	Section 2.16
“CPA Firm’s Position”	Section 1.11.3
“Data Room”	Section 1.3.2(a)(iv)
“Deductible”	Section 9.4.1
“Default Notice”	Section 1.9.2(h)
“Defaulting Member”	Section 1.9.2(h)
“De Minimis Claim”	Section 9.4.1
“Disclosed Contract”	Section 2.19.2
“Earn-Out Dispute Expenses”	Section 1.9.2(e)
“Earn-Out Objection”	Section 1.9.2(e)
“Earn-Out Payment”	Section 1.9.2(a)
“Earn-Out Period”	Section 1.9.2(b)(vii)

Term	Location

“Earn-Out Period Share Value”	Section 1.9.2(c)
“Earn-Out Review Period”	Section 1.9.2(e)
“EBITDA”	Section 1.9.2(b)(x)
“EBITDA Threshold”	Section 1.9.2(b)(viii)
“ECS”	Preamble
“ECS Audited Financials”	Section 2.6.1
“ECS Aviation”	Recitals
“ECS Aviation Financials”	Section 2.6.1
“ECS Award Agreements”	Section 2.2.5
“ECS Members”	Preamble
“ECS Member’s Objection”	Section 1.11.2
“EEG”	Recitals
“Effective Time”	Section 1.2
“Employee Plans”	Section 2.17(a)
“Entity Members”	Preamble
“Environmental Consultant”	Section 4.9.1
“Equipment”	Section 2.13
“Estimated Closing Balance Sheet”	Section 1.10.1
“Estimated Net Working Capital”	Section 1.10.1(a)
“Estimated PP&E”	Section 1.10.1(c)
“Estimated Tangible Net Worth”	Section 1.10.1(b)
“Excess Cash”	Section 1.10.4
“Excess De Minimis Claim”	Section 9.4.1
“Exchange Agent”	Section 1.12.1
“Existing Operations”	Section 1.9.2(b)(x)
“FCP Investments”	Preamble
“Final Closing Statement”	Section 1.11.1
“Financials”	Section 2.6.1
“First Earn-Out Period”	Section 1.9.2(b)(i)
“FBCA”	Recitals
“FLLCA”	Recitals
“FLSA”	Section 2.25.2
“Force Capital	Preamble
“Fifth Earn-Out Period”	Section 1.9.2(b)(v)
“Fourth Earn-Out Period”	Section 1.9.2(b)(iv)
“General Release”	Section 1.3.2(a)(v)
“Indemnified Taxpayer”	Section 10.2.1
“Indirect Members”	Preamble
“Interim Financials”	Section 2.6.1
“Jon”	Preamble
“Letter of Transmittal” and “Letters of Transmittal”	Section 1.12.2(a)
“Liability Cap”	Section 9.4.1
“Liability Policies”	Section 2.27
“Licenses”	Section 2.14.6
“Lockup Obligation”	Section 1.9.2(h)
“Materiality Qualifier”	Section 6.1
“Member Suretyship Obligation”	Section 5.6
“Member-Prepared Returns”	Section 10.3.2
“Members’ Representative’s Earn-Out Position”	Section 1.9.2(e)
“Members’ Representative’s Position”	Section 1.11.3
“Members’ Representative”	Section 11.2.1
“Members”	Preamble
“Membership Interest Purchase Agreement”	Recitals
“Merger”	Recitals
“Merger Consideration Dispute Expense”	Section 1.11.3
“Merger Option”	Recitals
“Merger Subsidiary”	Preamble
“Most Recent Audited Financials”	Section 2.7
“Most Recent Balance Sheet”	Section 2.6.1
“Most Recent Balance Sheet Date”	Section 2.6.1

Term	Location

“Most Recent ECS Aviation Balance Sheet”	Section 2.6.1
“Most Recent Financials”	Section 2.7
“Most Recent Financials Balance Sheet”	Section 2.7
“Most Recent Financials Balance Sheet Date”	Section 2.7
“Multiemployer Plan”	Section 2.17(a)
“Net EBITDA”	Section 1.9.2(b)(ix)
“Net Working Capital Excess”	Section 1.10.4
“Net Working Capital Target Amount”	Section 1.10.3(b)
“NRS”	Recitals
“Non-Competition Obligation”	Section 1.9.2(h)
“Non-Entity Members”	Preamble
“Objection Notice”	Section 1.9.2(h)
“Operating Agreement”	Section 1.5.2
“Option Agreement”	Recitals
“Option Consideration”	Section 1.9.1(b)
“Option Holders”	Section 1.9.1(b)
“Option Pre-Closing Period”	Section 4.2.3
“Option Value”	Section 1.15
“Outside Date”	Section 8.1.4
“Parent”	Preamble
“Parent Indemnified Person”	Section 9.1
“Parent’s Earn-Out Position”	Section 1.9.2(e)
“Parent Financial Statements”	Section 3.7
“Parent’s Position”	Section 1.11.3
“PBGC”	Section 2.17(e)
“PCBs”	Section 2.18.8
“Per Unit Closing Date Merger Consideration”	Section 1.9.1(a)
“Per Unit Earn-Out Merger Consideration”	Section 1.9.2(a)
“Phase I ESA(s)”	Section 4.9.1
“Phase II ESA(s)”	Section 4.9.2
“PP&E Excess”	Section 1.10.4
“PP&E Target Amount”	Section 1.10.3(a)
“Predecessor”	Section 2.1.2
“Pre-Closing Period”	Section 4.2.1
“Preferred Units”	Recitals
“Public Reports”	Section 3.6
“Purchase Price Adjustment”	Section 1.11.4(a)
“Real Property”	Section 2.12.1
“Real Property Leases”	Section 2.12.1
“Receivables”	Section 2.10
“SEC”	Section 2.15.4(d)
“Second Earn-Out Period”	Section 1.9.2(b)(ii)
“Sister Subsidiary”	Preamble
“Sixth Earn-Out Period”	Section 1.9.2(b)(vi)
“Straddle Period”	Section 10.3.2
“Straddle Return”	Section 10.3.2
“Strauss”	Preamble
“Subsequent Merger”	Recitals
“Subsidiary” and “Subsidiaries”	Recitals
“Surety Bonds”	Section 2.31.1
“Surviving Entity”	Section 1.1
“Tangible Net Worth Excess”	Section 1.10.4
“Tangible Net Worth Target Amount”	Section 1.10.3(c)
“T&D”	Recitals
“Territory”	Section 5.2.1
“Third Earn-Out Period”	Section 1.9.2(b)(iii)
“Third Party Claim”	Section 9.5.1
“Total Parent Shares”	Section 1.9.1(a)(i)
“Transfer Restrictions”	Section 5.5(a)
“Unaudited Monthly Financials”	Section 4.8

Term	Location

“Unaudited Quarterly Financials”	Section 4.8
“Underlying Leases”	Section 2.12.1
“Units”	Recitals
“WARN”	Section 2.25.2
“Work-In-Process”	Section 2.19.5

12.3 Rules of Construction. Except as otherwise explicitly specified to the contrary, (a) each reference to a Section, Exhibit or Schedule means a Section of, or Schedule or Exhibit to this Agreement, unless another agreement is specified, (b) the word “including” will be construed as “including without limitation,” (c) references to a particular statute or regulation include all rules and regulations thereunder and any predecessor or successor statute, rules or regulation, in each case as amended or otherwise modified from time to time, (d) words in the singular or plural form include the plural and singular form, respectively, (e) references to a particular Person include such Person’s successors and assigns to the extent not prohibited by this Agreement and (f) all pronouns and any variations thereof refer to the masculine, feminine or neuter singular or plural as the identity of the Person or Persons may require. The terms “hereof”, “herein”, “hereunder”, “hereto” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement and not to any particular provision of this Agreement. The word “or” shall not be exclusive. All references herein to “dollars” or “$” are to United States dollars. Any accounting term used in this Agreement shall have, unless otherwise specifically provided herein, the meaning customarily given such term in accordance with GAAP and all financial computations hereunder will be computed, unless otherwise specifically provided herein, in accordance with GAAP consistently applied. All references herein to any period of days shall mean the relevant number of calendar days unless otherwise specified. Whenever any action must be taken hereunder on or by a day that is not a Business Day, then such action may be validly taken on or by the next day that is a Business Day. All references herein to a “party” or “parties” are to a party or parties to this Agreement unless otherwise specified. The phrases “date of this Agreement,” “date hereof” and terms of similar impart, unless the context otherwise requires, shall be deemed to refer to the date set forth in the preamble of this Agreement.

[signature pages follow]

IN WITNESS WHEREOF, each of the undersigned has executed and delivered this Agreement, or caused this Agreement to be duly executed on its behalf by its officer thereunto duly authorized, as of the date first set forth above.

MASTEC, INC.

By:	/s/ Jose R. Mas
Name: Jose R. Mas
Title: CEO

ECS Acquisition Merger Subsidiary I, Inc.

By:	/s/ Jose R. Mas
Name:	Jose R. Mas
Title:

ECS Acquisition Merger Subsidiary II, LLC

By:	/s/ Jose R. Mas
Name:	Jose R. Mas
Title:

EC SOURCE SERVICES, LLC

By: Force Capital Partners, LLC

By:	/s/ Casey Maslonka
	Name:	Casey Maslonka
	Title:	Manager

FORCE CAPITAL PARTNERS, LLC

By:	/s/ Casey Maslonka
	Name:	Casey Maslonka
	Title:	Manager

FCP INVESTMENTS, LLC

By:	/s/ Casey Maslonka
	Name:	Casey Maslonka
	Title:	Manager

/s/ Jon Maslonka
Jon Maslonka

/s/ Justin Campbell
Justin Campbell

/s/ Martin Maslonka
Martin Maslonka

Signature page to Merger Agreement

By your signature below, you represent that you are not legally married as of the date first set forth above.

/s/ Casey Maslonka
Casey Maslonka

/s/ Sidney Straus
Sidney Strauss

Signature page to Merger Agreement

EXHIBIT G

InfraSource and Option Holder Indemnification

1. Any Loss related to any relationship between or among any member, director, consultant or employee of any Company or any of their respective Affiliates with InfraSource Transmission Services Co., an Arizona corporation (“InfraSource Co.”), InfraSource Transmission Services, Inc., a Delaware corporation (“InfraSource Inc.”) or any of Infra Source Co.’s or Infra Source Inc.’s respective Affiliates, including pursuant to or in connection with any of the following:

(a) Noncompetition Agreement, dated January 27, 2004, between Jon and Infrasource , Inc., as amended by Amendment No.1 to Noncompetition Agreement, dated January 6, 2006, and the Amended and Restated Non-Competition and Management Agreement, effective February 23, 2007, between Jon, InfraSource Co. and InfraSource, Inc.

(b) Employment Agreement, dated July 22, 2002, between Strauss and InfraSource Co., as amended by the Amended and Restated Employment and Management Agreement, effective February 23, 2007, between Strauss, InfraSource Co. and InfraSource, Inc.

(c) Noncompetition Agreement, dated January 27, 2004, between Campbell and InfraSource Inc., as amended by Amendment No.1 to Noncompetition Agreement, dated January 2006.

(d) Noncompetition Agreement, dated January 27, 2004, between Martin Maslonka and InfraSource, Inc., as amended by Amendment No. 1 to Noncompetition Agreement, dated January 6, 2006.

2. Any Loss related to any present Option Holder as of the day hereof or future Option Holder (other than the payment of the Option Consideration to such Option Holder at the Effective Time if the Merger occurs) or any former Option Holder (including, Elizabeth Higgins and Jason Combs).

EXHIBIT H

Software Booked as PP&E

1.	Primavera P6 Enterprise Project Portfolio Management V6.2.1

2.	Primavera Contract Manager 12.1

3.	All other Software acquired by any of the Companies from third parties in the ordinary course of business and booked as PP&E